Exhibit 2.1

CONFIDENTIAL

AGREEMENT AND PLAN OF MERGER

by and among

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. III,

ASCLEPIUS MERGER SUB INC.,

and

CLOVER HEALTH INVESTMENTS, CORP.

dated as of October 5, 2020

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

		Page

Section 11.14.	Jurisdiction; Waiver of Jury Trial	105
Section 11.15.	Enforcement	105
Section 11.16.	Non-Recourse	106
Section 11.17.	Non-Survival of Representations, Warranties and Covenants	106
Section 11.18.	Legal Representation	106

Exhibits

Exhibit A	Form of Certificate of Incorporation of Acquiror upon Domestication
Exhibit B	Form of Bylaws of Acquiror upon Domestication
Exhibit C	Form of Registration Rights Agreement
Exhibit D	Form of Employment Agreement
Exhibit E	Form of Incentive Equity Plan
Exhibit F	Form of Employee Stock Purchase Plan
Exhibit G	Form of Management Incentive Plan

-v-

AGREEMENT AND PLAN OF MERGER

This Agreement and Plan of Merger, dated as of October 5, 2020 (this “Agreement”), is made and entered into by and among Social Capital Hedosophia Holdings Corp. III, a Cayman Islands exempted company limited by shares (which shall migrate to and domesticate as a Delaware corporation prior to the First Effective Time (as defined below)) (“Acquiror”), Asclepius Merger Sub Inc., a Delaware corporation and a direct wholly owned subsidiary of Acquiror (“Merger Sub”), and Clover Health Investments, Corp., a Delaware corporation (the “Company”).

RECITALS

WHEREAS, Acquiror is a blank check company incorporated as a Cayman Islands exempted company and incorporated for the purpose of effecting a merger, share exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, prior to the First Effective Time (as defined below) and subject to the conditions of this Agreement, Acquiror shall migrate to and domesticate as a Delaware corporation in accordance with Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”) and the Cayman Islands Companies Law (2020 Revision) (the “Domestication”);

WHEREAS, concurrently with the Domestication, Acquiror shall file a certificate of incorporation with the Secretary of State of Delaware and adopt bylaws (in substantially the forms attached as Exhibits A and B hereto);

WHEREAS, in connection with the Domestication, (a) each then issued and outstanding share of Acquiror Class A Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Class A common stock, par value $0.0001 per share, of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Class A Common Stock”); (b) each then issued and outstanding share of Acquiror Class B Common Stock (as defined below) shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (c) each then issued and outstanding warrant of Acquiror shall convert automatically into a warrant to acquire one share of Domesticated Acquiror Class A Common Stock (“Domesticated Acquiror Warrant”), pursuant to the Warrant Agreement (as defined below); and (d) each then issued and outstanding unit of Acquiror (the “Cayman Acquiror Units”) shall convert automatically into a unit of Acquiror (after its domestication as a corporation incorporated in the State of Delaware) (the “Domesticated Acquiror Units”), with each Domesticated Acquiror Unit representing one share of Domesticated Acquiror Class A Common Stock and one-third of one Domesticated Acquiror Warrant;

WHEREAS, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, (a) Merger Sub will merge with and into the Company, the separate corporate existence of Merger Sub will cease and the Company will be the surviving corporation and a wholly owned subsidiary of Acquiror (the “First Merger”); (b) the surviving corporation of the First Merger will merge with and into Acquiror (the “Second Merger” and together with the First Merger, the “Mergers”), and (c) Acquiror will change its name to “Clover Health Investments, Corp.”;

WHEREAS, upon the First Effective Time (as defined below), all shares of the Company Capital Stock (as defined below) will be converted into the right to receive the Aggregate Merger Consideration as set forth in this Agreement;

WHEREAS, prior to the Closing Date (as defined below), the Company shall amend (or amend and restate) its Governing Documents (as defined below) to authorize the Company Class Z Common Stock (as defined below), which will be issued to the Excluded Holders in connection with the Pre-Closing Restructuring (as defined below) (the “Charter Amendment”);

WHEREAS, each of the parties hereto intends that, for United States federal income tax purposes, the Mergers, taken together, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 and qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations, to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code, and this Agreement is intended to constitute a “plan of reorganization” within the meaning of Section 368 of the Code and the Treasury Regulations;

WHEREAS, the Board of Directors of the Company has (a) determined that it is advisable for the Company to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Company’s stockholders;

WHEREAS, as a condition and inducement to Acquiror’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Requisite Company Stockholders have each executed and delivered to Acquiror a Company Holders Support Agreement (as defined below) pursuant to which the Requisite Company Stockholders have agreed to, among other things, provide their written consent to (a) adopt and approve, upon the effectiveness of the Registration Statement, this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby, and (b) adopt and approve, in accordance with the terms and subject to the conditions of the Company’s Governing Documents, the Pre-Closing Restructuring Plan (as defined below) and effect the Pre-Closing Restructuring (as defined below);

WHEREAS, each of the Boards of Directors of Acquiror and Merger Sub has (a) determined that it is advisable for Acquiror and Merger Sub, as applicable, to enter into this Agreement and the documents contemplated hereby, (b) approved the execution and delivery of this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby, and (c) recommended the adoption and approval of this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby by the Acquiror Shareholders and sole shareholder of Merger Sub, as applicable;

WHEREAS, Acquiror, as sole shareholder of Merger Sub has approved and adopted this Agreement and the documents contemplated hereby and the transactions contemplated hereby and thereby;

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WHEREAS, in furtherance of the Mergers and in accordance with the terms hereof, Acquiror shall provide an opportunity to its shareholders to have their outstanding shares of Acquiror Common Stock redeemed on the terms and subject to the conditions set forth in this Agreement and Acquiror’s Governing Documents (as defined below) in connection with obtaining the Acquiror Shareholder Approval (as defined below);

WHEREAS, as a condition and inducement to the Company’s willingness to enter into this Agreement, simultaneously with the execution and delivery of this Agreement, the Sponsor has executed and delivered to the Company the Sponsor Support Agreement (as defined below) pursuant to which the Sponsor has agreed to, among other things, vote to adopt and approve this Agreement and the other documents contemplated hereby and the transactions contemplated hereby and thereby;

WHEREAS, on or prior to the date hereof, Acquiror entered into the Subscription Agreements (as defined below) with the PIPE Investors (as defined below) pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors agreed to purchase from Acquiror shares of Domesticated Acquiror Class A Common Stock for an aggregate purchase price equal to at least the Minimum PIPE Investment Amount (as defined below), such purchases to be consummated substantially concurrently with the Closing (as defined below);

WHEREAS, at the Closing, the Surviving Corporation, the Sponsor, the Major Company Stockholders (as defined below), the Excluded Holders (as defined below) and their respective Affiliates, as applicable, and the other parties thereto, shall enter into an Amended and Restated Registration Rights Agreement (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit C, which shall be effective as of the Closing; and

WHEREAS, as an inducement of Acquiror to enter into this Agreement and concurrent with the execution and delivery of this Agreement, the employees of the Company who are listed in Section 6.1(h) of the Company Disclosure Letter will enter into an employment agreement in substantially the form attached hereto as Exhibit D with Acquiror and on the terms set forth in Exhibit D, each to be effective as of the Closing.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, Acquiror, Merger Sub and the Company agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1. Definitions. As used herein, the following terms shall have the following meanings:

“2020 Audited Financial Statements” has the meaning specified in Section 6.3(b).

“Acquiror” has the meaning specified in the Preamble hereto.

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“Acquiror Class A Common Stock” means (a) prior to the Domestication, Class A ordinary shares, par value $0.0001 per share, of Acquiror, and (b) from and following the Domestication, shares of Domesticated Acquiror Class A Common Stock.

“Acquiror Class B Common Stock” means (a) prior to the Domestication, Class B ordinary shares, par value $0.0001 per share, of Acquiror, and (b) from and following the Domestication, shares of Domesticated Acquiror Class B Common Stock.

“Acquiror Common Share” means a share of Acquiror Common Stock.

“Acquiror Common Stock” means Acquiror Class A Common Stock and Acquiror Class B Common Stock.

“Acquiror Common Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) that was included in the units sold as part of Acquiror’s initial public offering.

“Acquiror Cure Period” has the meaning specified in Section 10.1(g).

“Acquiror Disclosure Letter” has the meaning specified in the introduction to Article V.

“Acquiror Financial Statements” has the meaning specified in Section 5.6(d).

“Acquiror Option” has the meaning specified in Section 3.3(a).

“Acquiror Private Placement Warrant” means a warrant to purchase one (1) share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) issued to the Sponsor.

“Acquiror SEC Filings” has the meaning specified in Section 5.5.

“Acquiror Securities” has the meaning specified in Section 5.12(a).

“Acquiror Share Redemption” means the election of an eligible (as determined in accordance with Acquiror’s Governing Documents) holder of Acquiror Class A Common Stock to redeem all or a portion of the shares of Acquiror Class A Common Stock held by such holder at a per-share price, payable in cash, equal to a pro rata share of the aggregate amount on deposit in the Trust Account (including any interest earned on the funds held in the Trust Account) (as determined in accordance with Acquiror’s Governing Documents) in connection with the Transaction Proposals.

“Acquiror Share Redemption Amount” means the aggregate amount payable with respect to all Acquiror Share Redemptions.

“Acquiror Shareholder Approval” means the approval of (a) those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose and (b) those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J), and (K) of Section 8.2(b)(ii), in each case, by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents), in each case, at an Acquiror Shareholders’ Meeting duly called by the Board of Directors of Acquiror and held for such purpose.

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“Acquiror Shareholders” means the shareholders of Acquiror as of immediately prior to the Second Effective Time.

“Acquiror Shareholders’ Meeting” has the meaning specified in Section 8.2(b).

“Acquiror Warrants” means the Acquiror Common Warrants and the Acquiror Private Placement Warrants.

“Acquisition Proposal” means, as to any Person, other than the transactions contemplated hereby and other than the acquisition or disposition of equipment or other tangible personal property in the ordinary course of business, any offer or proposal relating to: (a) any acquisition or purchase, direct or indirect, of (i) 15% or more of the consolidated assets of such Person and its Subsidiaries or (ii) 15% or more of any class of equity or voting securities of (x) such Person or (y) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; (b) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in any Person beneficially owning 15% or more of any class of equity or voting securities of (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries; or (c) a merger, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving (i) such Person or (ii) one or more Subsidiaries of such Person holding assets constituting, individually or in the aggregate, 15% or more of the consolidated assets of such Person and its Subsidiaries.

“Action” means any claim, action, suit, audit, examination, assessment, arbitration, mediation or inquiry, or any proceeding, or investigation, subpoena or request for information, by or before any Governmental Authority.

“Actual Cash/Stock Ratio” means the quotient (expressed as a percentage) equal to (1) the Available Cash Consideration Amount, divided by (2) the sum of (x) the Available Cash Consideration Amount, plus (y) an amount equal to the Available Stock Consideration Amount, multiplied by $10.00.

“Adjusted Restricted Stock Award” has the meaning specified in Section 3.3(b).

“Adjusted Restricted Stock Unit Award” has the meaning specified in Section 3.3(c).

“Affiliate” means, with respect to any specified Person, any Person that, directly or indirectly, controls, is controlled by, or is under common control with, such specified Person, whether through one or more intermediaries or otherwise. The term “control” (including the terms “controlling”, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by Contract or otherwise.

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“Affiliate Agreements” has the meaning specified in Section 4.12(a)(viii).

“Aggregate Fully Diluted Company Common Shares” means, without duplication, (a) the aggregate number of shares of Company Common Stock that are (i) issued and outstanding immediately prior to the First Effective Time or (ii) issuable upon, or subject to, the settlement of Options (whether or not then vested or exercisable), Restricted Stock Awards and Restricted Stock Unit Awards, in each case, that are issued and outstanding immediately prior to the First Effective Time, minus (b) the Treasury Shares outstanding immediately prior to the First Effective Time, minus (c) a number of shares equal to the Aggregate Option Exercise Price divided by the Per Share Merger Consideration; provided, that any Option with an exercise price equal to or greater than the Per Share Merger Consideration shall not be counted for purposes of determining the number of Aggregate Fully Diluted Company Common Shares.

“Aggregate Merger Consideration” means, together, the Cash Consideration and the Stock Consideration.

“Aggregate Option Exercise Price” means the sum of the aggregate cash exercise prices of all Options outstanding, unexercised and in the money as of immediately prior to the First Effective Time.

“Agreement” has the meaning specified in the Preamble hereto.

“Agreement End Date” has the meaning specified in Section 10.1(e).

“Ancillary Agreements” has the meaning specified in Section 11.10.

“Anti-Bribery Laws” means the anti-bribery provisions of the Foreign Corrupt Practices Act of 1977, as amended, and all other applicable anti-corruption and bribery Laws (including the U.K. Bribery Act 2010, and any rules or regulations promulgated thereunder or other Laws of other countries implementing the OECD Convention on Combating Bribery of Foreign Officials).

“Antitrust Authorities” means the Antitrust Division of the United States Department of Justice, the United States Federal Trade Commission or the antitrust or competition Law authorities of any other jurisdiction (whether United States, foreign or multinational).

“Antitrust Information or Document Request” means any request or demand for the production, delivery or disclosure of documents or other evidence, or any request or demand for the production of witnesses for interviews or depositions or other oral or written testimony, by any Antitrust Authorities relating to the transactions contemplated hereby or by any third party challenging the transactions contemplated hereby, including any so called “second request” for additional information or documentary material or any civil investigative demand made or issued by any Antitrust Authority or any subpoena, interrogatory or deposition.

“Audited Financial Statements” has the meaning specified in Section 4.8(a)(i).

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“Available Acquiror Cash” has the meaning specified in Section 7.2(a).

“Available Cash Consideration Amount” means an amount (but not below zero) equal to: (1) $500,000,000, minus (2) the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror or its Affiliates).

“Available Stock Consideration Amount” means a number of shares of Acquiror Class B Common Stock equal to (1) the Maximum Implied Stock Consideration, minus (2) the aggregate amount of Acquiror Class B Common Stock to be paid in respect of Company Class Z Common Stock pursuant to Section 3.1(c), minus (3) the aggregate amount of Acquiror Class B Common Stock that would be issuable upon the net exercise or conversion, as applicable, of all Acquiror Options and Adjusted Restricted Stock Awards immediately after the First Effective Time, minus (4) the quotient obtained by dividing (x) the Available Cash Consideration Amount, by (y) $10.00.

“Base Purchase Price” means $3,500,000,000.00.

“Business Combination” has the meaning set forth in Article 1.1 of Acquiror’s Governing Documents as in effect on the date hereof.

“Business Combination Proposal” means any offer, inquiry, proposal or indication of interest (whether written or oral, binding or non-binding, and other than an offer, inquiry, proposal or indication of interest with respect to the transactions contemplated hereby), relating to a Business Combination.

“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks in New York, New York or Governmental Authorities in the Cayman Islands (for so long as Acquiror remains domiciled in Cayman Islands) are authorized or required by Law to close.

“Cash Consideration” means the aggregate cash consideration payable with respect to shares of Company Existing Common Stock pursuant to Section 3.1 (as adjusted pursuant to Section 3.1(b)).

“Cash Electing Shares” has the meaning specified in Section 3.1(a)(ii).

“Cash Election” has the meaning specified in Section 3.1(a)(ii).

“Cash Election Amount” means (1) the product of (x) the aggregate number of Cash Electing Shares multiplied by (y) the Cash Election Consideration (before giving effect to any adjustment pursuant to Section 3.1(b)), plus (2) the aggregate amount of cash consideration elected by all holders of Mixed Consideration Shares (before giving effect to any adjustment pursuant to Section 3.1(b)).

“Cash Election Consideration” has the meaning specified in Section 3.1(a)(ii).

“Cash Election Cutback Amount” has the meaning specified in Section 3.1(b)(i)(A).

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“Cayman Acquiror Unit” has the meaning specified in the Recitals hereto.

“Cayman Registrar” means the Cayman Registrar under the Companies Law (2018 Revision).

“Certificates of Merger” has the meaning specified in Section 2.1(c).

“Charter Amendment” has the meaning specified in the Recitals hereto.

“Closing” has the meaning specified in Section 2.3(a).

“Closing Date” has the meaning specified in Section 2.3(a).

“CMS” means the Centers for Medicare and Medicaid Services.

“Code” has the meaning specified in the Recitals hereto.

“Company” has the meaning specified in the Preamble hereto.

“Company Award” means an Option, a Restricted Stock Award or a Restricted Stock Unit Award.

“Company Benefit Plan” has the meaning specified in Section 4.13(a).

“Company Capital Stock” means the shares of the Company Common Stock and the Company Preferred Stock.

“Company Class Z Common Stock” means the shares of Class Z common stock, par value $0.0001 per share, of the Company.

“Company Common Shares” means shares of Company Common Stock.

“Company Common Stock” means, (a) prior to the Charter Amendment, Company Existing Common Stock, and (b) from and following the Charter Amendment, the shares of Company Existing Common Stock and Company Class Z Common Stock.

“Company Convertible Securities” means each of the agreements between the Company and certain counterparties listed on Section 4.6(c) of the Company Disclosure Letter.

“Company Convertible Securities Conversion” has the meaning specified in Section 6.5(c).

“Company Cure Period” has the meaning specified in Section 10.1(e).

“Company Disclosure Letter” has the meaning specified in the introduction to Article IV.

“Company Existing Common Stock” means the shares of common stock, par value $0.0001 per share, of the Company.

8

“Company Fundamental Representations” means the representations and warranties made pursuant to the first and second sentences of Section 4.1 (Company Organization), the first and second sentences of Section 4.2 (Subsidiaries), Section 4.3 (Due Authorization), Section 4.6 (Capitalization of the Company), Section 4.7 (Capitalization of Subsidiaries) and Section 4.16 (Brokers’ Fees).

“Company Holders Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Requisite Company Stockholders, Acquiror and the Company, as amended or modified from time to time.

“Company Incentive Plan” means the Company’s Amended and Restated 2014 Equity Incentive Plan, as amended from time to time.

“Company Indemnified Parties” has the meaning specified in Section 7.9(a).

“Company Insurance Subsidiary” means each Subsidiary of the Company that conducts an insurance business or is authorized as a health maintenance organization or other managed care organization. For the avoidance of doubt, the “Company Insurance Subsidiaries” include Clover Insurance Company and Clover HMO of New Jersey, Inc.

“Company Material Adverse Effect” means any event, state of facts, development, circumstance, occurrence or effect (collectively, “Events”) that (a) has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the business, assets, results of operations or financial condition of the Company and its Subsidiaries, taken as a whole or (b) does or would reasonably be expected to, individually or in the aggregate, prevent the ability of the Company to consummate the Mergers; provided, however, that in no event would any of the following, alone or in combination, be deemed to constitute, or be taken into account in determining whether there has been or will be, a “Company Material Adverse Effect”: (i) any change in applicable Laws or GAAP or any interpretation thereof following the date of this Agreement, (ii) any change in interest rates or economic, political, business or financial market conditions generally, (iii) the taking of any action required by this Agreement, (iv) any natural disaster (including hurricanes, storms, tornados, flooding, earthquakes, volcanic eruptions or similar occurrences), pandemic (including COVID-19) or change in climate, (v) any acts of terrorism or war, the outbreak or escalation of hostilities, geopolitical conditions, local, national or international political conditions, (vi) any failure of the Company to meet any projections or forecasts (provided that this clause (vi) shall not prevent a determination that any Event not otherwise excluded from this definition of Company Material Adverse Effect underlying such failure to meet projections or forecasts has resulted in a Company Material Adverse Effect), (vii) any Events generally applicable to the industries or markets in which the Company and its Subsidiaries operate (including increases in the cost of products, supplies, materials or other goods purchased from third party suppliers), (viii) the announcement of this Agreement and consummation of the transactions contemplated hereby, including any termination of, reduction in or similar adverse impact (but in each case only to the extent attributable to such announcement or consummation) on relationships, contractual or otherwise, with any landlords, customers, suppliers, distributors, partners or employees of the Company and its Subsidiaries (it being understood that this clause (viii) shall be disregarded for purposes of the representation and warranty set forth in Section 4.4 and the condition to Closing with respect thereto), (ix) any matter set forth on the Company Disclosure Letter, (x) any Events to the extent actually known by those individuals set forth on Section 1.3 of the Acquiror Disclosure Letter on or prior to the date hereof, or (xi) any action taken by, or at the request of, Acquiror or Merger Sub; provided, further, that any Event referred to in clauses (i), (ii), (iv), (v) or (vii) above may be taken into account in determining if a Company Material Adverse Effect has occurred to the extent it has a disproportionate and adverse effect on the business, assets, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations (which shall include the healthcare industry generally), but only to the extent of the incremental disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to similarly situated companies in the industry in which the Company and its Subsidiaries conduct their respective operations.

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“Company PPP Loan Indebtedness” has the meaning specified in Section 4.9.

“Company Preferred Stock” means the shares of the Series A-1 Preferred Stock, the Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock.

“Company Record Date” has the meaning specified in Section 3.2(d)(ii).

“Company Registered Intellectual Property” has the meaning specified in Section 4.21(a).

“Company Stockholder Approvals” means the approval of this Agreement and the transactions contemplated hereby, including the Mergers, and the Pre-Closing Restructuring Plan and the transactions contemplated thereby (including the Preferred Stock Conversion, the Company Convertible Securities Conversion, the Founder Share Exchange, the Company Warrant Conversion and the Charter Amendment) and the making of any filings, notices or information statements in connection with the foregoing, by (a) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Capital Stock voting as a single class and on an as-converted basis, (b) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Company Preferred Stock, voting as a single class and on an as-converted basis, (c) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Series A Preferred Stock, voting as a single class, (d) the affirmative vote or written consent of the holders of at least a majority of the voting power of the outstanding Series B Preferred Stock, voting as a single class, (e) the affirmative vote or written consent of the holders of more than sixty-five (65%) of the voting power of the outstanding Series C Preferred Stock, voting as a single class, (f) the affirmative vote or written consent of the holders of more than fifty percent (50%) of the voting power of the outstanding Series D Preferred Stock, voting as a single class, in each of case (a)-(f), in accordance with the terms and subject to the conditions of the Company’s Governing Documents and applicable Law.

“Company Warrant” means those warrants as set forth on Section 1.1 of the Company Disclosure Letter.

“Company Warrant Conversion” has the meaning specified in Section 6.5(d).

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“Confidentiality Agreement” has the meaning specified in Section 11.10.

“Continuing Employees” has the meaning specified in Section 7.1(a).

“Contracts” means any legally binding contracts, agreements, subcontracts, leases, and purchase orders.

“Copyleft License” means any license that requires, as a condition of use, modification and/or distribution of software subject to such license, that such software subject to such license, or other software incorporated into, derived from, or used or distributed with such software subject to such license (a) in the case of software, be made available or distributed in a form other than binary (e.g., source code form), (b) be licensed for the purpose of preparing derivative works, (c) be licensed under terms that allow the Company’s or any Subsidiary of the Company’s products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law) or (d) be redistributable at no license fee. Copyleft Licenses include the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License and all Creative Commons “sharealike” licenses.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions thereof.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, social distancing, shut down, closure, sequester or any other Law, Governmental Order, Action, directive, guidelines or recommendations by any Governmental Authority in connection with or in response to COVID-19, including, but not limited to, the Coronavirus Aid, Relief, and Economic Security Act (CARES).

“D&O Indemnified Parties” has the meaning specified in Section 7.9(a).

“DGCL” has the meaning specified in the Recitals hereto.

“Disclosure Letter” means, as applicable, the Company Disclosure Letter or the Acquiror Disclosure Letter.

“Dissenting Shares” has the meaning specified in Section 3.5.

“Dollars” or “$” means lawful money of the United States.

“Domesticated Acquiror Class A Common Stock” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Class B Common Stock” means the shares of the Class B common stock, par value $0.0001 per share, of Acquiror (after the Domestication), which will carry additional voting rights in the form of ten (10) votes per share.

“Domesticated Acquiror Unit” has the meaning specified in the Recitals hereto.

“Domesticated Acquiror Warrant” has the meaning specified in the Recitals hereto.

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“Domestication” has the meaning specified in the Recitals hereto.

“Election” has the meaning specified in Section 3.2(d)(i).

“Election Deadline” has the meaning specified in Section 3.2(d).

“Election Period” has the meaning specified in Section 3.2(d)(ii).

“Environmental Laws” means any and all applicable Laws relating to Hazardous Materials, pollution, or the protection or management of the environment or natural resources, or protection of human health (with respect to exposure to Hazardous Materials).

“ERISA” has the meaning specified in Section 4.13(a).

“ERISA Affiliate” means any Affiliate or business, whether or not incorporated, that together with the Company would be deemed to be a “single employer” within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“ESPP” has the meaning specified in Section 7.1(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agent” has the meaning specified in Section 3.2(a).

“Exchange Ratio” means the quotient obtained by dividing (a) the number of shares constituting the Maximum Implied Stock Consideration by (b) the number of Aggregate Fully Diluted Company Common Shares.

“Excluded Holders” means holders of Company Class Z Common Stock.

“Export Approvals” has the meaning specified in Section 4.26(a).

“Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“First Effective Time” has the meaning specified in Section 2.3(b).

“First Merger” has the meaning specified in the Recitals hereto.

“First Merger Certificate” has the meaning specified in Section 2.1(a).

“First-Step Constituent Corporations” has the meaning specified in Section 2.1(a).

“First-Step Surviving Corporation” has the meaning specified in Section 2.1(b).

“Form of Election” has the meaning specified in Section 3.2(d)(ii).

“Founder Share Exchange” has the meaning specified in Section 6.5(b).

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“GAAP” means generally accepted accounting principles in the United States as in effect from time to time.

“Governing Documents” means the legal document(s) by which any Person (other than an individual) establishes its legal existence or which govern its internal affairs. For example, the “Governing Documents” of a corporation are its certificate of incorporation and by-laws, the “Governing Documents” of a limited partnership are its limited partnership agreement and certificate of limited partnership, the “Governing Documents” of a limited liability company are its operating agreement and certificate of formation and the “Governing Documents” of an exempted company are its memorandum and articles of association.

“Government Sponsored Health Care Programs” means (a) the Medicare program established under and governed by the applicable provisions of Title XVIII of the Social Security Act, the regulations promulgated thereunder and any sub-regulatory guidance issued, (b) the Medicaid program governed by the applicable provisions of Title XIX of the Social Security Act, the regulations promulgated thereunder, as well as any state’s applicable Laws implementing the Medicaid program, (c) the Federal Employees Health Benefit Program and (d) any other state or federal health care program or plan.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal.

“Governmental Authorization” has the meaning specified in Section 4.5.

“Governmental Order” means any order, judgment, injunction, decree, writ, stipulation, determination or award, in each case, entered by or with any Governmental Authority.

“Hazardous Material” means any (a) pollutant, contaminant, chemical, (b) industrial, solid, liquid or gaseous toxic or hazardous substance, material or waste, (c) petroleum or any fraction or product thereof, (d) asbestos or asbestos-containing material, (e) polychlorinated biphenyl, (f) chlorofluorocarbons, and (g) other substance, material or waste, in each case, which are regulated under any Environmental Law or as to which liability may be imposed pursuant to Environmental Law.

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“Health Care Laws” means all applicable Laws relating to the provision of healthcare, including those relating to (a) any Permit, or the licensure, certification, qualification or authority, to transact business in connection with the provision of, payment for, or arrangement of, health care services, health benefits or health insurance, including applicable Laws that regulate Providers, managed care, third-party payors and Persons bearing the financial risk for, or providing administrative or other functions in connection with, the provision of, payment for or arrangement of health care services, including all applicable Laws relating to Health Care Programs under which the Company or any of its Subsidiaries is required to be licensed or authorized to transact business, (b) health care or insurance fraud or abuse, including the solicitation or acceptance of improper incentives involving persons operating in the health care industry, patient referrals or Provider incentives generally, including the following statutes: the Federal Anti-Kickback Law (42 U.S.C. § 1320a-7b), the Stark Law (42 U.S.C. § 1395nn), the Federal False Claims Act (31 U.S.C. §§ 3729, et seq.), the Federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Federal Program Fraud Civil Remedies Act (31 U.S.C. § 3801 et seq.) and the Federal Health Care Fraud Law (18 U.S.C. § 1347), (c) the provision of administrative, management or other services related to any Health Care Programs, including the administration of health care claims or benefits or processing or payment for health care items and services, treatment or supplies furnished by Providers, including the provision of the services of third party administrators, utilization review agents and Persons performing quality assurance, credentialing or coordination of benefits, (d) the licensure, certification, qualification or authority to transact business in connection with the provision of, or payment for, pharmacy services, along with the requirements of the U.S. Drug Enforcement Administration in connection therewith, including 21 U.S.C. § 801 et. seq., commonly referred to as the “Controlled Substances Act” and any similar state laws governing the prescribing or dispensing of controlled substances, (e) the Consolidated Omnibus Budget Reconciliation Act of 1985, (f) ERISA, (g) the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, (h) the Medicare Improvements for Patients and Providers Act of 2008, (i) privacy, security, integrity, accuracy, management, processing, exchange, disclosure, transmission, storage or other protection of information about or belonging to individuals, including actual or prospective participants in the Company’s Health Care Programs or other lines of business, including HIPAA and any other applicable Laws relating to medical information, (j) the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (k) the claims made or promotional or marketing efforts undertaken by the Company or any of its Subsidiaries for prescription drugs or controlled substances, (l) 42 U.S.C. § 1320a-7a(a)(5), 42 C.F.R. § 1003.101, commonly referred to as the “Beneficiary Inducement Law,” (m) the U.S. Food and Drug Administration, including the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §§ 301 et seq.), (n) professional standards that apply to Providers, (o) restricting the corporate practice of medicine or fee splitting by licensed healthcare professionals, (p) the practice of pharmacy, the operation of pharmacies or the wholesale distribution, dispensing, labeling, packaging, repackaging, handling, advertising, adulteration or compounding of drug products, controlled substances, medical devices, medical equipment or medical waste, (q) the provision of pharmacy benefit management, utilization review and healthcare discount card programs and services, (r) federal or state laws related to billing or claims for reimbursement for health care items and services submitted to any third party payor, (s) healthcare risk sharing products, services and arrangements and (t) consumer protection or unfair trade practices, including any state unfair and deceptive trade acts.

“Health Care Programs” means all lines of business, programs and types of services offered by the Company or any of its Subsidiaries that involve or relate to providing, arranging to provide, reimbursing, or otherwise administering health care services, as applicable, including Government Sponsored Health Care Programs, commercial risk (individual, small group, large group), workers compensation, the Federal Employees Health Benefits Program (FEHBP), the Children’s Health Insurance Program (CHIP), TRICARE, administrative services only (ASO) and network rental, including self-funded group health plans.

“HHS” means the U.S. Department of Health and Human Services.

“HIPAA” means 42 U.S.C. §§ 1320d through 1320d-8 and 42 C.F.R. §§ 160, 162 and 164.

“HIPAA Commitments” has the meaning specified in Section 4.22(b).

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“Holder” has the meaning specified in Section 3.2(d).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

“Incentive Equity Plan” has the meaning specified in Section 7.1(d).

“Indebtedness” means with respect to any Person, without duplication, any obligations, contingent or otherwise, in respect of (a) the principal of and premium (if any) in respect of all indebtedness for borrowed money, including accrued interest and any per diem interest accruals, (b) the principal and interest components of capitalized lease obligations under GAAP, (c) amounts drawn (including any accrued and unpaid interest) on letters of credit, bank guarantees, bankers’ acceptances and other similar instruments (solely to the extent such amounts have actually been drawn), (d) the principal of and premium (if any) in respect of obligations evidenced by bonds, debentures, notes and similar instruments, (e) the termination value of interest rate protection agreements and currency obligation swaps, hedges or similar arrangements (without duplication of other indebtedness supported or guaranteed thereby), (f) the principal component of all obligations to pay the deferred and unpaid purchase price of property and equipment which have been delivered, including “earn outs” and “seller notes”, (g) breakage costs, prepayment or early termination premiums, penalties, or other fees or expenses payable as a result of the consummation of the transactions contemplated hereby in respect of any of the items in the foregoing clauses (a) through (f), and (h) all Indebtedness of another Person referred to in clauses (a) through (g) above guaranteed directly or indirectly, jointly or severally. Notwithstanding the foregoing, “Indebtedness” shall not include any (i) expenses incurred in connection with this Agreement and the transaction contemplated hereby, including Transaction Expenses, (ii) accounts payable to trade creditors and accrued expenses arising in the ordinary course of business consistent with past practice, or (iii) outstanding principal and accrued but unpaid interest due on the Company Convertible Securities that will convert to Company Common Stock pursuant to Section 6.5(c) prior to the Closing.

“Insurance Contract” means any insurance policies, binders, slips, certificates and other Contracts of insurance (including all amendments, applications, supplements, endorsements, riders and ancillary documents in connection therewith) that are issued by a Company Insurance Subsidiary.

“Insurance Laws” means all Laws regulating the business and products of insurance and all applicable Governmental Orders and directives of insurance regulatory authorities

“Intellectual Property” means any rights in or to the following, throughout the world, including all U.S. and foreign: (a) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (b) registered and unregistered trademarks, logos, service marks, trade dress and trade names, slogans, pending applications therefor, and internet domain names, together with the goodwill of the Company or any of its Subsidiaries or their respective businesses symbolized by or associated with any of the foregoing; (c) registered and unregistered copyrights, and applications for registration of copyright, including such corresponding rights in software and other works of authorship; and (d) trade secrets, know-how, processes, and other confidential information or proprietary rights.

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“Interim Period” has the meaning specified in Section 6.1.

“International Trade Laws” means all Laws relating to the import, export, re-export, deemed export, deemed re-export, or transfer of information, data, goods, and technology, including but not limited to the Export Administration Regulations administered by the United States Department of Commerce, the International Traffic in Arms Regulations administered by the United States Department of State, customs and import Laws administered by United States Customs and Border Protection, any other export or import controls administered by an agency of the United States government, the anti-boycott regulations administered by the United States Department of Commerce and the United States Department of the Treasury, and other Laws adopted by Governmental Authorities of other countries relating to the same subject matter as the United States Laws described above.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“IRS” means Internal Revenue Service.

“JOBS Act” has the meaning specified in Section 5.6(a).

“Law” means any statute, law, ordinance, rule, regulation or Governmental Order, in each case, of any Governmental Authority, including all Health Care Laws.

“Leased Real Property” means all real property leased, licensed, subleased or otherwise used or occupied (except for Owned Land) by the Company or any of its Subsidiaries.

“Legal Proceedings” has the meaning specified in Section 4.10.

“Letter of Transmittal” has the meaning specified in Section 3.2(b).

“Lien” means all liens, mortgages, deeds of trust, pledges, hypothecations, encumbrances, security interests, options, leases, subleases, restrictions, claims or other liens of any kind whether consensual, statutory or otherwise.

“Major Company Stockholder” means any holder of Company Common Stock that, together with such holder’s Affiliates, owns greater than 1% of the outstanding Company Capital Stock as of the date of this Agreement.

“Management Incentive Plan” has the meaning specified in Section 7.1(d).

“Maximum Implied Stock Consideration” means a number of shares of Acquiror Class B Common Stock equal to the quotient obtained by dividing (i) the Base Purchase Price, by (ii) $10.00.

“Medicare Advantage Program” means the Medicare Advantage program as established pursuant to Title XVIII of the Social Security Act and implementing regulations.

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“Merger Sub” has the meaning specified in the Preamble hereto.

“Merger Sub Capital Stock” means the shares of the common stock, par value $0.0001 per share, of Merger Sub.

“Mergers” has the meaning specified in the Recitals hereto.

“Minimum Available Acquiror Cash Amount” has the meaning specified in Section 7.2(a).

“Minimum PIPE Investment Amount” has the meaning specified in Section 5.12(e).

“Mixed Consideration Shares” has the meaning specified in Section 3.1(a)(iii).

“Mixed Election” means, with respect to any holder of shares of Company Existing Common Stock, an election by such holder to receive a specified mix of Acquiror Class B Common Stock and cash for such shares in the First Merger, as determined by such holder in accordance with Section 3.2, and expressed as a percentage (rounded to the nearest whole number) of cash relative to the total consideration to be received by such holder in the Mergers.

“Mixed Election Cash Cutback Amount” has the meaning specified in Section 3.1(b)(i)(z)(A).

“Mixed Election Consideration” has the meaning specified in Section 3.1(a)(iii).

“Mixed Election Stock Cutback Amount” has the meaning specified in Section 3.1(b)(ii)(z)(A).

“Mixed Election Percentage” means, with respect to any holder of shares of Company Existing Common Stock that has properly made and not revoked or lost a Mixed Election in accordance with Section 3.2, the percentage of cash (rounded to the nearest whole number) elected by such holder in such Mixed Election; provided, that such percentage shall not be less than 10% nor greater than 90%.

“Modification in Recommendation” has the meaning specified in Section 8.2(b).

“Multiemployer Plan” has the meaning specified in Section 4.13(c).

“Nasdaq” has the meaning specified in Section 7.3.

“NYSE” has the meaning specified in Section 5.6(c).

“Offer Documents” has the meaning specified in Section 8.2(a)(i).

“Open Source License” means any license meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative or any Creative Commons license. “Open Source Licenses” shall include Copyleft Licenses.

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“Open Source Materials” means any software subject to an Open Source License.

“Option” means an option to purchase shares of Company Common Stock granted under the Company Incentive Plan.

“Orrick” has the meaning specified in Section 11.18(a).

“Orrick Privileged Communications” has the meaning specified in Section 11.18(a).

“Orrick Waiving Parties” has the meaning specified in Section 11.18(a).

“Orrick WP Group” has the meaning specified in Section 11.18(a).

“Owned Land” has the meaning specified in Section 4.20(b).

“Per Share Merger Consideration” means the product obtained by multiplying (a) the Exchange Ratio by (b) $10.00.

“Permits” means any approvals, authorizations, consents, licenses, registrations, permits or certificates of a Governmental Authority.

“Permitted Liens” means (i) mechanic’s, materialmen’s and similar Liens arising in the ordinary course of business with respect to any amounts (A) not yet due and payable or which are being contested in good faith through (if then appropriate) appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (ii) Liens for Taxes (A) not yet due and payable or which are being contested in good faith through appropriate proceedings and (B) for which adequate accruals or reserves have been established in accordance with GAAP, (iii) defects or imperfections of title, easements, encroachments, covenants, rights-of-way, conditions, matters that would be apparent from a physical inspection or current, accurate survey of such real property, restrictions and other similar charges or encumbrances that do not materially impair the value or materially interfere with the present use of the Leased Real Property, (iv) with respect to any Leased Real Property (A) the interests and rights of the respective lessors with respect thereto, including any statutory landlord liens and any Lien thereon, (B) any Lien permitted under the Real Property Lease, and (C) any Liens encumbering the Owned Land of which the Leased Real Property is a party, (v) zoning, building, entitlement and other land use and environmental regulations promulgated by any Governmental Authority that do not materially interfere with the current use of, or materially impair the value of, the Leased Real Property, (vi) non-exclusive licenses of Intellectual Property entered into in the ordinary course of business consistent with past practice, (vii) ordinary course purchase money Liens and Liens securing rental payments under operating or capital lease arrangements for amounts not yet due or payable, (viii) other Liens arising in the ordinary course of business and not incurred in connection with the borrowing of money and on a basis consistent with past practice in connection with workers’ compensation, unemployment insurance or other types of social security, (ix) reversionary rights in favor of landlords under any Real Property Leases with respect to any of the buildings or other improvements owned by the Company or any of its Subsidiaries and (x) all other Liens that do not, individually or in the aggregate, materially impair the use, occupancy or value of the applicable assets of the Company and its Subsidiaries.

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“Person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or instrumentality or other entity of any kind.

“PIPE Investment” means the purchase of shares of Domesticated Acquiror Class A Common Stock pursuant to the Subscription Agreements between Acquiror and the PIPE Investors.

“PIPE Investment Amount” means the aggregate gross purchase price for the shares in the PIPE Investment.

“PIPE Investors” means one or more third party investor not affiliated with Sponsor or Acquiror participating in the PIPE Investment pursuant to the Subscription Agreements.

“PPP Loan” has the meaning specified in Section 4.9.

“Pre-Closing Restructuring” has the meaning specified in Section 6.5(e).

“Pre-Closing Restructuring Plan” has the meaning specified in Section 6.5.

“Preferred Stock Conversion” has the meaning specified in Section 6.5(a).

“Privacy/Cybersecurity Requirements” means all Laws, Contracts, policies, standards, rules, public statements or guidance applicable to (a) privacy or personal information, (b) the collection, retention, use, storage, processing, recording, distribution, transfer, import, export, protection (including security measures), disposal, destruction or disclosure of or other activity regarding personal information or (c) cybersecurity, including the Company’s and any of its Subsidiary’s, as applicable, internal and public-facing privacy policies, plans and procedures, any public statements made by the Company or any of its Subsidiaries, as applicable, relating to the foregoing, and any rules of self-regulatory, industry or other organizations in which the Company or any of its Subsidiaries, as applicable, is or has been a member relating to personal information or cybersecurity; provided that Privacy/Cybersecurity Requirements includes all Laws (including HIPAA), Contracts, policies, standards, rules, public statements or guidance applicable to (i) privacy and security standards and other requirements for the protection of electronic health information, (ii) electronic data transaction standards and code sets, (iii) standard unique identifiers for employers, providers or health plans (as applicable), (iv) “business associate” relationships, within the meaning of HIPAA, (v) privacy of individually identifiable health information and (vi) all other applicable provisions of HIPAA and any comparable state, local and foreign Laws relating to medical records, medical or health information privacy, data protection or security.

“Producers” means the agents, general agents, sub-agents, brokers, wholesale brokers, independent contractors, consultants, insurance solicitors, producers or other Persons who solicit, negotiate or sell the Insurance Contracts.

“Prospectus” has the meaning specified in Section 11.1.

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“Provider Contracts” means a Contract between the Company or any of its Subsidiaries, on the one hand, and a Provider, on the other hand, under which a Provider provides or arranges health care services to a beneficiary under the terms of a health insurance or health benefits program established or administered by the Company or any of its Subsidiaries.

“Providers” means all physicians, physician groups, medical groups, and other groups of health care practitioners, independent practice associations and other provider networks, dentists, optometrists, pharmacies and pharmacists, radiologists, radiology centers, laboratories, mental health professionals, community health centers, clinics, surgicenters, accountable care organizations, chiropractors, physical therapists, nurses, nurse practitioners, physician’s assistants, hospitals, skilled nursing facilities, extended care facilities, other health care or services facilities, durable medical equipment suppliers, home health agencies, alcoholism or drug abuse centers and any other specialty, ancillary or allied health professional or facility.

“Proxy Statement” has the meaning specified in Section 8.2(a)(i).

“Proxy Statement/Information Statement/Registration Statement” has the meaning specified in Section 8.2(a)(i).

“Q1 Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Q2 Financial Statements” has the meaning specified in Section 4.8(a)(ii).

“Q3 Financial Statements” has the meaning specified in Section 6.3(a).

“Real Property Leases” has the meaning specified in Section 4.20(a)(iii).

“Registration Rights Agreement” has the meaning specified in the Recitals hereto.

“Registration Statement” means the Registration Statement on Form S-4, or other appropriate form, including any pre-effective or post-effective amendments or supplements thereto, to be filed with the SEC by Acquiror under the Securities Act with respect to the Registration Statement Securities.

“Registration Statement Securities” has the meaning specified in Section 8.2(a).

“Requisite Company Stockholders” means those stockholders of the Company listed on Section 1.1 of the Company Disclosure Letter.

“Restricted Stock Award” means an award of restricted shares of Company Common Stock granted under the Company Incentive Plan, which includes any shares of Company Common Stock issued pursuant to early-exercised Options that remain subject to vesting conditions.

“Restricted Stock Unit Award” means an award of restricted stock units based on shares of Company Common Stock (whether to be settled in cash or shares), granted under the Company Incentive Plan.

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“Sanctioned Country” means at any time, a country or territory which is itself the subject or target of any country-wide or territory-wide Sanctions Laws (at the time of this Agreement, the Crimea region, Cuba, Iran, North Korea and Syria).

“Sanctioned Person” means (a) any Person identified in any sanctions-related list of designated Persons maintained by (i) the United States Department of the Treasury’s Office of Foreign Assets Control, the United States Department of Commerce, Bureau of Industry and Security, or the United States Department of State; (ii) Her Majesty’s Treasury of the United Kingdom; (iii) any committee of the United Nations Security Council; or (iv) the European Union; (b) any Person located, organized, or resident in, organized in, or a Governmental Authority or government instrumentality of, any Sanctioned Country; and (c) any Person directly or indirectly owned or controlled by, or acting for the benefit or on behalf of, a Person described in clause (a) or (b), either individually or in the aggregate.

“Sanctions Laws” means those trade, economic and financial sanctions Laws administered, enacted or enforced from time to time by (i) the United States (including the Department of the Treasury’s Office of Foreign Assets Control), (ii) the European Union and enforced by its member states, (iii) the United Nations, or (iv) Her Majesty’s Treasury of the United Kingdom.

“SAP” means, as to any insurance company or health maintenance organization conducting an insurance business, the statutory accounting principles prescribed or permitted by Law or Governmental Authorities seated in the jurisdiction where such insurance company or health maintenance organization is domiciled and responsible for the regulation thereof, consistently applied, excluding for the avoidance of doubt, any permitted accounting practices.

“SAP Statements” has the meaning set forth in Section 4.32(a).

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the United States Securities and Exchange Commission.

“Second Effective Time” has the meaning specified in Section 2.3(c).

“Second Merger” has the meaning specified in the Recitals hereto.

“Second Merger Certificate” has the meaning specified in Section 2.1(c).

“Second-Step Constituent Corporations” has the meaning specified in Section 2.1(c).

“Securities Act” means the Securities Act of 1933, as amended.

“Series A Preferred Stock” has the meaning specified in Section 4.6(a).

“Series A-1 Preferred Stock” has the meaning specified in Section 4.6(a).

“Series B Preferred Stock” has the meaning specified in Section 4.6(a).

“Series C Preferred Stock” has the meaning specified in Section 4.6(a).

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“Series D Preferred Stock” has the meaning specified in Section 4.6(a).

“Shelf Registration” has the meaning set forth in Section 1.1 of the Registration Rights Agreement.

“Skadden” has the meaning specified in Section 11.18(b).

“Skadden Privileged Communications” has the meaning specified in Section 11.18(b).

“Skadden Waiving Parties” has the meaning specified in Section 11.18(b).

“Skadden WP Group” has the meaning specified in Section 11.18(b).

“Sponsor” means SCH Sponsor III LLC, a Cayman Islands limited liability company.

“Sponsor Support Agreement” means that certain Support Agreement, dated as of the date hereof, by and among the Sponsor, Acquiror and the Company, as amended or modified from time to time.

“Stock Consideration” means a number of shares of Acquiror Class B Common Stock equal to (i) the Maximum Implied Stock Consideration, minus (ii) a number of shares of Acquiror Class B Common Stock equal to the quotient obtained by dividing (A) the Available Cash Consideration Amount, by (B) $10.00.

“Stock Electing Shares” has the meaning specified in Section 3.1(a)(i).

“Stock Election” has the meaning specified in Section 3.1(a)(i).

“Stock Election Consideration” has the meaning specified in Section 3.1(a)(i).

“Stock Election Cutback Amount” has the meaning specified in Section 3.1(b)(ii)(A).

“Subscription Agreements” means the subscription agreements pursuant to which the PIPE Investment will be consummated.

“Subsidiary” means, with respect to a Person, a corporation or other entity of which more than 50% of the voting power of the equity securities or equity interests is owned, directly or indirectly, by such Person.

“Surviving Corporation” has the meaning specified in Section 2.1(d).

“Tax Return” means any return, declaration, report, statement, information statement or other document filed or required to be filed with any Governmental Authority with respect to Taxes, including any claims for refunds of Taxes, any information returns and any schedules, attachments, amendments or supplements of any of the foregoing.

“Taxes” means any and all federal, state, local, foreign or other taxes imposed by any Governmental Authority, including all income, gross receipts, license, payroll, recapture, net worth, employment, escheat and unclaimed property obligations, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, ad valorem, value added, inventory, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, assessments, sales, use, transfer, registration, governmental charges, duties, levies and other similar charges, in each case to the extent in the nature of a tax, alternative or add-on minimum, or estimated taxes, and including any interest, penalty, or addition thereto.

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“Terminating Acquiror Breach” has the meaning specified in Section 10.1(g).

“Terminating Company Breach” has the meaning specified in Section 10.1(e).

“Title IV Plan” has the meaning specified in Section 4.13(c).

“Top Providers” has the meaning specified in Section 4.28(a).

“Top Vendors” has the meaning specified in Section 4.28(a).

“Total PIPE Investment” means, collectively (i) the PIPE Investment and (ii) the purchase of shares of Domesticated Acquiror Class A Common Stock pursuant to the Total PIPE Subscription Agreements between Acquiror and certain investors affiliated with Sponsor or Acquiror.

“Total PIPE Investment Amount” means the aggregate gross purchase price for the shares in the Total PIPE Investment; provided, that the Total PIPE Investment Amount in respect of purchases by or on behalf of investors affiliated with Sponsor shall not exceed $155,000,000 in the aggregate.

“Total PIPE Subscription Agreements” means the subscription agreements pursuant to which the Total PIPE Investment will be consummated, including the Subscription Agreements.

“Transaction Expenses” means the following out-of-pocket fees and expenses paid or payable by the Company or any of its Subsidiaries (whether or not billed or accrued for) as a result of or in connection with the negotiation, documentation and consummation of the transactions contemplated hereby: (a) all fees, costs, expenses, brokerage fees, commissions, finders’ fees and disbursements of financial advisors, investment banks, data room administrators, attorneys, accountants and other advisors and service providers and (b) Transfer Taxes (other than any amounts constituting Transfer Taxes arising as result of the Pre-Closing Restructuring).

“Transaction Proposals” has the meaning specified in Section 8.2(b).

“Transfer Taxes” has the meaning specified in Section 8.4.

“Treasury Regulations” means the regulations promulgated under the Code by the United States Department of the Treasury (whether in final, proposed or temporary form), as the same may be amended from time to time.

“Treasury Share” has the meaning specified in Section 3.1(a).

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“Trust Account” has the meaning specified in Section 11.1.

“Trust Agreement” has the meaning specified in Section 5.8.

“Trust Amount” has the meaning specified in Section 7.2(a).

“Trustee” has the meaning specified in Section 5.8.

“Unpaid Transaction Expenses” has the meaning specified in Section 2.4(c).

“Warrant Agreement” means the Warrant Agreement, dated as of April 21, 2020, between Acquiror and Continental Stock Transfer & Trust Company.

“Working Capital Loans” means any loan made to Acquiror by any of the Sponsor, an Affiliate of the Sponsor or Acquiror’s officers or directors, and evidenced by a promissory note, for the purpose of financing costs incurred in connection with a Business Combination.

Section 1.2. Construction.

(a)       Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article” or “Section” refer to the specified Article or Section of this Agreement; (v) the word “including” shall mean “including, without limitation” and (vi) the word “or” shall be disjunctive but not exclusive.

(b)       Unless the context of this Agreement otherwise requires, references to statutes shall include all regulations promulgated thereunder and references to statutes or regulations shall be construed as including all statutory and regulatory provisions consolidating, amending or replacing the statute or regulation.

(c)       Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified.

(d)       All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP.

(e)       The term “actual fraud” means, with respect to a party to this Agreement, an actual and intentional fraud with respect to the making of the representations and warranties pursuant to Article IV or Article V (as applicable), provided, that such actual and intentional fraud of such Person shall only be deemed to exist if any of the individuals included on Section 1.3 of the Company Disclosure Letter (in the case of the Company) or Section 1.3 of the Acquiror Disclosure Letter (in the case of Acquiror) had actual knowledge (as opposed to imputed or constructive knowledge) that the representations and warranties made by such Person pursuant to, in the case of the Company, Article IV as qualified by the Company Disclosure Letter, or, in the case of Acquiror, Article V as qualified by the Acquiror Disclosure Letter, were actually breached when made, with the express intention that the other party to this Agreement rely thereon to its detriment.

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Section 1.3. Knowledge. As used herein, (i) the phrase “to the knowledge” of the Company shall mean the knowledge of the individuals identified on Section 1.3 of the Company Disclosure Letter and (ii) the phrase “to the knowledge” of Acquiror shall mean the knowledge of the individuals identified on Section 1.3 of the Acquiror Disclosure Letter, in each case, as such individuals would have acquired in the exercise of a reasonable inquiry of direct reports.

ARTICLE II

THE MERGERS; CLOSING

Section 2.1. The Mergers.

(a)       Upon the terms and subject to the conditions set forth in this Agreement, and following the Domestication, Acquiror, Merger Sub and the Company (Merger Sub and the Company sometimes being referred to herein as the “First-Step Constituent Corporations”) shall cause Merger Sub to be merged with and into the Company, with the Company being the surviving corporation in the First Merger. The First Merger shall be consummated in accordance with this Agreement and shall be evidenced by a certificate of merger with respect to the First Merger (as so filed, the “First Merger Certificate”), executed by the First-Step Constituent Corporations in accordance with the relevant provisions of the DGCL, such First Merger to be effective as of the First Effective Time.

(b)       Upon consummation of the First Merger, the separate corporate existence of Merger Sub shall cease and the Company, as the surviving corporation of the First Merger (hereinafter referred to for the periods at and after the First Effective Time as the “First-Step Surviving Corporation”), shall continue its corporate existence under the DGCL, as a wholly owned subsidiary of Acquiror.

(c)       Upon the terms and subject to the conditions set forth in this Agreement, Acquiror and the First-Step Surviving Corporation (Acquiror and the First-Step Surviving Corporation sometimes being referred to herein as the “Second-Step Constituent Corporations”) shall cause the First-Step Surviving Corporation to be merged with and into Acquiror, with Acquiror being the surviving corporation in the Second Merger. The Second Merger shall be consummated in accordance with this Agreement and evidenced by a certificate of merger with respect to the Second Merger (as so filed, the “Second Merger Certificate” and, together with the First Merger Certificate, the “Certificates of Merger”) executed by the Second-Step Constituent Corporations in accordance with the relevant provisions of the DGCL.

(d)       Upon consummation of the Second Merger, the separate corporate existence of the First-Step Surviving Corporation shall cease and Acquiror, as the surviving corporation of the Second Merger (hereinafter referred to for the periods at and after the Second Effective Time as the “Surviving Corporation”), shall continue its corporate existence under the DGCL.

Section 2.2. Effects of the Mergers.

(a)       At and after the First Effective Time, the First-Step Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the First-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the First-Step Constituent Corporations; and all rights, privileges, powers and franchises of each First-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such First-Step Constituent Corporation, on whatever account, shall become vested in the First-Step Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the First-Step Surviving Corporation as they are of the First-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such First-Step Constituent Corporations shall not revert or become in any way impaired by reason of the First Merger; but all Liens upon any property of a First-Step Constituent Corporation shall thereafter attach to the First-Step Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

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(b)       At and after the Second Effective Time, the Surviving Corporation shall thereupon and thereafter possess all of the rights, privileges, powers and franchises, of a public as well as a private nature, of the Second-Step Constituent Corporations, and shall become subject to all the restrictions, disabilities and duties of each of the Second-Step Constituent Corporations; and all rights, privileges, powers and franchises of each Second-Step Constituent Corporation, and all property, real, personal and mixed, and all debts due to each such Second-Step Constituent Corporation, on whatever account, shall become vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises, and all and every other interest shall become thereafter the property of the Surviving Corporation as they are of the Second-Step Constituent Corporations; and the title to any real property vested by deed or otherwise or any other interest in real estate vested by any instrument or otherwise in either of such Second-Step Constituent Corporations shall not revert or become in any way impaired by reason of the Second Merger; but all Liens upon any property of a Second-Step Constituent Corporation shall thereafter attach to the Surviving Corporation and shall be enforceable against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it; all of the foregoing in accordance with the applicable provisions of the DGCL.

Section 2.3. Closing; First Effective Time; Second Effective Time.

(a)       In accordance with the terms and subject to the conditions of this Agreement, the closing of the First Merger (the “Closing”) shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, at 10:00 a.m. (New York time) on the date which is two (2) Business Days after the first date on which all conditions set forth in Article IX shall have been satisfied or waived (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or waiver thereof) or such other time and place as Acquiror and the Company may mutually agree in writing. The date on which the Closing actually occurs is referred to in this Agreement as the “Closing Date”.

(b)       Subject to the satisfaction or waiver of all of the conditions set forth in Article IX of this Agreement, and provided this Agreement has not theretofore been terminated pursuant to its terms, Acquiror, Merger Sub, and the Company shall cause the (i) First Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The First Merger shall become effective at the time when the First Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in each of the First Merger Certificate (the “First Effective Time”).

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(c)       Promptly after the First Effective Time, but in all cases within one (1) Business Day thereafter, Acquiror and the First-Step Surviving Corporation shall cause the Second Merger Certificate to be executed and duly submitted for filing with the Secretary of State of the State of Delaware in accordance with the applicable provisions of the DGCL. The Second Merger shall become effective at the time when the Second Merger Certificate has been accepted for filing by the Secretary of State of the State of Delaware, or at such later time as may be agreed by Acquiror and the Company in writing and specified in the Second Merger Certificate (the “Second Effective Time”).

(d)       For the avoidance of doubt, the Closing, the First Effective Time and the Second Effective Time shall not occur prior to the completion of the Domestication.

Section 2.4. Closing Deliverables.

(a)       At the Closing, the Company will deliver or cause to be delivered:

(i)       to Acquiror, a certificate signed by an officer of the Company, dated as of the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.2(a) and Section 9.2(b) have been fulfilled;

(ii)       to Acquiror, the written resignations of all of the directors and officers of the Company (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the First Effective Time;

(iii)       to Acquiror, the Registration Rights Agreement, duly executed by duly authorized representatives of the Company;

(iv)       to Acquiror, evidence that all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter have been terminated or settled at or prior to the Closing without further liability to Acquiror, the Company or any of the Company’s Subsidiaries;

(v)       to Acquiror, copies of (A) the amended (or amended and restated) Governing Documents of the Company, duly approved and adopted by the Board of Directors of the Company and its stockholders in connection with the Pre-Closing Restructuring, pursuant to which the Preferred Stock Conversion and Charter Amendment shall have been consummated in accordance with the Pre-Closing Restructuring Plan; (B) evidence reasonably satisfactory to Acquiror that the Founder Share Exchange has been consummated in accordance with the Pre-Closing Restructuring Plan, (C) evidence reasonably satisfactory to Acquiror that the Company Convertible Securities Conversion has been consummated in accordance with the Pre-Closing Restructuring Plan; and (D) evidence reasonably satisfactory to Acquiror that the Company Warrant Conversion has been consummated in accordance with the Pre-Closing Restructuring Plan; and

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(vi)       to Acquiror, a certificate on behalf of the Company, prepared in a manner consistent and in accordance with the requirements of Treasury Regulation Sections 1.897-2(g), (h) and 1.1445-2(c)(3), certifying that no interest in the Company is, or has been during the relevant period specified in Section 897(c)(1)(A)(ii) of the Code, a “U.S. real property interest” within the meaning of Section 897(c) of the Code, and a form of notice to the Internal Revenue Service prepared in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2).

(b)       At the Closing, Acquiror will deliver or cause to be delivered:

(i)       to the Exchange Agent, the Aggregate Merger Consideration for further distribution to the Company’s stockholders pursuant to Section 3.2.

(ii)       to the Company, a certificate signed by an officer of Acquiror, dated the Closing Date, certifying that, to the knowledge and belief of such officer, the conditions specified in Section 9.3(a) and Section 9.3(b) have been fulfilled;

(iii)       to the Company, the Registration Rights Agreement, duly executed by duly authorized representatives of Acquiror;

(iv)       to the Company, the written resignations of all of the directors and officers of Acquiror and Merger Sub (other than those Persons identified as the initial directors and officers, respectively, of the Surviving Corporation, in accordance with the provisions of Section 2.6 and Section 7.6), effective as of the Second Effective Time; and

(v)       to the Company, a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation to the Domestication.

(c)       On the Closing Date, concurrently with the Second Effective Time, Acquiror shall pay or cause to be paid by wire transfer of immediately available funds, (i) all accrued transaction expenses of Acquiror and its Affiliates (which shall include any outstanding amounts under any Working Capital Loans and any filing fees paid pursuant to Section 8.1(e)) as set forth on a written statement to be delivered to the Company not less than two (2) Business Days prior to the Closing Date and (ii) all accrued and unpaid Transaction Expenses (“Unpaid Transaction Expenses”) as set forth on a written statement to be delivered to Acquiror by or on behalf of the Company not less than two (2) Business Days prior to the Closing Date, which shall include the respective amounts and wire transfer instructions for the payment thereof, together with corresponding invoices for the foregoing; provided, that any Unpaid Transaction Expenses due to current or former employees, independent contractors, officers, or directors of the Company or any of its Subsidiaries shall be paid to the Company for further payment to such employee, independent contractor, officer or director through the Company’s payroll.

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Section 2.5. Governing Documents of the Surviving Corporations.

(a)       The certificate of incorporation and bylaws of Merger Sub in effect immediately prior to the First Effective Time, shall be the certificate of incorporation and bylaws of First-Step Surviving Corporation until thereafter amended as provided therein and under the DGCL.

(b)       The certificate of incorporation and bylaws of the Surviving Corporation shall be the certificate of incorporation and bylaws of Acquiror (which shall be in substantially the form attached as Exhibits A and B hereto upon effectiveness of the Domestication), except that the name of the Surviving Corporation shall be “Clover Health Investments, Corp.” until thereafter amended as provided therein and under the DGCL.

Section 2.6. Directors and Officers of the First-Step Surviving Corporation and the Surviving Corporation.

(a)       The directors and officers of Merger Sub, as of immediately prior to the First Effective Time, shall be the initial directors and officers of the First-Step Surviving Corporation from and after the First Effective Time, each to hold office in accordance with the Governing Documents of the First-Step Surviving Corporation.

(b)       From and after the Second Effective Time, the Persons identified as the initial directors and officers of the Surviving Corporation in accordance with the provisions of Section 7.6 shall be the directors and officers (and in the case of such officers, holding such positions as set forth on Section 2.6 of the Company Disclosure Letter), respectively, of the Surviving Corporation, each to hold office in accordance with the Governing Documents of the Surviving Corporation.

Section 2.7. Tax Free Reorganization Matters. The parties hereto intend that, for United States federal income tax purposes, the Mergers, will constitute an integrated plan described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations to which each of Acquiror and the Company are to be parties under Section 368(b) of the Code and the Treasury Regulations and this Agreement is intended to be, and is adopted as, a plan of reorganization for purposes of Sections 354, 361 and the 368 of the Code and within the meaning of Treasury Regulations Section 1.368-2(g). The parties hereto further intend that as a result of the Domestication the Acquiror will be treated as a “domestic” corporation (within the meaning of Section 7701(a)(4) of the Code and corresponding provisions of state and local Law) prior to the First Effective Time. None of the parties hereto knows of any fact or circumstance (without conducting independent inquiry or diligence of the other relevant party), or has taken or will take any action, if such fact, circumstance or action would be reasonably expected to cause the Mergers, taken together, to fail to qualify as a reorganization within the meaning of Section 368(a) of the Code and the Treasury Regulations. The Mergers, taken together, and the Domestication, shall be reported by the parties hereto for all Tax purposes in accordance with the foregoing, unless otherwise required by a Governmental Authority as a result of a “determination” within the meaning of Section 1313(a) of the Code. The parties hereto shall cooperate with each other and their respective counsel to document and support the Tax treatment of the Mergers as a “reorganization” within the meaning of Section 368(a) of the Code, including providing factual support letters.

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ARTICLE III

EFFECTS OF THE MERGERS ON THE COMPANY CAPITAL STOCK AND EQUITY AWARDS

Section 3.1. Conversion of Securities.

(a)       At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of the Company Existing Common Stock, in each case, that is issued and outstanding immediately prior to the First Effective Time (other than (i) any shares of Company Common Stock subject to Options or Restricted Stock Awards (which shall be respectively subject to Section 3.3), (ii) any shares of Company Common Stock held in the treasury of the Company, which treasury shares shall be canceled as part of the First Merger and shall not constitute “Company Capital Stock” hereunder (each such share, a “Treasury Share”), and (iii) any shares of Company Common Stock held by stockholders of the Company who have perfected and not withdrawn a demand for appraisal rights pursuant to the applicable provisions of the DGCL (clauses (i), (ii) and (iii), collectively, the “Excluded Shares”)) shall be canceled and converted into the right to receive, subject to Section 3.1(b), Section 3.1(e) and Section 3.2(f):

(i)       in the case of a share of Company Existing Common Stock with respect to which an election to receive only Acquiror Class B Common Stock (a “Stock Election”) has been properly made and not revoked or lost pursuant to Section 3.2 (each, a “Stock Electing Share”), a number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio (as adjusted pursuant to Section 3.1(b), the “Stock Election Consideration”);

(ii)       in the case of a share of Company Existing Common Stock with respect to which an election to receive only cash (a “Cash Election”) has been properly made and not revoked or lost pursuant to Section 3.2 or with respect to which no election has been made (each, a “Cash Electing Share”), an amount in cash equal to the Per Share Merger Consideration, without interest (as adjusted pursuant to Section 3.1(b), the “Cash Election Consideration”); or

(iii)       in the case of a share of Company Existing Common Stock with respect to which a Mixed Election has been properly made and not revoked or lost pursuant to Section 3.2 (each, a “Mixed Consideration Share”), (A) a number of shares of Acquiror Class B Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the difference obtained by subtracting the Mixed Election Percentage from one (1), and (B) cash in amount equal to (1) the Per Share Merger Consideration, multiplied by (2) the Mixed Election Percentage, without interest (with respect to any such share, clauses (A) and (B), together, as adjusted pursuant to Section 3.1(b), the “Mixed Election Consideration”).

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(b)       Notwithstanding any other provision contained in this Agreement, the Stock Election Consideration, the Cash Election Consideration and any Mixed Election Consideration shall be subject to adjustment pursuant to this Section 3.1(b):

(i)       if the Cash Election Amount exceeds the Available Cash Consideration Amount, then (w) all Stock Electing Shares shall be converted to the right to receive the Stock Election Consideration, (x) all Mixed Consideration Shares with a Mixed Election Percentage equal to or less than the Actual Cash/Stock Ratio shall be converted into the right to receive the Mixed Election Consideration elected for such Mixed Consideration Shares, (y) the following consideration shall be paid in respect of each Cash Electing Share:

(A)       an amount in cash (such amount, the “Cash Election Cutback Amount”) equal to (1) the quotient of (x) the Cash Election Consideration (before giving effect to any adjustment pursuant to this Section 3.1(b)), divided by (y) the aggregate amount of cash elected in respect of Cash Electing Shares and Mixed Consideration Shares with a Mixed Election Percentage greater than the Actual Cash/Stock Ratio, multiplied by (2) the difference, if any, of (x) the excess of the Cash Election Amount over the Available Cash Consideration Amount, less (y) the aggregate amount of cash elected by all holders of Mixed Consideration Shares with a Mixed Election Percentage equal to or less than the Actual Cash/Stock Ratio; and

(B)       a number of shares of Acquiror Class B Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the quotient of (x) the difference of Cash Election Consideration, less the Cash Election Cutback Amount, divided by (y) the Cash Election Consideration; and

(z) the following consideration shall be paid in respect of each Mixed Consideration Share with a Mixed Election Percentage greater than the Actual Cash/Stock Ratio:

(A)       an amount in cash (such amount, the “Mixed Election Cash Cutback Amount”) equal to (1) the quotient of (x) the amount of cash elected in respect of such Mixed Consideration Share (before giving effect to any adjustment pursuant to this Section 3.1(b)), divided by (y) the aggregate amount of cash elected in respect of Cash Electing Shares and Mixed Consideration Shares with a Mixed Election Percentage greater than the Actual Cash/Stock Ratio, multiplied by (2) the difference of (x) the excess of the Cash Election Amount over the Available Cash Consideration Amount, less (y) the aggregate amount of cash elected by all holders of Mixed Consideration Shares with a Mixed Election Percentage equal to or less than the Actual Cash/Stock Ratio; and

(B)       a number of shares of Acquiror Class B Common Stock equal to (1) the Exchange Ratio, multiplied by (2) the quotient of (x) the difference of Cash Election Consideration, less the Mixed Election Cash Cutback Amount for such Mixed Consideration Share, divided by (y) the Cash Election Consideration;

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(ii)       if the Available Cash Consideration Amount exceeds the Cash Election Amount, then (w) all Cash Electing Shares shall be converted into the right to receive the Cash Election Consideration, (x) all Mixed Consideration Shares with a Mixed Election Percentage equal to or greater than the Actual Cash/Stock Ratio shall be converted into the right to receive the Mixed Election Consideration elected for such Mixed Consideration Shares, (y) the following consideration shall be paid in respect of each Stock Electing Share:

(A)       a number of shares of Acquiror Class B Common Stock (such number, the “Stock Election Cutback Amount”) equal to (1) the quotient of (x) the Stock Election Consideration (before giving effect to any adjustment pursuant to this Section 3.1(b)), divided by (y) the aggregate number of shares of Acquiror Class B Common Stock elected in respect of Stock Electing Shares and Mixed Consideration Shares with a Mixed Election Percentage less than the Actual Cash/Stock Ratio, multiplied by (2) the difference, if any, of (x) the Available Stock Consideration Amount, less (y) the aggregate number of shares of Acquiror Class B Common Stock elected by all holders of Mixed Consideration Shares with a Mixed Election Percentage equal to or greater than the Actual Cash/Stock Ratio; and

(B)       an amount in cash equal to (1) the difference of the Stock Election Consideration (before giving effect to any adjustment pursuant to this Section 3.1(b)), less the Stock Election Cutback Amount, multiplied by (2) $10.00; and

(z) the following consideration shall be paid in respect of each Mixed Consideration Share with a Mixed Election Percentage less than the Actual Cash/Stock Ratio:

(A)       a number of shares of Acquiror Class B Common Stock (such number, the “Mixed Election Stock Cutback Amount”) equal to (1) the quotient of (x) number of shares of Acquiror Class B Common Stock elected in respect of such Mixed Consideration Share, divided by (y) the aggregate number of shares of Acquiror Class B Common Stock elected in respect of Stock Electing Shares and Mixed Consideration Shares with a Mixed Election Percentage less than the Actual Cash/Stock Ratio, multiplied by (2) the difference, if any, of (x) the Available Stock Consideration Amount, less (y) the aggregate number of shares of Acquiror Class B Common Stock elected by all holders of Mixed Consideration Shares with a Mixed Election Percentage equal to or greater than the Actual Cash/Stock Ratio; and

(B)       an amount in cash equal to (1) the difference of Stock Election Consideration (before giving effect to any adjustment pursuant to this Section 3.1(b)), less the Mixed Election Stock Cutback Amount, multiplied by (2) $10.00; and

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(iii)       if the Available Cash Consideration Amount equals the Cash Election Amount, then there shall be no adjustment pursuant to this Section 3.1(b).

(iv)       For purposes of this Section 3.1, all Dissenting Shares shall be deemed to be Cash Electing Shares.

(c)       At the First Effective Time, by virtue of the First Merger and without any action on the part of any holder of Company Capital Stock, each share of the Company Class Z Common Stock, in each case, that is issued and outstanding immediately prior to the First Effective Time (other than Excluded Shares) shall be canceled and converted into the right to receive a number of shares of Acquiror Class B Common Stock equal to the Exchange Ratio.

(d)       (i) At the First Effective Time, by virtue of the First Merger and without any action on the part of Acquiror or Merger Sub, each share of Merger Sub Capital Stock, shall be converted into a share of common stock, par value $0.0001 per share, of the First-Step Surviving Corporation; and (ii) at the Second Effective Time, by virtue of the Second Merger and without any action on the part of Acquiror or the First-Step Surviving Corporation, each share of common stock, par value $0.0001 per share, of the First-Step Surviving Corporation shall be canceled.

(e)       Notwithstanding anything in this Agreement to the contrary, no fractional shares of Acquiror Class B Common Stock shall be issued in the Merger.

Section 3.2. Exchange Procedures.

(a)       Prior to the Closing, Acquiror shall appoint an exchange agent (the “Exchange Agent”) to act as the agent for the purpose of paying the Aggregate Merger Consideration to the Company’s stockholders. At or before the First Effective Time, Acquiror shall deposit with the Exchange Agent (i) a cash amount in immediately available funds equal to the Cash Consideration, and (ii) the number of shares of Acquiror Class B Common Stock equal to the Stock Consideration.

(b)       Reasonably promptly after the First Effective Time, Acquiror shall send or shall cause the Exchange Agent to send, to each record holder of shares of Company Common Stock as of immediately prior to the First Effective Time, whose Company Common Stock was converted pursuant to Section 3.1(a) into the right to receive a portion of the Aggregate Merger Consideration, a letter of transmittal and instructions (which shall specify that the delivery shall be effected, and the risk of loss and title shall pass, only upon proper transfer of each share to the Exchange Agent, and which letter of transmittal will be in customary form and have such other provisions as Acquiror may reasonably specify) for use in such exchange (each, a “Letter of Transmittal”).

(c)       Each holder of shares of Company Common Stock that have been converted into the right to receive a portion of the Aggregate Merger Consideration, pursuant to Section 3.1(a), shall be entitled to receive such portion of the Aggregate Merger Consideration, upon receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal and such other documents as may reasonably be requested by the Exchange Agent. No interest shall be paid or accrued upon the transfer of any share.

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(d)       Each holder of record of shares of Company Existing Common Stock (not including the Excluded Shares) (each, a “Holder”) shall have the right, subject to the limitations set forth in this Article III, to submit an Election in accordance with this Section 3.2(d) on or prior to the Election Deadline. The Company shall not waive the Election Deadline unless such Election Deadline is waived with respect to all Holders, the new election deadline is disclosed by the Company to all Holders on a date agreed to by Acquiror, and Acquiror has otherwise given its prior written consent (not to be unreasonably withheld, conditioned or delayed) to such waiver. “Election Deadline” means 5:00 p.m. (New York time) on the date which the parties shall agree is as near as practicable to two (2) Business Days preceding the Closing Date. The parties shall cooperate to inform each Holder of the selected date of the Election Deadline not more than fifteen (15) Business Days before, and at least five (5) Business Days prior to, the Election Deadline.

(i)       Each Holder may specify in a request made in accordance with the provisions of this Section 3.2(d)(i) (an “Election”) whether such Holder desires to make a (i) Mixed Election, (ii) Cash Election or (iii) Stock Election, in each case with respect to all the shares of Company Existing Common Stock held by such Holder, and, in the case of a Mixed Election, the Mixed Election Percentage desired by such Holder. An Election made by any Holder shall apply to all shares of Company Existing Common Stock held by such Holder. If any Holder attempts to apply an Election to only a portion of such Holder’s shares of Company Existing Common Stock, the portion of such Holder’s shares of Company Existing Common Stock with respect to which such Holder did not attempt to make an Election shall be automatically treated as if such Holder made a Mixed Election with a Mixed Election Percentage equal to the Actual Cash/Stock Ratio.

(ii)       Acquiror shall prepare a form of election that is reasonably acceptable to the Company (the “Form of Election”), which shall include the transmittal materials contemplated by Section 3.2(b), and Acquiror shall mail, or shall cause the Exchange Agent to mail and deliver, together with the Proxy Statement/Information Statement/Registration Statement, the Form of Election to Holders as of the record date established by the Board of Directors of the Company, in consultation with Acquiror, for purposes of obtaining the Company Stockholder Approval by written consent (the “Company Record Date”) not less than 10 Business Days prior to the anticipated Election Deadline (the period between such mailing and the Election Deadline, the “Election Period”). Acquiror shall use reasonable best efforts to make available one or more Forms of Election as may reasonably be requested from time to time by all persons who become Holders during the period following the Company Record Date and prior to the Election Deadline.

(iii)       Any Election shall have been made properly only if the Exchange Agent shall have received, by the Election Deadline, (A) a Form of Election properly completed and signed in accordance with the instructions therein, and (B) the properly completed and executed documents required to be delivered by such Holder pursuant to the other provisions of this Section 3.2. Any Holder that does not make a valid Election by the Election Deadline shall be deemed to have made a Mixed Election with a Mixed Election Percentage equal to the Actual Cash/Stock Ratio.

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(iv)       Any Holder may, at any time during the Election Period, revoke his, her or its Election by written notice to the Exchange Agent prior to the Election Deadline, together with a properly completed and signed revised Form of Election. Any subsequent transfer of such Holder’s shares of Company Existing Common Stock after such Holder has made an Election shall automatically revoke such Election (and such subsequent transferee may make a new Election pursuant to and if permitted by the terms of this Section 3.2(d)). Notwithstanding anything to the contrary in this Agreement, all Elections shall be automatically deemed revoked upon receipt by the Exchange Agent of written notification from the Company or Acquiror that this Agreement has been terminated in accordance with Article X. The Exchange Agent shall have reasonable discretion to determine if any Election is not properly made, changed or revoked with respect to any shares of Company Existing Common Stock (none of the Company, Acquiror, Merger Sub or the Exchange Agent being under any duty to notify any Holder of any applicable defect). In the event the Exchange Agent makes a reasonable determination that an Election was not properly made (including as a result of the Exchange Agent not receiving an Election by the Election Deadline), such Election shall be deemed to be ineffective, and the shares of Company Existing Common Stock covered by such Election shall, for purposes hereof, be deemed to be Mixed Consideration Shares with a Mixed Election Percentage equal to the Actual Cash/Stock Ratio.

(e)       Promptly following the date that is one (1) year after the First Effective Time, Acquiror shall instruct the Exchange Agent to deliver to Acquiror all documents in its possession relating to the transactions contemplated hereby, and the Exchange Agent’s duties shall terminate. Thereafter, any portion of the Aggregate Merger Consideration that remains unclaimed shall be returned to Acquiror, and any Person that was a holder of shares of Company Common Stock as of immediately prior to the First Effective Time that has not exchanged such shares of Company Common Stock for an applicable portion of the Aggregate Merger Consideration in accordance with this Section 3.2 prior to the date that is one (1) year after the First Effective Time, may transfer such shares of Company Common Stock to Acquiror and (subject to applicable abandoned property, escheat and similar Laws) receive in consideration therefor, and Acquiror shall promptly deliver, such applicable portion of the Aggregate Merger Consideration without any interest thereupon. None of Acquiror, Merger Sub, the Company, the First-Step Surviving Corporation, the Surviving Corporation or the Exchange Agent shall be liable to any Person in respect of any of the Aggregate Merger Consideration delivered to a public official pursuant to and in accordance with any applicable abandoned property, escheat or similar Laws. If any such shares shall not have not been transferred immediately prior to such date on which any amounts payable pursuant to this Article III would otherwise escheat to or become the property of any Governmental Authority, any such amounts shall, to the extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

(f)       In the event that the Company or Acquiror changes the number of shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company, shares of capital stock of Acquiror or securities convertible or exchangeable into or exercisable for shares of Company Common Stock, Acquiror Common Stock, shares of capital stock of the Company or shares of capital stock of Acquiror, as applicable, issued and outstanding prior to the First Effective Time as a result of a reclassification, stock split (including a reverse stock split), stock dividend or distribution, subdivision, exchange or readjustment of shares, or other similar transaction (other than the Pre-Closing Restructuring, the Domestication, the Total PIPE Investment and any other transactions contemplated by this Agreement or the Ancillary Agreements), then any number or amount contained herein which is based upon the price of Acquiror Common Stock, or the number of shares of Acquiror Common Stock or Company Common Stock, as the case may be, the Stock Consideration, the Cash Consideration, the Mixed Election Consideration and any other similarly dependent items shall be equitably adjusted to reflect such change; provided, however, that nothing in this Section 3.2(f) shall be deemed to permit or authorize any party hereto to effect any such change that it is not otherwise authorized or permitted to undertake pursuant to this Agreement.

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(g)       Unless the holder of Company Common Stock makes an express designation to the contrary in its Letter of Transmittal provided in accordance with Section 3.2(b), for purposes of this Agreement and in accordance with Treasury Regulation Section 1.358-2(a)(2)(ii), the cash that the holder of Company Common Stock is entitled to receive pursuant to Section 3.1(a) and Section 3.1(b) shall be treated as received for its Company Common Stock exchanged in the First Merger in the following order of priority: (i) first, to the Company Common Stock held by such holder for more than one (1) year before the First Merger within the meaning of Section 1223 of the Code, if any, allocated first to such Company Common Stock with the highest federal income tax basis and then in descending tax basis order until such cash portion for such holder has been fully allocated, and (ii) any remaining amount to all other Company Common Stock held by such holder, allocated first to such Company Common Stock with the highest federal income tax basis and then in descending tax basis order until such cash portion for such holder has been fully allocated. For the avoidance of doubt, the designation of the order in which a holder of Company Common Stock receives its allocable cash portion of the Aggregate Merger Consideration shall not change the timing or amount of the Aggregate Merger Consideration that any holder of Company Common Stock is entitled to receive under this Agreement.

Section 3.3. Treatment of Options, Restricted Stock Awards and Restricted Stock Unit Awards.

(a)       As of the First Effective Time, the Company shall take all necessary and appropriate actions so that, as of the First Effective Time, each Option that is then outstanding shall be converted into the right to receive an option relating to shares of Acquiror Class B Common Stock upon the same terms and conditions as are in effect with respect to such option immediately prior to the First Effective Time, including with respect to vesting and termination-related provisions (each, an “Acquiror Option”) except that (i) such Acquiror Option shall relate to that whole number of shares of Acquiror Class B Common Stock (rounded down to the nearest whole share) equal to the number of Company Common Shares subject to such Option, multiplied by the Exchange Ratio, and (ii) the exercise price per share for each such Acquiror Option shall be equal to the exercise price per share of such Option in effect immediately prior to the First Effective Time, divided by the Exchange Ratio (the exercise price per share, as so determined, being rounded up to the nearest full cent); provided, however, that the conversion of the Options will be made in a manner consistent with Treasury Regulation Section 1.424-1, such that such conversion will not constitute a “modification” of such Options for purposes of Section 409A or Section 424 of the Code.

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(b)       As of the First Effective Time, each unvested Restricted Stock Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive restricted shares of Acquiror Class B Common Stock (each, an “Adjusted Restricted Stock Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Award shall relate to such number of shares of Acquiror Class B Common Stock as is equal to the product of (i) the number of Company Common Shares subject to such Restricted Stock Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share. The parties hereto intend that the Acquiror Class B Common Stock payable pursuant to this Section 3.3(b) to the holders of Company Common Stock (but only with respect to their Company Common Stock which was fully vested upon receipt or for which they have filed timely and valid elections under Section 83(b) of the Code) will be treated as received in exchange for the applicable holder’s Company Common Stock, and intend to report for income Tax purposes such payments as consideration for such holder's Company Common Stock and not as compensation for services. Pursuant to Revenue Ruling 2007-49, the holders of Company Common Stock that receive Acquiror Class B Common Stock in the First Merger pursuant to this Section 3.3(b) that are subject to vesting arrangements will make a timely and valid election under Section 83(b) of the Code with respect to such Acquiror Class B Common Stock, in which case, the parties hereto intend that no compensation will occur when such Acquirer Class B Common Stock is issued or vests.

(c)       As of the First Effective Time, each Restricted Stock Unit Award that is outstanding immediately prior to the First Effective Time shall be converted into the right to receive restricted stock units based on shares of Acquiror Class B Common Stock (each, an “Adjusted Restricted Stock Unit Award”) with substantially the same terms and conditions as were applicable to such Restricted Stock Unit Award immediately prior to the First Effective Time (including with respect to vesting and termination-related provisions), except that such Adjusted Restricted Stock Unit Award shall relate to such number of shares of Acquiror Class B Common Stock as is equal to the product of (i) the number of shares of Company Common Stock subject to such Restricted Stock Unit Award immediately prior to the First Effective Time, multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the nearest whole share.

(d)       The Company shall take all necessary actions to effect the treatment of Options, Restricted Stock Awards and Restricted Stock Unit Awards pursuant to Sections 3.3(a), 3.3(b) and 3.3(c) in accordance with the Company Incentive Plan and the applicable award agreements.

Section 3.4. Withholding. Notwithstanding any other provision to this Agreement, Acquiror, the Company and the Exchange Agent, as applicable, shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement any such Taxes as may be required to be deducted and withheld from such amounts under the Code or any other applicable Law (as reasonably determined by Acquiror, the Company, and the Exchange Agent, respectively). To the extent that any amounts are so deducted and withheld and paid to the applicable Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding was made.

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Section 3.5. Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, shares of Company Common Stock issued and outstanding immediately prior to the First Effective Time and held by a holder who has not voted in favor of adoption of this Agreement or consented thereto in writing and who is entitled to demand and has properly exercised appraisal rights of such shares in accordance with Section 262 of the DGCL (such shares of Company Common Stock being referred to collectively as the “Dissenting Shares” until such time as such holder fails to perfect or otherwise waives, withdraws, or loses such holder’s appraisal rights under the DGCL with respect to such shares) shall not be converted into a right to receive a portion of the Aggregate Merger Consideration, but instead shall be entitled to only such rights as are granted by Section 262 of the DGCL; provided, however, that if, after the First Effective Time, such holder fails to perfect, waives, withdraws, or loses such holder’s right to appraisal pursuant to Section 262 of the DGCL or if a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL such shares of Company Common Stock shall be treated as if they had been converted as of the First Effective Time into the right to receive the Cash Election Consideration in accordance with Section 3.1 without interest thereon, upon transfer of such shares. The Company shall provide Acquiror prompt written notice of any demands received by the Company for appraisal of shares of Company Common Stock, any waiver or withdrawal of any such demand, and any other demand, notice, or instrument delivered to the Company prior to the First Effective Time that relates to such demand. Except with the prior written consent of Acquiror (which consent shall not be unreasonably conditioned, withheld, delayed or denied), the Company shall not make any payment with respect to, or settle, or offer to settle, any such demands.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as set forth in the disclosure letter delivered to Acquiror and Merger Sub by the Company on the date of this Agreement (the “Company Disclosure Letter”) (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article IV) and (b) as otherwise explicitly contemplated by the Pre-Closing Restructuring Plan, in each case, the Company represents and warrants to Acquiror and Merger Sub as follows:

Section 4.1. Company Organization. The Company has been duly formed or organized and is validly existing under the Laws of its jurisdiction of incorporation or organization, and has the requisite company or corporate power, as applicable, and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The Governing Documents of the Company, as amended to the date of this Agreement and as previously made available by or on behalf of the Company to Acquiror, are true, correct and complete. The Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not be material to the business of the Company and its Subsidiaries, taken as a whole.

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Section 4.2. Subsidiaries. A complete list of each Subsidiary of the Company and its jurisdiction of incorporation, formation or organization, as applicable, is set forth on Section 4.2 of the Company Disclosure Letter. The Subsidiaries of the Company have been duly formed or organized and are validly existing under the Laws of their jurisdiction of incorporation or organization and have the requisite power and authority to own, lease or operate all of their respective properties and assets and to conduct their respective businesses as they are now being conducted. True, correct and complete copies of the Governing Documents of the Company’s Subsidiaries, in each case, as amended to the date of this Agreement, have been previously made available to Acquiror by or on behalf of the Company. Each Subsidiary of the Company is duly licensed or qualified and in good standing as a foreign or extra-provincial corporation (or other entity, if applicable) in each jurisdiction in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified or in good standing, as applicable, except where the failure to be so licensed or qualified or in good standing would not have, or would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.3. Due Authorization.

(a)       Other than the Company Stockholder Approvals, the Company has all requisite company or corporate power, as applicable, and authority to execute and deliver this Agreement and the other documents to which it is a party contemplated hereby and (subject to the approvals described in Section 4.5) to consummate the transactions contemplated hereby and thereby and to perform all of its obligations hereunder and thereunder (including the Pre-Closing Restructuring). The execution and delivery of this Agreement and the other documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and approved by the Board of Directors of the Company, and no other company or corporate proceeding other than the Company Stockholder Approvals on the part of the Company is necessary to authorize this Agreement and the other documents to which the Company is a party contemplated hereby. This Agreement has been, and on or prior to the Closing and upon execution by the Company, such other documents to which the Company is a party contemplated hereby will be, duly and validly executed and delivered by the Company and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and on or prior to the Closing, the other documents to which the Company is a party contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

(b)       On or prior to the date of this Agreement, the Board of Directors of the Company has duly adopted resolutions (i) determining that this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring) are advisable and fair to, and in the best interests of, the Company and its stockholders, as applicable, and (ii) authorizing and approving the execution, delivery and performance by the Company of this Agreement and the other documents to which the Company is a party contemplated hereby and the transactions contemplated hereby and thereby (including the Pre-Closing Restructuring). No other corporate action is required on the part of the Company or any of its stockholders to enter into this Agreement or the documents to which the Company is a party contemplated hereby or to approve the Mergers or the Pre-Closing Restructuring other than the Company Stockholder Approvals.

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Section 4.4. No Conflict. Subject to the receipt of the consents, approvals, authorizations and other requirements set forth in Section 4.5 and except as set forth on Section 4.4 of the Company Disclosure Letter, the execution and delivery by the Company of this Agreement and the documents to which the Company is a party contemplated hereby and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of, or default under the Governing Documents of the Company, (b) violate or conflict with any provision of, or result in the breach of, or default under any Law or Governmental Order applicable to the Company or any of the Company’s Subsidiaries, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract of the type described in Section 4.12(a) to which the Company or any of the Company’s Subsidiaries is a party or by which the Company or any of the Company’s Subsidiaries may be bound, or terminate or result in the termination of any such foregoing Contract or (d) result in the creation of any Lien (other than Permitted Liens) upon any of the properties or assets of the Company or any of the Company’s Subsidiaries, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of the Company to enter into and perform their obligations under this Agreement or (ii) be material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.5. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of Acquiror contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority (each, a “Governmental Authorization”) is required on the part of the Company or its Subsidiaries with respect to the Company’s execution or delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby, except for (i) applicable requirements of the HSR Act; (ii) any consents, approvals, authorizations, designations, declarations, waivers or filings, the absence of which would not, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of the Company to perform or comply with on a timely basis any material obligation of the Company under this Agreement or to consummate the transactions contemplated hereby and (iii) the filing of the Certificates of Merger in accordance with the DGCL.

Section 4.6. Capitalization of the Company.

(a)       As of the date of this Agreement, and without giving effect to the Pre-Closing Restructuring, the authorized capital stock of the Company consists of 170,000,000 shares of Company Common Stock of which 42,992,515 shares are issued and outstanding as of the date of this Agreement, and 75,136,086 shares of preferred stock (of which (i) 7,199,261 shares are designated Series A-1 Preferred Stock, $0.0001 par value per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A-1 Preferred Stock”), (ii) 5,274,468 shares are designated Series A Preferred Stock, $0.0001 par value per share, all of which are issued and outstanding as of the date of this Agreement (the “Series A Preferred Stock”), (iii) 10,338,818 shares are designated Series B Preferred Stock, $0.0001 par value per share, all of which are issued and outstanding as of the date of this Agreement (the “Series B Preferred Stock”), (iv) 19,066,809 shares are designated Series C Preferred Stock, $0.0001 par value per share, all of which are issued and outstanding as of the date of this Agreement (the “Series C Preferred Stock”) and (v) 33,256,730 shares are designated Series D Preferred Stock, $0.0001 par value per share, of which 25,547,782 shares are issued and outstanding as of the date of this Agreement (the “Series D Preferred Stock”)), and there are no other authorized equity interests of the Company that are issued and outstanding. After giving effect to the Pre-Closing Restructuring (as if it were consummated on the date hereof), the issued and outstanding capital stock of the Company would consist of only shares of Company Existing Common Stock or Company Class Z Common Stock and no shares of Company Preferred Stock, and no Company Convertible Securities or Company Warrants would be outstanding. All of the issued and outstanding shares of Company Capital Stock (A) have been duly authorized and validly issued and are fully paid and non-assessable; (B) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (1) the Governing Documents of the Company and (2) any other applicable Contracts governing the issuance of such securities; (C) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of the Company or any Contract to which the Company is a party or otherwise bound; and (D) are free and clear of any Liens other than Permitted Liens. All shares of Company Common Stock are book-entry shares in the form of electronic stock certificates on the electronic capitalization management system provided by eShares, Inc., d/b/a Carta, Inc.

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(b)       As of the date of this Agreement, (i) Options to purchase 18,052,548 Company Common Stock, of which 16,116,380 Options that have not been exercised have early exercise features, and (ii) Restricted Stock Awards with respect to 2,779,715 shares of Company Common Stock, of which 9,145 shares of restricted Company Common Stock have been received upon the early exercise of Options and are subject to vesting conditions as of the date of this Agreement. The Company has provided to Acquiror, prior to the date of this Agreement, a true and complete list of each current or former employee, consultant or director of the Company or any of its Subsidiaries who, as of the date of this Agreement, holds a Company Award, including the type of Company Award, the number of shares of Company Common Stock subject thereto, vesting schedule and, if applicable, the exercise price thereof. All Options and Restricted Stock Awards are evidenced by award agreements in substantially the forms previously made available to Acquiror, and no Option or Restricted Stock Award is subject to terms that are materially different from those set forth in such forms. Each Option and each Restricted Stock Award was validly issued and either properly approved by or issued pursuant to an Option properly approved by the Board of Directors of the Company (or appropriate committee thereof).

(c)       Except as set forth on Section 4.6(c) of the Company Disclosure Letter and the Company Convertible Securities, the Company has not granted any outstanding subscriptions, options, stock appreciation rights, warrants, rights or other securities (including debt securities) convertible into or exchangeable or exercisable for shares of Company Capital Stock, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of the Company or the value of which is determined by reference to shares or other equity interests of the Company, and there are no voting trusts, proxies or agreements of any kind which may obligate the Company to issue, purchase, register for sale, redeem or otherwise acquire any shares of Company Capital Stock.

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Section 4.7. Capitalization of Subsidiaries.

(a)       The outstanding shares of capital stock or equity interests of each of the Company’s Subsidiaries (i) have been duly authorized and validly issued, are, to the extent applicable, fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) the Governing Documents of each such Subsidiary, and (B) any other applicable Contracts governing the issuance of such securities; (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, the Governing Documents of each such Subsidiary or any Contract to which each such Subsidiary is a party or otherwise bound; and (iv) are free and clear of any Liens other than Permitted Liens.

(b)       The Company owns of record and beneficially all the issued and outstanding shares of capital stock or equity interests of such Subsidiaries free and clear of any Liens other than Permitted Liens.

(c)       Except as set forth on Section 4.7(c) of the Company Disclosure Letter, there are no outstanding subscriptions, options, warrants, rights or other securities (including debt securities) exercisable or exchangeable for any capital stock of such Subsidiaries, any other commitments, calls, conversion rights, rights of exchange or privilege (whether pre-emptive, contractual or by matter of Law), plans or other agreements of any character providing for the issuance of additional shares, the sale of treasury shares or other equity interests, or for the repurchase or redemption of shares or other equity interests of such Subsidiaries or the value of which is determined by reference to shares or other equity interests of the Subsidiaries, and there are no voting trusts, proxies or agreements of any kind which may obligate any Subsidiary of the Company to issue, purchase, register for sale, redeem or otherwise acquire any of its capital stock.

Section 4.8. Financial Statements.

(a)       Attached as Section 4.8(a) of the Company Disclosure Letter are:

(i)       true and complete copies of the audited consolidated balance sheet and statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2019 and December 31, 2018, together with the auditor’s reports thereon (the “Audited Financial Statements”); and

(ii)       true and complete copies of the unaudited condensed consolidated balance sheet and statements of operations, cash flows and stockholders’ equity of the Company and its Subsidiaries as of and for the three-month period ended March 31, 2020 (the “Q1 Financial Statements”) and the three- and six-month period ended June 30, 2020 (the “Q2 Financial Statements”, and, together with the Audited Financial Statements and Q3 Financial Statements, the “Financial Statements”).

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(b)       Except as set forth on Section 4.8(b) of the Company Disclosure Letter, the Audited Financial Statements, the Q1 Financial Statements, the Q2 Financial Statements and, when delivered pursuant to Section 6.3, the Q3 Financial Statements, in each case, (i) fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries, as at the respective dates thereof, and the consolidated results of their operations, their consolidated incomes, their consolidated changes in stockholders’ equity (with respect to the Audited Financial Statements only) and their consolidated cash flows for the respective periods then ended (subject, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, to normal year-end adjustments and the absence of footnotes), (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of the Q1 Financial Statements, Q2 Financial Statements and Q3 Financial Statements, the absence of footnotes or the inclusion of limited footnotes), (iii) were prepared from, and are in accordance in all material respects with, the books and records of the Company and its consolidated Subsidiaries and (iv) when delivered by the Company for inclusion in the Registration Statement for filing with the SEC following the date of this Agreement in accordance with Section 6.3, will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant, in effect as of the respective dates thereof.

(c)       Neither the Company (including any employee thereof) nor any independent auditor of the Company has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by the Company, (ii) any fraud, whether or not material, that involves the Company’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company or (iii) any claim or allegation regarding any of the foregoing.

Section 4.9. Undisclosed Liabilities. Except as set forth on Section 4.9 of the Company Disclosure Letter, there is no other liability, debt (including Indebtedness, including any such debt in respect of any loan (each, a “PPP Loan”) obtained pursuant to the Paycheck Protection Program administered by the United States Small Business Administration under the Coronavirus Aid, Relief and Economic Security Act (CARES) (the “Company PPP Loan Indebtedness”)) or obligation of, or claim or judgment against, the Company or any of the Company’s Subsidiaries (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities, debts, obligations, claims or judgments (a) reflected or reserved for on the Financial Statements or disclosed in the notes thereto, (b) that have arisen since the date of the most recent balance sheet included in the Financial Statements in the ordinary course of the operation of business, consistent with past practice, of the Company and its Subsidiaries, (c) that will be discharged or paid off prior to or at the Closing, (d) have arisen in connection with the authorization, preparation, negotiation, execution or performance of this Agreement or the consummation of the transactions contemplated hereby, and will be disclosed or otherwise taken into account in the notice of Unpaid Transaction Expenses to be delivered to Acquiror by the Company pursuant to Section 2.4(c)(ii).

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Section 4.10. Litigation and Proceedings. Except as set forth on Section 4.10 of the Company Disclosure Letter, as of the date hereof, (a) there are no pending or, to the knowledge of the Company, threatened, lawsuits, actions, suits, judgments, claims, proceedings or any other Actions (including any investigations or inquiries initiated, pending or threatened) by any Governmental Authority, or other proceedings at law or in equity (collectively, “Legal Proceedings”), against the Company or any of the Company’s Subsidiaries or their respective properties or assets; and (b) there is no outstanding Governmental Order imposed upon the Company or any of the Company’s Subsidiaries; nor are any properties or assets of the Company or any of the Company’s Subsidiaries’ respective businesses bound or subject to any Governmental Order, except in the case of each of clauses (a) and (b), as would not be, or would not reasonably be expected to be, material to the business of the Company and its Subsidiaries, taken as a whole.

Section 4.11. Legal Compliance.

(a)       Each of the Company and its Subsidiaries is, and for the prior five (5) years has been, in compliance in all material respects with applicable Law.

(b)       The Company and its Subsidiaries maintain a program of policies, procedures, and internal controls reasonably designed and implemented to (i) prevent the use of the products and services of the Company and its Subsidiaries in a manner that violates applicable Law (including money laundering or fraud), and (ii) otherwise provide reasonable assurance that violations of applicable Law by any of the Company’s or its Subsidiaries’ directors, officers, employees or its or their respective agents, representatives or other Persons, acting on behalf of the Company or any of the Company’s Subsidiaries, will be prevented, detected and deterred.

(c)       Neither the Company nor any of its Subsidiaries or any of the officers, directors or employees thereof acting in such capacity has received any written notice of, or been charged with, the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to the Company and its Subsidiaries.

Section 4.12. Contracts; No Defaults.

(a)       Section 4.12(a) of the Company Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xviii) below to which, as of the date of this Agreement, the Company or any of the Company’s Subsidiaries is a party or by which they are bound, other than a Company Benefit Plan. True, correct and complete copies of the Contracts listed on Section 4.12(a) of the Company Disclosure Letter have previously been delivered to or made available to Acquiror or its agents or representatives, together with all amendments thereto.

(i)       Any Contract with any of the Top Vendors;

(ii)       Any Contract that is an agreement with a Governmental Authority, including any Contract whereby the Company or any of its Subsidiaries is providing benefits to a beneficiary under a Medicare, Medicaid, Federal Employees Health Benefits Program, TRICARE, Military & Family Life Counseling program, Patient Centered Community Care Programs/VA Choice, or other government healthcare program;

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(iii)       any Contract that is a Provider Contract with any of the ten (10) largest Providers as measured in terms of aggregate medical claim payments received from the Company or any of its Subsidiaries during the twelve months ended August 31, 2020, and in each case excluding any retail pharmacy, mail pharmacy or specialty pharmacy agreement;

(iv)       Each note, debenture, other evidence of Indebtedness, guarantee, loan, credit or financing agreement or instrument or other Contract for money borrowed by the Company or any of the Company’s Subsidiaries, including any agreement or commitment for future loans, credit or financing, in each case, in excess of $500,000;

(v)       Each Contract for the acquisition of any Person or any business unit thereof or the disposition of any material assets of the Company or any of its Subsidiaries in the last five (5) years, in each case, involving payments in excess of $500,000 other than Contracts in which the applicable acquisition or disposition has been consummated and there are no material obligations ongoing;

(vi)       Each lease, rental or occupancy agreement, license, installment and conditional sale agreement, and other Contract that provides for the ownership of, leasing of, title to, use of, or any leasehold or other interest in any real or personal property and involves aggregate payments in excess of $50,000 in any calendar year;

(vii)       Each Contract involving the formation of a joint venture, partnership, or limited liability company;

(viii)       Contracts (other than employment agreements, employee confidentiality and invention assignment agreements, individual consulting or advisor agreements, equity or incentive equity documents and Governing Documents) between the Company and its Subsidiaries, on the one hand, and Affiliates of the Company or any of the Company’s Subsidiaries (other than the Company or any of the Company’s Subsidiaries), the officers and managers (or equivalents) of the Company or any of the Company’s Subsidiaries, the members or stockholders of the Company or any of the Company’s Subsidiaries, any employee of the Company or any of the Company’s Subsidiaries or a member of the immediate family of the foregoing Persons, on the other hand (collectively, “Affiliate Agreements”);

(ix)       Contracts with each current employee or individual independent contractor of the Company or its Subsidiaries that provide annual base remuneration (excluding bonus and other benefits) in excess of $250,000;

(x)       Contracts in excess of $250,000 with any employee or consultant of the Company or any of the Company’s Subsidiaries that provide for change in control, retention or similar payments or benefits contingent upon, accelerated by or triggered by the consummation of the transactions contemplated hereby;

(xi)       Contracts containing covenants of the Company or any of the Company’s Subsidiaries (A) prohibiting or limiting the right of the Company or any of the Company’s Subsidiaries to engage in or compete with any Person in any line of business in any material respect or (B) prohibiting or restricting the Company’s and the Company’s Subsidiaries’ ability to conduct their business with any Person in any geographic area in any material respect;

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(xii)       Any collective bargaining (or similar) agreement or Contract between the Company or any of the Company’s Subsidiaries, on one hand, and any labor union or other body representing employees of the Company or any of the Company’s Subsidiaries, on the other hand;

(xiii)       Each Contract (including license agreements, coexistence agreements, and agreements with covenants not to sue, but not including non-disclosure agreements, contractor services agreements, consulting services agreements, incidental trademark licenses incident to marketing, printing or advertising Contracts or ordinary course non-exclusive license agreements to clinical provider end users) pursuant to which the Company or any of the Company’s Subsidiaries (A) grants to a third Person the right to use material Intellectual Property of the Company and its Subsidiaries or (B) is granted by a third Person the right to use Intellectual Property that is material to the business of the Company and its Subsidiaries (other than Contracts granting nonexclusive rights to use commercially available off-the-shelf software);

(xiv)       Each Contract requiring capital expenditures by the Company or any of the Company’s Subsidiaries after the date of this Agreement in an amount in excess of $1,000,000 in any calendar year;

(xv)       Any Contract that (A) grants to any third Person any “most favored nation rights” or (B) grants to any third Person price guarantees for a period greater than one year from the date of this Agreement and requires aggregate future payments to the Company and its Subsidiaries in excess of $500,000 in any calendar year;

(xvi)       Each of the arrangements and agreements described on Section 4.12(a)(xvi) of the Company Disclosure Letter, whether or not in written form (and if in written from, whether or not executed by the parties thereto as of the date of this Agreement);

(xvii)       Contracts granting to any Person (other than the Company or its Subsidiaries) a right of first refusal, first offer or similar preferential right to purchase or acquire equity interests in the Company or any of the Company’s Subsidiaries; and

(xviii)       Any outstanding written commitment to enter into any Contract of the type described in subsections (i) through (xvii) of this Section 4.12(a).

(b)       Except for any Contract that will terminate upon the expiration of the stated term thereof prior to the Closing Date, all of the Contracts listed pursuant to Section 4.12(a) in the Company Disclosure Letter are (i) in full force and effect and (ii) represent the legal, valid and binding obligations of the Company or the Subsidiary of the Company party thereto and, to the knowledge of the Company, represent the legal, valid and binding obligations of the counterparties thereto. Except, in each case, where the occurrence of such breach or default or failure to perform would not be material to the Company and its Subsidiaries, taken as a whole, (x) the Company and its Subsidiaries have performed in all respects all respective obligations required to be performed by them to date under such Contracts listed pursuant to Section 4.12(a), and neither the Company, the Company’s Subsidiaries, nor, to the knowledge of the Company, any other party thereto is in breach of or default under any such Contract, (y) during the last twelve (12) months, neither the Company nor any of its Subsidiaries has received any written claim or written notice of termination or breach of or default under any such Contract, and (z) to the knowledge of the Company, no event has occurred which individually or together with other events, would reasonably be expected to result in a breach of or a default under any such Contract by the Company or its Subsidiaries or, to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both).

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Section 4.13. Company Benefit Plans.

(a)       Section 4.13(a) of the Company Disclosure Letter sets forth a complete list, as of the date hereof, of each “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, (“ERISA”) and any other plan, policy, program or agreement (including any employment, bonus, incentive or deferred compensation, employee loan, note or pledge agreement, equity or equity-based compensation, severance, retention, supplemental retirement, change in control or similar plan, policy, program or agreement) providing compensation or other benefits to any current or former director, officer, individual consultant, worker or employee, which are currently maintained, sponsored or contributed to by the Company or any of the Company’s Subsidiaries, or to which the Company or any of the Company’s Subsidiaries is a party or has or may have any liability, and in each case whether or not (i) subject to the Laws of the United States, (ii) in writing or (iii) funded, but excluding in each case any statutory plan, program or arrangement that is required under applicable law and maintained by any Governmental Authority (each, a “Company Benefit Plan”). The Company has made available to Acquiror, to the extent applicable, true, complete and correct copies of (A) each such Company Benefit Plan (or, if not written a written summary of its material terms) and all plan documents, trust agreements, insurance Contracts or other funding vehicles and all amendments thereto, (B) the most recent summary plan descriptions, including any summary of material modifications (C) the most recent annual reports (Form 5500 series) filed with the IRS with respect to such Company Benefit Plan, (D) the most recent actuarial report or other financial statement relating to such Company Benefit Plan, and (E) the most recent determination or opinion letter, if any, issued by the IRS with respect to any Company Benefit Plan and any pending request for such a determination letter.

(b)       Except as set forth on Section 4.13(b) of the Company Disclosure Letter, (i) each Company Benefit Plan has been operated and administered in material compliance with its terms and all applicable Laws, including ERISA and the Code; (ii) all contributions required to be made with respect to any Company Benefit Plan on or before the date hereof have been made and all obligations in respect of each Company Benefit Plan as of the date hereof have been accrued and reflected in the Company’s financial statements to the extent required by GAAP; (iii) each Company Benefit Plan which is intended to be qualified within the meaning of Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualification or may rely upon an opinion letter for a prototype plan and, to the knowledge of the Company, no fact or event has occurred that would reasonably be expected to adversely affect the qualified status of any such Company Benefit Plan; (iv) to the knowledge of the Company, there has not been any “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code, other than a transaction that is exempt under a statutory or administrative exemption) with respect to any Company Benefit Plan; and (v) neither the Company nor, to the knowledge of the Company, any other “fiduciary” (as defined in Section 3(21) of ERISA) has any liability for breach of fiduciary duty or any other failure to act or comply in connection with the administration or investment of the assets of any Company Benefit Plan.

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(c)       No Company Benefit Plan is a multiemployer pension plan (as defined in Section 3(37) of ERISA) (a “Multiemployer Plan”) or other pension plan that is subject to Title IV of ERISA (“Title IV Plan”) and neither the Company nor any of its ERISA Affiliates has sponsored or contributed to, been required to contribute to, or had any actual or contingent liability under, a Multiemployer Plan or Title IV Plan at any time within the previous six (6) years. Neither the Company nor any of its ERISA Affiliates has incurred any withdrawal liability under Section 4201 of ERISA that has not been fully satisfied.

(d)       With respect to each Company Benefit Plan, no actions, suits or claims (other than routine claims for benefits in the ordinary course) are pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company, no facts or circumstances exist that would reasonably be expected to give rise to any such actions, suits or claims.

(e)       No Company Benefit Plan provides medical, surgical, hospitalization, death or similar benefits (whether or not insured) for employees or former employees of the Company or any Subsidiary for periods extending beyond their retirement or other termination of service, other than (i) coverage mandated by applicable Law, (ii) death benefits under any “pension plan,” or (iii) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No condition exists that would prevent the Company or any Subsidiary of the Company from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any active employee of the Company or any Subsidiary of the Company (other than in accordance with the applicable Company Benefit Plan).

(f)       Except as set forth on Section 4.13(f) of the Company Disclosure Letter or as required by applicable Law or this Agreement, the consummation of the transactions contemplated hereby will not, either alone or in combination with another event (such as termination following the consummation of the transactions contemplated hereby), (i) entitle any current or former employee, officer or other service provider of the Company or any Subsidiary of the Company to any severance pay or any other compensation or benefits payable or to be provided by the Company or any Subsidiary of the Company, except as expressly provided in this Agreement, (ii) accelerate the time of payment, funding or vesting, or increase the amount of compensation or benefits due any such employee, officer or other individual service provider by the Company or a Subsidiary of the Company, or (iii) accelerate the vesting and/or settlement of any Company Award. The consummation of the transactions contemplated hereby will not, either alone or in combination with another event, result in any “excess parachute payment” under Section 280G of the Code to any employee, officer or other individual service provider of the Company or a Subsidiary of the Company. No Company Benefit Plan provides for a Tax gross-up, make whole or similar payment with respect to the Taxes imposed under Sections 409A or 4999 of the Code.

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(g)       All Options have been granted in accordance with the terms of the Company Incentive Plan. Each Option has been granted with an exercise price that is no less than the fair market value of the underlying Company Common Stock on the date of grant, as determined in accordance with Section 409A of the Code or Section 422 of the Code, if applicable. Each Option is intended to either qualify as an “incentive stock option” under Section 422 of the Code or to be exempt under Section 409A of the Code. The Company has made available to Acquiror, accurate and complete copies of (i) the Company Incentive Plan, (ii) the forms of standard award agreement under the Company Incentive Plan, (iii) copies of any award agreements that materially deviate from such forms and (iv) a list of all outstanding equity and equity-based awards granted under any Company Incentive Plan, together with the material terms thereof (including but not limited to grant date, exercise price, vesting terms, form of award, expiration date, and number of shares underlying such award). The treatment of Options under this Agreement does not violate the terms of the Company Incentive Plan or any Contract governing the terms of such awards.

(h)       With respect to each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States, (i) all employer contributions to each such Company Benefit Plan required by Law or by the terms of such Company Benefit Plan have been made, (ii) each such Company Benefit Plan required to be registered has been registered and has been maintained in good standing with applicable regulatory authorities and, to the knowledge of the Company, no event has occurred since the date of the most recent approval or application therefor relating to any such Company Benefit Plan that would reasonably be expected to adversely affect any such approval or good standing, and (iii) each such Company Benefit Plan required to be fully funded or fully insured, is fully funded or fully insured, including any back-service obligations, on an ongoing and termination or solvency basis (determined using reasonable actuarial assumptions) in compliance with applicable Laws. Each Company Benefit Plan subject to the Laws of any jurisdiction outside the United States which provides retirement benefits is a defined contribution plan.

Section 4.14. Labor Relations; Employees.

(a)       Except as set forth on Section 4.14(a) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining agreement, or any similar agreement, no such agreement is being negotiated by the Company or any of the Company’s Subsidiaries, and no labor union or any other employee representative body has requested or, to the knowledge of the Company, has sought to represent any of the employees of the Company or its Subsidiaries. To the knowledge of the Company, there have been no labor organization activity involving any employees of the Company or any of its Subsidiaries. In the past three (3) years, there has been no actual or, to the knowledge of the Company, threatened strike, slowdown, work stoppage, lockout or other material labor dispute against or affecting the Company or any Subsidiary of the Company.

(b)       Each of the Company and its Subsidiaries are, and have been for the past three (3) years, in material compliance with all applicable Laws respecting labor and employment including, but not limited to, all Laws respecting terms and conditions of employment, health and safety, wages and hours, holiday pay and the calculation of holiday pay, working time, employee classification (with respect to both exempt vs. non-exempt status and employee vs. independent contractor and worker status), child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity and equal pay, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues and unemployment insurance.

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(c)       In the past three (3) years, the Company and its Subsidiaries have not received (i) notice of any unfair labor practice charge or complaint pending or threatened before the National Labor Relations Board or any other Governmental Authority against them, (ii) notice of any complaints, grievances or arbitrations arising out of any collective bargaining agreement or any other complaints, grievances or arbitration procedures against them, (iii) notice of any charge or complaint with respect to or relating to them pending before the Equal Employment Opportunity Commission or any other Governmental Authority responsible for the prevention of unlawful employment practices, (iv) notice of the intent of any Governmental Authority responsible for the enforcement of labor, employment, wages and hours of work, child labor, immigration, or occupational safety and health Laws to conduct an investigation with respect to or relating to them or notice that such investigation is in progress, or (v) notice of any complaint, lawsuit or other proceeding pending or threatened in any forum by or on behalf of any present or former employee of such entities, any applicant for employment or classes of the foregoing alleging breach of any express or implied Contract of employment, any applicable Law governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(d)       To the knowledge of the Company, no employee of the Company or any Company’s Subsidiaries with annual base salary of $250,000 or more or at the level of Vice President or higher intends to terminate his or her employment.

(e)       To the knowledge of the Company, no present or former employee, worker or independent contractor of the Company or any of the Company’s Subsidiaries’ is in violation of (i) any restrictive covenant, nondisclosure obligation or fiduciary duty to the Company or any of the Company’s Subsidiaries or (ii) any restrictive covenant or nondisclosure obligation to a former employer or engager of any such individual relating to (A) the right of any such individual to work for or provide services to the Company or any of the Company’s Subsidiaries’ or (B) the knowledge or use of trade secrets or proprietary information.

(f)       Neither the Company nor any of the Company’s Subsidiaries is party to a settlement agreement with a current or former officer, employee or independent contractor of the Company or any of the Company’s Subsidiaries that involves allegations relating to sexual harassment, sexual misconduct or discrimination by either (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above. To the knowledge of the Company, in the last five (5) years, no allegations of sexual harassment, sexual misconduct or discrimination have been made against (i) an officer of the Company or any of the Company’s Subsidiaries or (ii) an employee of the Company or any of the Company’s Subsidiaries at the level of Vice President or above.

(g)       In the past four (4) years, neither the Company nor any of the Company’s Subsidiaries has misclassified its current or former independent contractors as such or its current or former employees as exempt or nonexempt from wage and hour Laws.

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Section 4.15. Taxes.

(a)       All material Tax Returns required to be filed by or with respect to the Company or any of its Subsidiaries have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)       The Company and each of its Subsidiaries have withheld from amounts owing to any employee, creditor or other Person in all material respects all Taxes required by Law to be withheld, paid over to the proper Governmental Authority in a timely manner all such withheld amounts and complied in all material respects with all applicable withholding and related reporting requirements with respect to such Taxes.

(c)       There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of the Company or any of its Subsidiaries.

(d)       No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against the Company or any of its Subsidiaries that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(e)       There are no Tax audits or other examinations by a Governmental Authority of the Company or any of its Subsidiaries presently in progress, nor has the Company or any of its Subsidiaries been notified in writing by a Governmental Authority of (nor to the knowledge of the Company has there been) any request or threat for such an audit or other examination, and there are no waivers, extensions or requests by a Governmental Authority for any waivers or extensions of any statute of limitations currently in effect with respect to any amount of Taxes of the Company or any of its Subsidiaries.

(f)       Neither the Company nor any of its Subsidiaries has made a request for an advance tax ruling, request for technical advice, a request for a change of any method of accounting or any similar request that is in progress or pending with any Governmental Authority with respect to any Taxes.

(g)       Neither the Company nor any of its Subsidiaries is a party to or bound by any Tax indemnification or Tax sharing agreement (other than any such agreement solely between the Company and its existing Subsidiaries and customary commercial Contracts not primarily related to Taxes).

(h)       Neither the Company nor any of its Subsidiaries has been a party to any transaction treated by the parties as a distribution of stock qualifying for Tax-free treatment under Section 355 of the Code in the two (2) years prior to the date of this Agreement.

(i)       Neither the Company nor any of its Subsidiaries (i) is liable for Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Tax Law or as a transferee or successor or by Contract (other than customary commercial Contracts not primarily related to Taxes) or (ii) has ever been a member of an affiliated, consolidated, combined or unitary group filing for U.S. federal, state or local income Tax purposes, other than a group the common parent of which was or is the Company or any of its Subsidiaries.

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(j)       No written claim has been made to the Company or any of its Subsidiaries by any Governmental Authority where the Company or any of its Subsidiaries does not file Tax Returns that it is or may be subject to taxation in that jurisdiction.

(k)       Neither the Company nor any of its Subsidiaries has, or has ever had, a permanent establishment in any country other than the country of its organization, or is, or has ever been, subject to income Tax in a jurisdiction outside the country of its organization.

(l)       Neither the Company nor any of its Subsidiaries has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(m)       The Company and each of its Subsidiaries is registered for the purposes of sales Tax, use Tax, Transfer Taxes, value added Taxes or any similar Tax in all jurisdictions where it is required by Law to be so registered, and has complied in all material respects with all Laws relating to such Taxes.

(n)       Neither the Company nor any of its Subsidiaries will be required to include any amount in taxable income, exclude any item of deduction or loss from taxable income, or make any adjustment under Section 481 of the Code (or any similar provision of state, local or foreign Law) for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) installment sale, intercompany transaction described in the Treasury Regulations under Section 1502 of the Code (or any similar provision of state, local or foreign Law) or open transaction disposition made prior to the Closing, (ii) prepaid amount received or deferred revenue recognized prior to the Closing, (iii) change in method of accounting made prior to the Closing, (iv) ”closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) executed prior to the Closing or (v) by reason of Section 965(a) of the Code or election pursuant to Section 965(h) of the Code (or any similar provision of state, local or foreign Law).

(o)       The Company has not been, is not, and immediately prior to the First Effective Time will not be, treated as an “investment company” within the meaning of Section 368(a)(2)(F) of the Code.

(p)       The Company has not taken any action, nor to the knowledge of the Company or any of its Subsidiaries are there any facts or circumstances, that could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 4.16. Brokers’ Fees. Except as set forth on Section 4.16 of the Company Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by the Company, any of the Company’s Subsidiaries’ or any of their Affiliates for which Acquiror, the Company or any of the Company’s Subsidiaries has any obligation.

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Section 4.17. Insurance. Section 4.17 of the Company Disclosure Letter contains a list of, as of the date hereof, all material policies or binders of property, fire and casualty, product liability, workers’ compensation, and other forms of insurance held by, or for the benefit of, the Company or any of the Company’s Subsidiaries as of the date of this Agreement. True, correct and complete copies of such insurance policies as in effect as of the date hereof have previously been made available to Acquiror. All such policies are in full force and effect, all premiums due have been paid, and no notice of cancellation or termination has been received by the Company or any of the Company’s Subsidiaries with respect to any such policy. Except as disclosed on Section 4.17 of the Company Disclosure Letter, no insurer has denied or disputed coverage of any material claim under an insurance policy during the last twelve (12) months.

Section 4.18. Permits.

(a)       The Company and its Subsidiaries have obtained, and maintain, all Permits required to permit the Company and its Subsidiaries to own, operate, use and maintain their assets in the manner in which they are now operated and maintained and to conduct the business of the Company and its Subsidiaries as currently conducted in all material respects. Each material Permit held by the Company or any of the Company’s Subsidiaries is and has been for the past three (3) years valid, binding and in full force and effect, and each of the Company and its Subsidiaries is and has been during the past three (3) years in compliance with all such Permits. Neither the Company nor any of its Subsidiaries (i) is or has been in default or violation (and no event has occurred which, with notice or the lapse of time or both, would constitute a material default or violation) in any material respect of any term, condition or provision of any material Permit to which it is a party, (ii) is or has been during the past three (3) years the subject of any pending or threatened Action by a Governmental Authority seeking the cancellation, revocation, suspension, termination, limitation, suspension, modification, or impairment of any material Permit; or (iii) has received any notice that any Governmental Authority that has issued any material Permit intends to cancel, terminate, revoke, limit, suspend, condition, modify or not renew any such material Permit, except to the extent such material Permit may be amended, replaced, or reissued as a result of and as necessary to reflect the transactions contemplated hereby, or as otherwise disclosed in Section 4.4 of the Company Disclosure Letter, provided such amendment, replacement, or reissuance does not materially adversely affect the continuous conduct of the business of the Company and its Subsidiaries as currently conducted from and after Closing.

(b)       Section 4.18(b) of the Company Disclosure Letter sets forth a true, correct and complete list of material Permits held by the Company or its Subsidiaries.

Section 4.19. Equipment and Other Tangible Property. The Company or one of its Subsidiaries owns and has good title to, and has the legal and beneficial ownership of or a valid leasehold interest in or right to use by license or otherwise, all material machinery, equipment and other tangible property reflected on the books of the Company and its Subsidiaries as owned by the Company or one of its Subsidiaries, free and clear of all Liens other than Permitted Liens. All material personal property and leased personal property assets of the Company and its Subsidiaries are structurally sound and in good operating condition and repair (ordinary wear and tear expected) and are suitable for their present use.

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Section 4.20. Real Property.

(a)       Section 4.20 of the Company Disclosure Letter sets forth a true, correct and complete list as of the date of this Agreement of all Leased Real Property and all Real Property Leases (as hereinafter defined) pertaining to such Leased Real Property. With respect to each parcel of Leased Real Property:

(i)       The Company or one of its Subsidiaries holds a good and valid leasehold estate in, and enjoys, in all material respects, peaceful and undisturbed possession of, such Leased Real Property, free and clear of all Liens, except for Permitted Liens.

(ii)       The Company’s and its Subsidiaries’, as applicable, possession and quiet enjoyment of the Leased Real Property under such Real Property Leases has not been materially disturbed.

(iii)       The Company and its Subsidiaries have delivered to Acquiror true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in to the Leased Real Property by or to the Company and its Subsidiaries, including all amendments, terminations and modifications thereof (collectively, the “Real Property Leases”), and none of such Real Property Leases have been modified in any material respect, except to the extent that such modifications have been disclosed by the copies delivered to Acquiror.

(iv)       The Company and its Subsidiaries are in material compliance with all Liens, encumbrances, easements, restrictions, and other matters of record affecting the Leased Real Property, and neither the Company nor any of the Company’s Subsidiaries has received any written notice alleging any default or breach under any of such Liens, encumbrances, easements, restrictions, or other matters and, to the knowledge of the Company, no default or breach, nor any event that with notice or the passage of time would result in a default or breach, by any other contracting parties has occurred thereunder. To the knowledge of the Company, there are no material disputes with respect to such Real Property Leases.

(v)       As of the date of this Agreement, no party, other than the Company or its Subsidiaries, has any right to use or occupy the Leased Real Property or any portion thereof.

(vi)       Neither the Company nor any of its Subsidiaries have received written notice of any current condemnation proceeding or proposed similar Action or agreement for taking in lieu of condemnation with respect to any portion of the Leased Real Property.

(b)       None of the Company or any of its Subsidiaries owns any land (“Owned Land”).

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Section 4.21. Intellectual Property.

(a)       Section 4.21(a) of the Company Disclosure Letter lists each item of Intellectual Property that is registered and applied-for with a Governmental Authority and is owned by the Company or any of the Company’s Subsidiaries as of the date of this Agreement, whether applied for or registered in the United States or internationally as of the date of this Agreement (“Company Registered Intellectual Property”). The Company or one of the Company’s Subsidiaries is the sole and exclusive beneficial and record owner of all of the items of Company Registered Intellectual Property, and, to the knowledge of the Company, all such Company Registered Intellectual Property is subsisting and, excluding any pending applications included in the Company Registered Intellectual Property, is valid and enforceable.

(b)       Except as would not be expected to be material to the Company and its Subsidiaries, taken as a whole, the Company or one of its Subsidiaries owns, free and clear of all Liens (other than Permitted Liens), or has a valid right to use, all Intellectual Property reasonably necessary for the continued conduct of the business of the Company and its Subsidiaries in substantially the same manner as such business has been operated during the twelve (12) months prior to the date hereof.

(c)       The Company and its Subsidiaries have not within the three (3) years preceding the date of this Agreement infringed upon, misappropriated or otherwise violated and are not infringing upon, misappropriating or otherwise violating any Intellectual Property of any third Person, and there is no Action pending to which the Company or any of the Company’s Subsidiaries is a named party, or to the knowledge of the Company, that is threatened in writing, alleging the Company’s or its Subsidiaries’ infringement, misappropriation or other violation of any Intellectual Property of any third Person.

(d)       Except as set forth on Section 4.21(d) of the Company Disclosure Letter, to the knowledge of the Company as of the date of this Agreement (i) no Person is infringing upon, misappropriating or otherwise violating any material Intellectual Property of the Company or any of the Company’s Subsidiaries in any material respect, and (ii) the Company and its Subsidiaries have not sent to any Person within the three (3) years preceding the date of this Agreement any written notice, charge, complaint, claim or other written assertion against such third Person claiming infringement or violation by or misappropriation of any Intellectual Property of the Company or any of the Company’s Subsidiaries.

(e)       The Company and its Subsidiaries take commercially reasonable measures to protect the confidentiality of trade secrets included in their Intellectual Property that are material to the business of the Company and its Subsidiaries. To the knowledge of the Company, there has not been any unauthorized disclosure of or unauthorized access to any trade secrets of the Company or any of the Company’s Subsidiaries to or by any Person in a manner that has resulted or may result in the misappropriation of, or loss of trade secret or other rights in and to such information.

(f)       With respect to the software used or held for use in the business of the Company and its Subsidiaries, to the knowledge of the Company, no such software contains any undisclosed or hidden device or feature designed to disrupt, disable, or otherwise impair the functioning of any software or any “back door,” “time bomb”, “Trojan horse,” “worm,” “drop dead device,” or other malicious code or routines that permit unauthorized access or the unauthorized disablement or erasure of such or other software or information or data (or any parts thereof) of the Company or its Subsidiaries or customers of the Company and its Subsidiaries.

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(g)       The Company’s and its Subsidiaries’ use and distribution of (i) software developed by the Company or any Subsidiary, and (ii) Open Source Materials, is in material compliance with all Open Source Licenses applicable thereto. None of the Company or any Subsidiary of the Company has used any Open Source Materials in a manner that requires any software or Intellectual Property owned by the Company or any of the Company’s Subsidiaries, to be subject to Copyleft Licenses.

Section 4.22. Privacy and Cybersecurity.

(a)       The Company and its Subsidiaries maintain, and during the three (3) years preceding the date of this Agreement, have adopted, implemented and maintained a data privacy and security compliance program that complies in all material respects with all applicable Privacy/Cybersecurity Requirements, protects the Company’s information technology and Protected Health Information, as that term is defined in 45 C.F.R. §160.103, in its possession and control against reasonably anticipated threats, hazards to their security and the unauthorized use or disclosure of thereof and that includes comprehensive and robust plans, policies, procedures and administrative, technical and physical safeguards.

(b)       The Company and its Subsidiaries maintain and are in compliance with, and during the three (3) years preceding the date of this Agreement have maintained and been in compliance with, (i) all applicable Laws relating to the privacy and/or security of personal information, (ii) the Company’s and its Subsidiaries’ posted or publicly facing privacy policies, and (iii) the Company’s and its Subsidiaries’ contractual obligations concerning cybersecurity, data security and the security of the Company’s and each of its Subsidiaries’ information technology systems, in each case of clauses (i)-(iii) above, including as it relates to (A) privacy and security requirements for “Protected Health Information” or “Electronic Protected Health Information” (as those terms are defined in 45 CFR § 160.103, and together, the “HIPAA Commitments”), (B) privacy of individually identifiable health information, (C) security standards for the protection of electronic health information, (D) electronic data transaction standards and code sets, (E) standard unique identifiers for employers, providers, health plans (as applicable), (F) “business associate” relationships, within the meaning of HIPAA and (G) all other applicable provisions of HIPAA and any comparable state, local and foreign Laws relating to privacy, data protection, medical records, medical or health information privacy, and the collection, storage, transfer, use and destruction of personal or individually identifiable information used, or held for use, by the Company or any of its Subsidiaries or in connection with their respective businesses.

(c)       There are no Actions by any Person (including any Governmental Authority) pending to which the Company or any of the Company’s Subsidiaries is a named party or, to the knowledge of the Company, threatened in writing against the Company or its Subsidiaries alleging a violation of any third Person’s privacy or personal information rights.

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(d)       During the three (3) years preceding the date of this Agreement (i) there have been no material breaches of the security of the information technology systems of the Company and its Subsidiaries, and (ii) there have been no disruptions in any information technology systems that materially adversely affected the Company’s and its Subsidiaries’ business or operations. The Company and its Subsidiaries take commercially reasonable and legally compliant measures designed to protect confidential, sensitive or personally identifiable information in its possession or control against unauthorized access, use, modification, disclosure or other misuse, including through administrative, technical and physical safeguards. To the knowledge of the Company, neither the Company nor any Subsidiary of the Company has (A) experienced any incident in which such information was stolen or improperly accessed, including in connection with a breach of security, or (B) received any written notice or complaint from any Person with respect to any of the foregoing, nor has any such notice or complaint been threatened in writing against the Company or any of the Company’s Subsidiaries.

(e)       During the three (3) years preceding the date of this Agreement, (i) neither the Company nor any of its Subsidiaries has received any notice from any Governmental Authority or Person in respect of any alleged non-compliance with HIPAA or the HIPAA Commitments, (ii) no breach has occurred with respect to any unsecured Protected Health Information, as that term is defined in 45 C.F.R. §160.103, that is created, collected, used, disclosed, stored, transmitted, received or otherwise processed by the Company or any of its Subsidiaries and (iii) no information security or privacy breach event has occurred that would require notification by, on behalf of or as a result of the Company or any of its Subsidiaries under HIPAA or any similar Laws.

(f)       To the knowledge of the Company, the consummation of the transactions contemplated hereby shall not breach or otherwise cause any violation in any material respect of Law, any contractual obligations or its own policies related to privacy, data protection, or the collection and use of personal information.

Section 4.23. Environmental Matters.

(a)       The Company and its Subsidiaries are and, except for matters which have been fully resolved, have been in material compliance with all Environmental Laws.

(b)       There has been no material release of any Hazardous Materials by the Company or its Subsidiaries (i) at, in, on or under any Leased Real Property or in connection with the Company’s and its Subsidiaries’ operations off-site of the Leased Real Property or (ii) to the knowledge of the Company, at, in, on or under any formerly owned or Leased Real Property during the time that the Company owned or leased such property or at any other location where Hazardous Materials generated by the Company or any of the Company’s Subsidiaries have been transported to, sent, placed or disposed of.

(c)       Neither the Company nor its Subsidiaries are subject to any current Governmental Order relating to any material non-compliance with Environmental Laws by the Company or its Subsidiaries or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials.

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(d)       No material Legal Proceeding is pending or, to the knowledge of the Company, threatened with respect to the Company’s and its Subsidiaries’ compliance with or liability under Environmental Laws, and, to the knowledge of the Company, there are no facts or circumstances which could reasonably be expected to form the basis of such a Legal Proceeding.

(e)       The Company has made available to Acquiror all material environmental reports, assessments, audits and inspections and any material communications or notices from or to any Governmental Authority concerning any material non-compliance of the Company or any of the Company’s Subsidiaries with, or liability of the Company or any of the Company’s Subsidiaries under, Environmental Law.

Section 4.24. Absence of Changes. From the date of the most recent balance sheet included in the Financial Statements to the date of this Agreement, there has not been any Company Material Adverse Effect.

Section 4.25. Anti-Corruption Compliance.

(a)       For the past three (3) years, neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any director, officer, employee or agent acting on behalf of the Company or any of the Company’s Subsidiaries, has offered or given anything of value to: (i) any official or employee of a Governmental Authority, any political party or official thereof, or any candidate for political office or (ii) any other Person, in any such case while knowing that all or a portion of such money or thing of value will be offered, given or promised, directly or indirectly, to any official or employee of a Governmental Authority or candidate for political office, in each case in violation of the Anti-Bribery Laws.

(b)       To the knowledge of the Company, as of the date hereof, there are no current or pending internal investigations, third party investigations (including by any Governmental Authority), or internal or external audits that address any material allegations or information concerning possible material violations of the Anti-Bribery Laws related to the Company or any of the Company’s Subsidiaries.

Section 4.26. Sanctions and International Trade Compliance.

(a)       The Company and its Subsidiaries (i) are, and have been for the past five (5) years, in compliance in all material respects with all International Trade Laws and Sanctions Laws, and (ii) have obtained all required licenses, consents, notices, waivers, approvals, orders, registrations, declarations, or other authorizations from, and have made any material filings with, any applicable Governmental Authority for the import, export, re-export, deemed export, deemed re-export, or transfer required under the International Trade Laws and Sanctions Laws (the “Export Approvals”). There are no pending or, to the knowledge of the Company, threatened, claims, complaints, charges, investigations, voluntary disclosures or Legal Proceedings against the Company or any of the Company’s Subsidiaries related to any International Trade Laws or Sanctions Laws or any Export Approvals.

(b)       Neither the Company nor any of its Subsidiaries nor any of their respective directors or officers, or to the knowledge of the Company, employees or any of the Company’s or its Subsidiaries’ respective agents, representatives or other Persons acting on behalf of the Company or any of the Company’s Subsidiaries, (i) is, or has during the past five (5) years, been a Sanctioned Person or (ii) has transacted business directly or knowingly indirectly with any Sanctioned Person or in any Sanctioned Country in violation of Sanctions Laws.

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Section 4.27. Information Supplied. None of the information supplied or to be supplied by the Company or any of the Company’s Subsidiaries specifically in writing for inclusion in the Registration Statement will, at the date on which the Proxy Statement/Information Statement/Registration Statement is first mailed to the Acquiror Shareholders or at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

Section 4.28. Providers and Vendors.

(a)       Section 4.28(a) of the Company Disclosure Letter sets forth, as of the date of this Agreement, the top ten (10) providers and the top ten (10) vendors, in each case, based on the aggregate Dollar value of the Company’s and its Subsidiaries’ transaction volume with such counterparty during the trailing twelve (12) months for the period ending December 31, 2019 (each group of Persons, respectively, the “Top Providers” and “Top Vendors”).

(b)       Except as set forth on Section 4.28(b) of the Company Disclosure Letter, none of the Top Providers or Top Vendors has, as of the date of this Agreement, informed in writing any of the Company or any of the Company’s Subsidiaries that it will, or, to the knowledge of the Company, has threatened to, terminate, cancel, or materially limit or materially and adversely modify any of its existing business with the Company or any of the Company’s Subsidiaries (other than due to the expiration of an existing contractual arrangement), and to the knowledge of the Company, none of the Top Providers or Top Vendors is, as of the date of this Agreement, otherwise involved in or threatening a material dispute against the Company or its Subsidiaries or their respective businesses.

Section 4.29. Government Contracts. The Company is not party to: (a) any Contract, including an individual task order, delivery order, purchase order, basic ordering agreement, letter Contract or blanket purchase agreement between the Company or any of its Subsidiaries, on one hand, and any Governmental Authority, on the other hand, or (b) any subcontract or other Contract by which the Company or one of its Subsidiaries has agreed to provide goods or services through a prime contractor directly to a Governmental Authority that is expressly identified in such subcontract or other Contract as the ultimate consumer of such goods or services. To the knowledge of the Company, neither the Company nor any of its Subsidiaries have provided any offer, bid, quotation or proposal to sell products made or services provided by the Company or any of its Subsidiaries that, if accepted or awarded, would lead to any Contract or subcontract of the type described by the foregoing sentence.

Section 4.30. Healthcare Compliance.

(a)       Each of the Company and its Subsidiaries (i) in all material respects meets and complies with, and since January 1, 2018, has met and complied with, all applicable Laws, including all Health Care Laws, and other requirements for participation in, and receipt of payment from, the Medicare Advantage Program, and (ii) as applicable, is, and since January 1, 2018, has been, a party to one or more valid agreements with the appropriate Governmental Authority, including CMS or applicable state entities.

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(b)       Since January 1, 2018, (i) the Company and its Subsidiaries have made all material filings, together with any amendments required to be made with respect thereto, that it was required to file with any Governmental Authority, including CMS, HHS, U.S. Food and Drug Administration, state insurance departments, state departments of health, and any other agencies with jurisdiction over the Medicare Advantage Program and including filings that it was required to file under the Patient Protection and Affordable Care Act (Pub. L. 111-148), as amended by the Health Care and Education Reconciliation Act of 2010 (Pub. L. 111-152), (ii) as of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such filing complied in all material respects with applicable Law and (iii) all filings were correct and in compliance in all material respects with applicable Law when filed (or were timely corrected in or supplemented by a subsequent filing) and no deficiencies have been asserted by any Governmental Authority related to any such filing.

(c)       Since January 1, 2018, the Company and its Subsidiaries have adopted, implemented and maintained policies, procedures and programs reasonably designed to ensure that their respective directors, officers, managers, employees, agents, brokers, providers, contractors, vendors, marketing organizations, and similar entities with which they do business are in compliance with all applicable Laws, and since January 1, 2018, the Company and its Subsidiaries have prepared, submitted and implemented in all material respects appropriate responses and, as applicable, any corrective action plans required to be prepared and submitted in response to all (i) internal or third-party audits, inspections, investigations or examinations of the Company’s or any of its Subsidiaries’ business and (ii) complaints or allegations by members or other Persons.

(d)       Since January 1, 2018, (i) all claims for payment submitted by the Company and its Subsidiaries to the Medicare Advantage Program were or are, in all material respects, true and correct; (ii) each of the Company and its Subsidiaries has timely paid or caused to be paid all known and undisputed refunds, overpayments or adjustments that have become due to the Federal Government or the Medicare Advantage Program; (iii) each of the Company and its Subsidiaries has implemented and maintained a compliance program, including policies, procedures and training, intended to ensure compliance with all applicable Health Care Laws, and each of the Company and its Subsidiaries is operated in compliance in all material respects with such compliance programs, including training of workforce members when hired and periodically thereafter and (iv) to the knowledge of the Company, there are no facts or circumstances that would give rise to any disallowance, recoupment, denial of payment, suspension of payment, overpayment, or penalty action or proceeding against the Company or its Subsidiaries.

(e)       Each of the Company and its Subsidiaries is, and since January 1, 2018, has been, in compliance in all material respects with the conditions of participation, conditions of payment, and plan agreements for the Medicare Advantage Program in which it participates; and none of the of the Company or its Subsidiaries is or has been terminated or suspended from participation in the Medicare Advantage Program, and there is no reason to believe that any such termination, suspension would reasonably be expected to occur.

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(f)       Since January 1, 2018, neither the Company nor any of its Subsidiaries or any director, officer, employee, or to the knowledge of the Company, any agent or contractor thereof is currently suspended, excluded or debarred from contracting with any Governmental Authority or from participating in the Medicare Advantage Program or, to the knowledge of the Company, subject to any Action, investigation or proceeding by any Governmental Authority that could result in such suspension, exclusion or debarment, and prior to hire or engagement and monthly thereafter, the Company verifies that no director, officer, manager, employee, or to the knowledge of the Company, Provider, independent contractor or other Person providing services to the Company is suspended, excluded or debarred from contracting with the United States federal government or excluded from participation in the Medicare Advantage Program.

(g)       Since January 1, 2018, neither the Company nor any of its Subsidiaries has entered into or is or has been otherwise subject to any agreement, settlement, corporate integrity agreement, with any Governmental Authority related to any actual or alleged violation of any applicable Law.

(h)       Neither the Company nor any of its Subsidiaries is, or since January 1, 2018, has been, subject to any material ongoing or threatened investigation, non-routine audit, sanction or program integrity review by a Governmental Authority, other Person or the Medicare Advantage Program, or to the knowledge of the Company, has received any written notice, citation, suspension, revocation, limitation, warning, or request for repayment or refund issued by a Governmental Authority or the Medicare Advantage Program which alleges or asserts that the Company or any of its Subsidiaries or any officer, director or employee thereof acting in such capacity has violated any applicable Laws or which requires or seeks to adjust, modify or alter the Company’s or any of its Subsidiaries’ operations, activities, services or financial condition and that has not been fully and finally resolved.

(i)       Since January 1, 2018, neither the Company nor any of its Subsidiaries or any director, officer, employee, contractor or agent thereof acting in such capacity has knowingly made or caused to be made a false or fraudulent statement of material fact or knowingly failed to disclose a material fact required to be disclosed to any Governmental Authority, including any such statement that could cause a Governmental Authority to take a material enforcement or regulatory action in connection with the Company or any of its Subsidiaries, or each of their respective business, or any such director, officer, manager, employee, contractor or agent.

(j)       Neither the Company nor any of its Subsidiaries or any director, officer, employee or, to the knowledge of the Company, agent or contractor thereof (i) is, or since January 1, 2018, has been, assessed a civil monetary penalty under Section 1128A of the Social Security Act, (ii) is excluded from participation in the Medicare Advantage Program, (iii) has been convicted of any criminal offense relating to the delivery of any item or service under any Government Sponsored Health Care Program, which would require their exclusion from the Medicare Advantage Program or (iv) has knowingly made an untrue or fraudulent statement, including certification, of material fact to any Governmental Authority or agent thereof or knowingly failed to disclose a material fact required to be disclosed to a Governmental Authority or agent thereof.

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(k)       To the knowledge of the Company, each of the employees and independent contractors, including, to the extent applicable, physicians, nurse practitioners, advanced practice nurses, therapists, physician assistants, technicians and other Providers, providing clinical, medical, or other professional services for or on behalf of the Company or any of its Subsidiaries holds, and since January 1, 2018 has held, as applicable, a valid and unrestricted Permit to provide such services and is performing only those services that are permitted by such Permit, and the Company and its Subsidiaries verify before hire and prior to renewal that all such Permits are valid and unrestricted. For purposes of clarity, the preceding sentence is not intended to include those providers that contract with the Company to provide covered services for its member population; these in network providers are subject to the Company’s credentialing process, which comports with applicable Law and CMS regulation.

(l)       No Provider, Governmental Authority or other Person has challenged or, to the knowledge of the Company, threatened to challenge the legality or enforceability of the agreements or payment, fee or other compensation arrangements between any of the Company or its Subsidiaries, and all such agreements or other payment, fee or other compensation arrangements comply, and since January 1, 2018 have complied, in all material respects, with all applicable Laws, including but not limited to prohibitions against kickbacks, the corporate practice of medicine, professional fee splitting and professional profit sharing.

Section 4.31. Insurance Subsidiaries. Except as would not be material to the business of a Company Insurance Subsidiary, each Company Insurance Subsidiary is (a) duly licensed or authorized as an insurance company or health maintenance organization in its jurisdiction of incorporation or organization and (b) duly licensed, authorized or otherwise eligible to transact the business of insurance in each other jurisdiction where it is required to be so licensed, authorized or otherwise eligible in order to conduct its business as currently conducted. None of the Company Insurance Subsidiaries incorporated in the U.S. is commercially domiciled in any other jurisdiction or is otherwise treated as domiciled in a jurisdiction other than that of its incorporation.

Section 4.32. SAP Statements.

(a)       Since January 1, 2018, each Company Insurance Subsidiary has (i) filed all annual and quarterly statements, together with all material exhibits, interrogatories, notes, schedules and any actuarial opinions, affirmations or certifications or other supporting documents in connection therewith, in each case required by applicable Law to be filed by such Company Insurance Subsidiary with its domiciliary regulatory on forms prescribed or permitted thereby (collectively, the “SAP Statements”), and (ii) has made all other filings required by applicable Insurance Law to be filed by such Company Insurance Subsidiary with any Governmental Authority. As of its respective filing date, and, if amended, as of the date of the last amendment prior to the date hereof, each such filing complied with applicable Law in all material respects. No Governmental Authority has asserted any deficiency related to any such filing.

(b)       The Company has made available to Acquiror correct and complete copies of the SAP Statements. The SAP Statements were prepared from the books and records of the applicable Company Insurance Subsidiary and fairly present, in all material respects, the statutory financial condition of such Company Insurance Subsidiary at the respective dates thereof and the statutory results of operations for the periods then ended under SAP applied on a consistent basis throughout the periods indicated and consistent with each other.

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Section 4.33. Reserves. The reserves, provision for losses and other actuarial amounts of each Company Insurance Subsidiary recorded in its SAP Statements (a) were determined in all material respects under the actuarial standards of practice promulgated by the Actuarial Standards Board for use by actuaries when providing professional services in the United States in effect on that date (except as otherwise noted in such financial statements, including the notes thereto), (b) are fairly stated in all material respects under generally accepted actuarial principles and (c) include provisions for all actuarial reserves that were required at that time to be established by applicable Laws based on facts known to such Company Insurance Subsidiary as of such date.

Section 4.34. Capital or Surplus Maintenance. None of the Company Insurance Subsidiaries is subject to any requirement imposed by a Governmental Authority to maintain specified capital or surplus amounts or levels or is subject to any restriction on the payment of dividends or other distributions on its shares of capital stock, except for any such requirements or restrictions imposed by applicable Insurance Laws of general application.

Section 4.35. Insurance Business.

(a)       Since January 1, 2018, the business of each Company Insurance Subsidiary (including business, marketing, operations, sales and issuances of Insurance Contracts conducted by or through Producers) has been conducted in compliance with applicable Insurance Laws in all material respects. In addition, (i) there is no pending or, to the knowledge of the Company, threatened charge by any state insurance regulatory authority that the Company or any Company Insurance Subsidiary has violated, nor is there any pending nor, to the knowledge of the Company, threatened investigation by any state insurance regulatory authority with respect to possible violations by the Company or any Company Insurance Subsidiary of any applicable Insurance Laws, (ii) each Company Insurance Subsidiary has been duly authorized by the relevant state insurance regulatory authorities to issue the policies or Contracts of insurance in the jurisdictions in which it operates, and (iii) since January 1, 2018, each Company Insurance Subsidiary has filed all reports, forms, notices and materials required to be filed by it with any state insurance regulatory authority. None of the Company Insurance Subsidiaries is subject to any order or decree of any insurance regulatory authority that (i) relates to material marketing, sales, or trade (other than routine correspondence) or (ii) has revoked, suspended or limited or that seeks the revocation, suspension or limitation of any license or other permit issued pursuant to applicable Insurance Laws. No Action is pending or, to the knowledge of the Company, threatened that would reasonably be expected to result in the revocation or suspension of any such material license.

(b)       Since December 31, 2018, all claims due and payable by or on behalf of any Company Insurance Subsidiary have in all material respects been paid in accordance with the terms of the applicable Insurance Contract under which they arose and in compliance with all applicable Laws.

Section 4.36. Insurance Producers. To the knowledge of the Company, (a) each Producer, at the time such Producer solicited, negotiated or sold any Insurance Contract, was duly and appropriately appointed by a Company Insurance Subsidiary, in compliance with applicable Law, to act as a Producer for such Company Insurance Subsidiary and was duly and appropriately licensed as a Producer (for the type of business sold or produced by such Producer on behalf of such Company Insurance Subsidiary), in each jurisdiction in which such Producer was required to be so licensed, and no such Producer violated any term or provision of applicable Law relating to the solicitation, negotiation or sale of any Insurance Contract, (b) no Producer has breached the terms of any agency or broker contract with a Company Insurance Subsidiary or violated in any material respect any Law or policy of a Company Insurance Subsidiary in the solicitation, negotiation, or sale of business for any Company Insurance Subsidiary, (c) no Producer has been enjoined, indicted, convicted or made the subject of any consent decree or judgment on account of any violation in any material respect of applicable Law in connection with such Producer’s actions in his, her or its capacity as a Producer for a Company Insurance Subsidiary nor has any Producer been subject to any enforcement or disciplinary proceeding alleging any such violation and (d) the Company has not received any written notice or inquiry from any Governmental Authority with respect to any Producer regarding any of the matters described in clauses (a) through (c). There are no outstanding (i) disputes between a Company Insurance Subsidiary and a Producer concerning material amounts of commissions or other incentive compensation, (ii) to the knowledge of the Company, material errors and omissions claims against any Producer related to or arising from the Producer’s relationship with a Company Insurance Subsidiary or (iii) material amounts owed by any Producer to any Company Insurance Subsidiary. The manner in which the Company Insurance Subsidiaries compensate Producers involved in the solicitation, negotiation, sale or servicing of Insurance Contracts is in compliance in all material respects with applicable Law and the terms of any applicable agreement with such Producers.

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Section 4.37. Reinsurance Agreements. Since January 1, 2018, no reinsurer under any reinsurance agreement currently in force to which any Company Insurance Subsidiary is a party has given written notice of termination (provisional or otherwise) in respect to such reinsurance agreement. None of the Company Insurance Subsidiaries are, and, to the knowledge of the Company, no reinsurer is in material default under any such reinsurance agreement. Each Company Insurance Subsidiary is entitled under SAP to take reinsurance credit on its SAP Statements filed with all insurance regulatory authorities for all material amounts reflected therein that are recoverable by such Company Insurance Subsidiary with respect to any such reinsurance agreement. None of the Company Insurance Subsidiaries are party to any Contracts with any third party whereby such Company Insurance Subsidiary acts as the reinsurer. With respect to any reinsurance Contract to which any Company Insurance Subsidiary is a party or has been a party since January 1, 2018, the Contract has been properly approved by, notice has been given to, or it has been filed with, as applicable, the appropriate state insurance regulatory authorities (or other applicable Governmental Authority) in compliance with applicable Law.

Section 4.38. No Additional Representation or Warranties. Except as provided in and this Article IV, neither the Company nor any of its Affiliates, nor any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to Acquiror or Merger Sub or their Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to Acquiror or Merger Sub or their Affiliates.

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ARTICLE V

REPRESENTATIONS AND WARRANTIES OF ACQUIROR AND MERGER SUB

Except as set forth in (a) in the case of Acquiror, any Acquiror SEC Filings filed or submitted on or prior to the date hereof (excluding (i) any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature and (ii) any exhibits or other documents appended thereto) (it being acknowledged that nothing disclosed in such Acquiror SEC Filings will be deemed to modify or qualify the representations and warranties set forth in Section 5.8, Section 5.12 and Section 5.15), or (b) in the case of Acquiror and Merger Sub, in the disclosure letter delivered by Acquiror and Merger Sub to the Company (the “Acquiror Disclosure Letter”) on the date of this Agreement (each section of which, subject to Section 11.9, qualifies the correspondingly numbered and lettered representations in this Article V), Acquiror and Merger Sub represent and warrant to the Company as follows:

Section 5.1. Company Organization. Each of Acquiror and Merger Sub has been duly incorporated, organized or formed and is validly existing as a corporation or exempted company in good standing (or equivalent status, to the extent that such concept exists) under the Laws of its jurisdiction of incorporation, organization or formation, and has the requisite company power and authority to own, lease or operate all of its properties and assets and to conduct its business as it is now being conducted. The copies of Acquiror’s Governing Documents and the Governing Documents of Merger Sub, in each case, as amended to the date of this Agreement, previously delivered by Acquiror to the Company, are true, correct and complete. Merger Sub has no assets or operations other than those required to effect the transactions contemplated hereby. All of the equity interests of Merger Sub are held directly by Acquiror. Each of Acquiror and Merger Sub is duly licensed or qualified and in good standing as a foreign corporation or company in all jurisdictions in which its ownership of property or the character of its activities is such as to require it to be so licensed or qualified, except where failure to be so licensed or qualified would not reasonably be expected to be, individually or in the aggregate, material to Acquiror.

Section 5.2. Due Authorization.

(a)       Each of Acquiror and Merger Sub has all requisite corporate power and authority to (i) execute and deliver this Agreement and the documents contemplated hereby, and (ii) consummate the transactions contemplated hereby and thereby and perform all obligations to be performed by it hereunder and thereunder. The execution and delivery of this Agreement and the documents contemplated hereby and the consummation of the transactions contemplated hereby and thereby have been (A) duly and validly authorized and approved by each of the Boards of Directors of Acquiror and Merger Sub, (B) determined by each of the Boards of Directors of Acquiror and Merger Sub as advisable to Acquiror and the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and recommended for approval by the Acquiror Shareholders and the sole shareholder of Merger Sub, as applicable, and (C) duly and validly authorized and approved by Acquiror as the sole shareholder of Merger Sub. No other company proceeding on the part of Acquiror or Merger Sub is necessary to authorize this Agreement and the documents contemplated hereby (other than the Acquiror Shareholder Approval). This Agreement has been, and at or prior to the Closing, the other documents contemplated hereby will be, duly and validly executed and delivered by each of Acquiror and Merger Sub, and this Agreement constitutes, assuming the due authorization, execution and delivery by the other parties hereto, and at or prior to the Closing, the other documents contemplated hereby will constitute, assuming the due authorization, execution and delivery by the other parties thereto, a legal, valid and binding obligation of each of Acquiror and Merger Sub, enforceable against Acquiror and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.

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(b)       Assuming that a quorum (as determined pursuant to Acquiror’s Governing Documents) is present:

(i)       each of those Transaction Proposals identified in clauses (A), (B) and (C) of Section 8.2(b)(ii) shall require approval by an affirmative vote of the holders of at least two-thirds of the outstanding Acquiror Common Shares entitled to vote, who attend and vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(ii)       each of those Transaction Proposals identified in clauses (D), (E), (F), (G), (H), (I), (J) and (K) of Section 8.2(b)(ii), in each case, shall require approval by an affirmative vote of the holders of at least a majority of the outstanding Acquiror Common Shares entitled to vote thereupon (as determined in accordance with Acquiror’s Governing Documents) at a shareholders’ meeting duly called by the Board of Directors of Acquiror and held for such purpose;

(c)       The foregoing votes are the only votes of any of Acquiror’s share capital necessary in connection with entry into this Agreement by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby, including the Closing.

(d)       At a meeting duly called and held, the Board of Directors of Acquiror has unanimously approved the transactions contemplated by this Agreement as a Business Combination.

Section 5.3. No Conflict. Subject to the Acquiror Shareholder Approval, the execution and delivery of this Agreement by Acquiror and Merger Sub and the other documents contemplated hereby by Acquiror and Merger Sub and the consummation of the transactions contemplated hereby and thereby do not and will not (a) violate or conflict with any provision of, or result in the breach of or default under the Governing Documents of Acquiror or Merger Sub, (b) violate or conflict with any provision of, or result in the breach of, or default under any applicable Law or Governmental Order applicable to Acquiror or Merger Sub, (c) violate or conflict with any provision of, or result in the breach of, result in the loss of any right or benefit, or cause acceleration, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under any Contract to which Acquiror or Merger Sub is a party or by which Acquiror or Merger Sub may be bound, or terminate or result in the termination of any such Contract or (d) result in the creation of any Lien upon any of the properties or assets of Acquiror or Merger Sub, except, in the case of clauses (b) through (d), to the extent that the occurrence of the foregoing would not (i) have, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement or (ii) be material to Acquiror.

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Section 5.4. Litigation and Proceedings. There are no pending or, to the knowledge of Acquiror, threatened Legal Proceedings against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There are no investigations or other inquiries pending or, to the knowledge of Acquiror, threatened by any Governmental Authority, against Acquiror or Merger Sub, their respective properties or assets, or, to the knowledge of Acquiror, any of their respective directors, managers, officers or employees (in their capacity as such). There is no outstanding Governmental Order imposed upon Acquiror or Merger Sub, nor are any assets of Acquiror’s or Merger Sub’s respective businesses bound or subject to any Governmental Order the violation of which would, individually or in the aggregate, reasonably be expected to be material to Acquiror. As of the date hereof, each of Acquiror and Merger Sub is in compliance with all applicable Laws in all material respects. For the past three (3) years, Acquiror and Merger Sub have not received any written notice of or been charged with the violation of any Laws, except where such violation has not been, individually or in the aggregate, material to Acquiror.

Section 5.5. SEC Filings. Acquiror has timely filed or furnished all statements, prospectuses, registration statements, forms, reports and documents required to be filed by it with the SEC since April 24, 2020, pursuant to the Exchange Act or the Securities Act (collectively, as they have been amended since the time of their filing through the date hereof, the “Acquiror SEC Filings”). Each of the Acquiror SEC Filings, as of the respective date of its filing, and as of the date of any amendment, complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act, the Sarbanes-Oxley Act and any rules and regulations promulgated thereunder applicable to the Acquiror SEC Filings. As of the respective date of its filing (or if amended or superseded by a filing prior to the date of this Agreement or the Closing Date, then on the date of such filing), the Acquiror SEC Filings did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. As of the date hereof, there are no outstanding or unresolved comments in comment letters received from the SEC with respect to the Acquiror SEC Filings. To the knowledge of Acquiror, none of the Acquiror SEC Filings filed on or prior to the date hereof is subject to ongoing SEC review or investigation as of the date hereof.

Section 5.6. Internal Controls; Listing; Financial Statements.

(a)       Except as not required in reliance on exemptions from various reporting requirements by virtue of Acquiror’s status as an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (“JOBS Act”), Acquiror has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to ensure that material information relating to Acquiror, including its consolidated Subsidiaries, if any, is made known to Acquiror’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared. Such disclosure controls and procedures are effective in timely alerting Acquiror’s principal executive officer and principal financial officer to material information required to be included in Acquiror’s periodic reports required under the Exchange Act. Since April 24, 2020, Acquiror has established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of Acquiror’s financial reporting and the preparation of Acquiror Financial Statements for external purposes in accordance with GAAP.

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(b)       Each director and executive officer of Acquiror has filed with the SEC on a timely basis all statements required by Section 16(a) of the Exchange Act and the rules and regulations promulgated thereunder. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(c)       Since April 24, 2020, Acquiror has complied in all material respects with the applicable listing and corporate governance rules and regulations of the New York Stock Exchange (the “NYSE”). The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE. There is no Legal Proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or prohibit or terminate the listing of Acquiror Class A Common Stock on the NYSE.

(d)       The Acquiror SEC Filings contain true and complete copies of the audited balance sheet as of December 31, 2019, and statement of operations, cash flow and shareholders’ equity of Acquiror for the period from October 18, 2019 (inception) through December 31, 2019, together with the auditor’s reports thereon (the “Acquiror Financial Statements”). Except as disclosed in the Acquiror SEC Filings, the Acquiror Financial Statements present (i) fairly present in all material respects the financial position of Acquiror, as at the respective dates thereof, and the results of operations and consolidated cash flows for the respective periods then ended, (ii) were prepared in conformity with GAAP applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), and (iii) comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the respective dates thereof. The books and records of Acquiror have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements.

(e)       There are no outstanding loans or other extensions of credit made by Acquiror to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of Acquiror. Acquiror has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(f)       Neither Acquiror (including any employee thereof) nor Acquiror’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilized by Acquiror, (ii) any fraud, whether or not material, that involves Acquiror’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilized by Acquiror or (iii) any claim or allegation regarding any of the foregoing.

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Section 5.7. Governmental Authorities; Consents. Assuming the truth and completeness of the representations and warranties of the Company contained in this Agreement, no consent, waiver, approval or authorization of, or designation, declaration or filing with, or notification to, any Governmental Authority or other Person is required on the part of Acquiror or Merger Sub with respect to Acquiror’s or Merger Sub’s execution or delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (a) applicable requirements of the HSR Act, (b) in connection with the Domestication, the applicable requirements and required approval of the Cayman Registrar, and (c) as otherwise disclosed on Section 5.7 of the Acquiror Disclosure Letter.

Section 5.8. Trust Account. As of the date of this Agreement, Acquiror has at least $828,000,000.00 in the Trust Account (including, if applicable, an aggregate of approximately $28,980,000.00 of deferred underwriting commissions and other fees being held in the Trust Account), such monies invested in United States government securities or money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act pursuant to the Investment Management Trust Agreement, dated as of April 21, 2020, between Acquiror and Continental Stock Transfer & Trust Company, as trustee (the “Trustee”) (the “Trust Agreement”). There are no separate Contracts, side letters or other arrangements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Acquiror SEC Filings to be inaccurate or that would entitle any Person (other than shareholders of Acquiror holding Acquiror Common Shares sold in Acquiror’s initial public offering who shall have elected to redeem their shares of Acquiror Common Stock pursuant to Acquiror’s Governing Documents and the underwriters of Acquiror’s initial public offering with respect to deferred underwriting commissions) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released other than to pay Taxes and payments with respect to all Acquiror Share Redemptions. There are no claims or proceedings pending or, to the knowledge of Acquiror, threatened with respect to the Trust Account. Acquiror has performed all material obligations required to be performed by it to date under, and is not in default, breach or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and no event has occurred which, with due notice or lapse of time or both, would constitute such a default or breach thereunder. Since April 24, 2020, Acquiror has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the First Effective Time, the obligations of Acquiror to dissolve or liquidate pursuant to Acquiror’s Governing Documents shall terminate, and as of the First Effective Time, Acquiror shall have no obligation whatsoever pursuant to Acquiror’s Governing Documents to dissolve and liquidate the assets of Acquiror by reason of the consummation of the transactions contemplated hereby. To Acquiror’s knowledge, as of the date hereof, following the First Effective Time, no Acquiror Shareholder shall be entitled to receive any amount from the Trust Account except to the extent such Acquiror Shareholder is exercising an Acquiror Share Redemption. As of the date hereof, assuming the accuracy of the representations and warranties of the Company contained herein and the compliance by the Company with its obligations hereunder, neither Acquiror or Merger Sub have any reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Acquiror and Merger Sub on the Closing Date. The Trust Agreement has not been terminated, repudiated, rescinded, amended or supplemented or modified, in any respect, and, to the knowledge of Acquiror, no such termination, repudiation, rescission, amendment, supplement or modification is contemplated.

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Section 5.9. Investment Company Act; JOBS Act. Acquiror is not an “investment company” or a Person directly or indirectly “controlled” by or acting on behalf of an “investment company”, in each case within the meaning of the Investment Company Act. Acquiror constitutes an “emerging growth company” within the meaning of the JOBS Act.

Section 5.10. Absence of Changes. Since April 24, 2020, (a) there has not been any event or occurrence that has had, or would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Acquiror or Merger Sub to enter into and perform their obligations under this Agreement and (b) except as set forth in Section 5.10 of the Acquiror Disclosure Letter, Acquiror and Merger Sub have, in all material respects, conducted their business and operated their properties in the ordinary course of business consistent with past practice.

Section 5.11. No Undisclosed Liabilities. Except for any fees and expenses payable by Acquiror or Merger Sub as a result of or in connection with the consummation of the transactions contemplated hereby, there is no liability, debt or obligation of or claim or judgment against Acquiror or Merger Sub (whether direct or indirect, absolute or contingent, accrued or unaccrued, known or unknown, liquidated or unliquidated, or due or to become due), except for liabilities and obligations (a) reflected or reserved for on the financial statements or disclosed in the notes thereto included in Acquiror SEC Filings, (b) that have arisen since the date of the most recent balance sheet included in the Acquiror SEC Filings in the ordinary course of business of Acquiror and Merger Sub, or (c) which would not be, or would not reasonably be expected to be, material to Acquiror.

Section 5.12. Capitalization of Acquiror.

(a)       As of the date of this Agreement, the authorized share capital of Acquiror is $55,500.00 divided into (i) 500,000,000 shares of Acquiror Class A Common Stock, 82,800,000 of which are issued and outstanding as of the date of this Agreement, (ii) 50,000,000 shares of Acquiror Class B Common Stock, of which 20,700,000 shares are issued and outstanding as of the date of this Agreement, and (iii) 5,000,000 preferred shares of par value $0.0001 each, of which no shares are issued and outstanding as of the date of this Agreement (clauses (i), (ii) and (iii) collectively, the “Acquiror Securities”). The foregoing represents all of the issued and outstanding Acquiror Securities as of the date of this Agreement. All issued and outstanding Acquiror Securities (i) have been duly authorized and validly issued and are fully paid and non-assessable; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents, and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound.

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(b)       Subject to the terms of conditions of the Warrant Agreement, the Acquiror Warrants will be exercisable after giving effect to the Mergers for one share of Acquiror Class A Common Stock at an exercise price of eleven Dollars fifty cents ($11.50) per share. As of the date of this Agreement, 27,600,000 Acquiror Common Warrants and 10,933,333 Acquiror Private Placement Warrants are issued and outstanding. The Acquiror Warrants are not exercisable until the later of (x) April 24, 2021 and (y) thirty (30) days after the Closing. All outstanding Acquiror Warrants (i) have been duly authorized and validly issued and constitute valid and binding obligations of Acquiror, enforceable against Acquiror in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity; (ii) have been offered, sold and issued in compliance with applicable Law, including federal and state securities Laws, and all requirements set forth in (A) Acquiror’s Governing Documents and (B) any other applicable Contracts governing the issuance of such securities; and (iii) are not subject to, nor have they been issued in violation of, any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of any applicable Law, Acquiror’s Governing Documents or any Contract to which Acquiror is a party or otherwise bound. Except for the Total PIPE Subscription Agreements, Acquiror’s Governing Documents and this Agreement, there are no outstanding Contracts of Acquiror to repurchase, redeem or otherwise acquire any Acquiror Securities. Except as disclosed in the Acquiror SEC Filings and except for the Total PIPE Subscription Agreements and the Registration Rights Agreement, Acquiror is not a party to any shareholders agreement, voting agreement or registration rights agreement relating to Acquiror Common Stock or any other equity interests of Acquiror.

(c)       Other than in connection with the Total PIPE Investment, Acquiror has not granted any outstanding options, stock appreciation rights, warrants, rights or other securities convertible into or exchangeable or exercisable for Acquiror Securities, or any other commitments or agreements providing for the issuance of additional shares, the sale of treasury shares, for the repurchase or redemption of any Acquiror Securities or the value of which is determined by reference to the Acquiror Securities, and there are no Contracts of any kind which may obligate Acquiror to issue, purchase, redeem or otherwise acquire any of its Acquiror Securities.

(d)       The Stock Consideration and the Acquiror Class B Common Stock, when issued in accordance with the terms hereof, shall be duly authorized and validly issued, fully paid and non-assessable and issued in compliance with all applicable state and federal securities Laws and not subject to, and not issued in violation of, any Lien, purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, Acquiror’s Governing Documents, or any Contract to which Acquiror is a party or otherwise bound.

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(e)       On or prior to the date of this Agreement, Acquiror has entered into Subscription Agreements, in substantially the form attached to Section 5.12(e) of the Acquiror Disclosure Letter, with PIPE Investors pursuant to which, and on the terms and subject to the conditions of which, such PIPE Investors have agreed to purchase, in connection with the transactions contemplated hereby, from Acquiror shares of Domesticated Acquiror Class A Common Stock for a PIPE Investment Amount of $245,000,000 (such amount, the “Minimum PIPE Investment Amount”). Such Subscription Agreements are in full force and effect with respect to, and binding on, Acquiror and, to the knowledge of Acquiror, on each PIPE Investor party thereto, in accordance with their terms. To the knowledge of Acquiror with respect to each PIPE Investor, such Subscription Agreements have not been withdrawn or terminated, or otherwise amended or modified, in any respect, and no withdrawal, termination, amendment or modification is contemplated by Acquiror, except for such assignments or transfers contemplated or permitted by the Subscription Agreements and except for such actions permitted by Section 7.11(a). Each such Subscription Agreement is a legal, valid and binding obligation of (x) Acquiror and, (y) to the knowledge of Acquiror, each PIPE Investor party thereto, in each case, assuming the due authorization, execution and delivery by the other parties thereto, and neither the execution or delivery of such Subscription Agreement by Acquiror nor the performance by Acquiror of its obligations under any such Subscription Agreement violates or conflicts with any applicable Laws or the Governing Documents of Acquiror. There are no other agreements, side letters or arrangements between Acquiror and any PIPE Investor relating to any such Subscription Agreement that would adversely affect the obligation of such PIPE Investor to purchase from Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreement of such PIPE Investors and, as of the date hereof, Acquiror does not have actual knowledge of any facts or circumstances that would reasonably be expected to result in any of the conditions set forth in any such Subscription Agreement not being satisfied, or the Minimum PIPE Investment Amount not being available to Acquiror, on the Closing Date. No event has occurred that, with or without notice, lapse of time or both, would constitute a default or breach on the part of Acquiror under any material term or condition of any such Subscription Agreement and, as of the date hereof, Acquiror has no reason to believe that it will be unable to satisfy in all material respects on a timely basis any term or condition of closing to be satisfied by it contained in any such Subscription Agreement. Such Subscription Agreements contain all of the conditions precedent (other than the conditions contained in this Agreement and the Ancillary Agreements, as applicable) to the obligations of the PIPE Investors to contribute to Acquiror the applicable portion of the PIPE Investment Amount set forth in such Subscription Agreements on the terms therein. No fees, cash consideration or other discounts are payable or have been agreed to be paid by Acquiror or any of its Subsidiaries (including, from and after the Closing, the Company and its Subsidiaries) to any PIPE Investor in respect of its PIPE Investment, except as set forth in the Subscription Agreements. Following the consummation of the transactions contemplated hereby (including the Mergers and the PIPE Investment), no PIPE Investor or stockholder of Acquiror as of immediately prior to the First Merger or any of their respective Affiliates will own ten percent (10%) or more of the outstanding capital stock (on a fully diluted basis) of the Surviving Corporation.

(f)       Acquiror has no Subsidiaries apart from Merger Sub, and does not own, directly or indirectly, any equity interests or other interests or investments (whether equity or debt) in any Person, whether incorporated or unincorporated. Acquiror is not party to any Contract that obligates Acquiror to invest money in, loan money to or make any capital contribution to any other Person.

Section 5.13. Brokers’ Fees. Except fees described on Section 5.13 of the Acquiror Disclosure Letter, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated hereby based upon arrangements made by Acquiror or any of its Affiliates.

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Section 5.14. Indebtedness. Neither Acquiror nor Merger Sub has any Indebtedness.

Section 5.15. Taxes.

(a)       All material Tax Returns required to be filed by or with respect to Acquiror or Merger Sub have been timely filed (taking into account any applicable extensions), all such Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects and all material amounts of Taxes due and payable (whether or not shown on any Tax Return) have been paid, other than Taxes being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(b)       There are no Liens for any material amount of Taxes (other than Permitted Liens) upon the property or assets of Acquiror or Merger Sub.

(c)       No claim, assessment, deficiency or proposed adjustment for any material amount of Tax has been asserted or assessed by any Governmental Authority against Acquiror or Merger Sub that remains unpaid except for deficiencies being contested in good faith and for which adequate reserves have been established in accordance with GAAP.

(d)       No material Tax audit or other examination of Acquiror or Merger Sub is presently in progress, nor has Acquiror been notified in writing of (nor to the knowledge of Acquiror has there been) any request or threat for such an audit or other examination.

(e)       There are no waivers, extensions or requests for any waivers or extensions of any statute of limitations currently in effect with respect to any material amount of Taxes of Acquiror or Merger Sub.

(f)       Neither Acquiror nor Merger Sub has participated in a “listed transaction” within the meaning of Section 6707A(c)(2) of the Code.

(g)       Acquiror has not taken any action, nor to the knowledge of Acquiror are there any facts or circumstances, that would reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations.

Section 5.16. Business Activities.

(a)       Since formation, neither Acquiror or Merger Sub have conducted any business activities other than activities related to Acquiror’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in Acquiror’s Governing Documents or as otherwise contemplated by this Agreement or the Ancillary Agreements and the transactions contemplated hereby and thereby, there is no agreement, commitment, or Governmental Order binding upon Acquiror or Merger Sub or to which Acquiror or Merger Sub is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of Acquiror or Merger Sub or any acquisition of property by Acquiror or Merger Sub or the conduct of business by Acquiror or Merger Sub as currently conducted or as contemplated to be conducted as of the Closing, other than such effects, individually or in the aggregate, which have not been and would not reasonably be expected to be material to Acquiror or Merger Sub.

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(b)       Except for Merger Sub and the transactions contemplated by this Agreement and the Ancillary Agreements, Acquiror does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity. Except for this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, Acquiror has no material interests, rights, obligations or liabilities with respect to, and is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or would reasonably be interpreted as constituting, a Business Combination. Except for the transactions contemplated by this Agreement and the Ancillary Agreements, Merger Sub does not own or have a right to acquire, directly or indirectly, any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or other entity.

(c)       Merger Sub was formed solely for the purpose of effecting the transactions contemplated by this Agreement and has not engaged in any business activities or conducted any operations other than in connection with the transactions contemplated hereby and has no, and at all times prior to the First Effective Time, except as expressly contemplated by this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby, will have no, assets, liabilities or obligations of any kind or nature whatsoever other than those incident to its formation.

(d)       As of the date hereof and except for this Agreement, the Ancillary Agreements and the other documents and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), neither Acquiror nor Merger Sub are party to any Contract with any other Person that would require payments by Acquiror or any of its Subsidiaries after the date hereof in excess of $50,000 in the aggregate with respect to any individual Contract, other than Working Capital Loans. As of the date hereof, there are no amounts outstanding under any Working Capital Loans.

(e)       Except as described in the Acquiror SEC Filings or in connection with the Total PIPE Investment and except for the Total PIPE Subscription Agreements and the Registration Rights Agreement, there are no transactions, Contracts, side letters, arrangements or understandings between Acquiror or Merger Sub, on the one hand, and any director, officer, employee, stockholder, warrant holder or Affiliate of Acquiror or Merger Sub.

Section 5.17. NYSE Stock Market Quotation. The Acquiror Class A Common Stock is registered pursuant to Section 12(b) of the Exchange Act and is listed for trading on the NYSE under the symbol “IPOC”. The Acquiror Common Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “IPOC WS”. Acquiror is in compliance with the rules of the NYSE and there is no Action or proceeding pending or, to the knowledge of Acquiror, threatened against Acquiror by the NYSE or the SEC with respect to any intention by such entity to deregister the Acquiror Class A Common Stock or Acquiror Warrants or terminate the listing of Acquiror Class A Common Stock or Acquiror Warrants on the NYSE. None of Acquiror, Merger Sub or their respective Affiliates has taken any action in an attempt to terminate the registration of the Acquiror Class A Common Stock or Acquiror Warrants under the Exchange Act except as contemplated by this Agreement.

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Section 5.18. Acquiror Shareholders. No foreign person (as defined in 31 C.F.R. Part 800.224) in which the national or subnational governments of a single foreign state have a substantial interest (as defined in 31 C.F.R. Part 800.244) will acquire a substantial interest in the Company as a result of the Mergers such that a declaration to the Committee on Foreign Investment in the United States would be mandatory under 31 C.F.R. Part 800.401.

Section 5.19. Registration Statement, Proxy Statement and Proxy Statement/Information Statement/Registration Statement. On the effective date of the Registration Statement, the Registration Statement, and when first filed in accordance with Rule 424(b) of the Securities Act and/or filed pursuant to Section 14A of the Exchange Act, the Proxy Statement and the Proxy Statement/Information Statement/Registration Statement (or any amendment or supplement thereto), shall comply in all material respects with the applicable requirements of the Securities Act and the Exchange Act. On the effective date of the Registration Statement, the Registration Statement will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. On the date of any filing in accordance with Rule 424(b) of the Securities Act and/or pursuant to Section 14A of the Exchange Act, the date the Proxy Statement/Information Statement/Registration Statement and the Proxy Statement, as applicable, is first mailed to the Acquiror Shareholders and certain of the Company’s stockholders, as applicable, and at the time of the Acquiror Shareholders’ Meeting, the Proxy Statement/Information Statement/Registration Statement and the Proxy Statement, as applicable, together with any amendments or supplements thereto, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided, however, that Acquiror makes no representations or warranties as to the information contained in or omitted from the Registration Statement, Proxy Statement or the Proxy Statement/Information Statement/Registration Statement in reliance upon and in conformity with information furnished in writing to Acquiror by or on behalf of the Company specifically for inclusion in the Registration Statement, Proxy Statement or the Proxy Statement/Information Statement/Registration Statement.

Section 5.20. No Outside Reliance. Notwithstanding anything contained in this Article V or any other provision hereof, each of Acquiror and Merger Sub, and any of their respective directors, managers, officers, employees, equityholders, partners, members or representatives, acknowledge and agree that Acquiror has made its own investigation of the Company and that neither the Company nor any of its Affiliates, agents or representatives is making any representation or warranty whatsoever, express or implied, beyond those expressly given by the Company in Article IV, including any implied warranty or representation as to condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of the Company or its Subsidiaries. Without limiting the generality of the foregoing, it is understood that any cost estimates, financial or other projections or other predictions that may be contained or referred to in the Company Disclosure Letter or elsewhere, as well as any information, documents or other materials (including any such materials contained in any “data room” (whether or not accessed by Acquiror or its representatives) or reviewed by Acquiror pursuant to the Confidentiality Agreement) or management presentations that have been or shall hereafter be provided to Acquiror or any of its Affiliates, agents or representatives are not and will not be deemed to be representations or warranties of the Company, and no representation or warranty is made as to the accuracy or completeness of any of the foregoing except as may be expressly set forth in Article IV of this Agreement. Except as otherwise expressly set forth in this Agreement, Acquiror understands and agrees that any assets, properties and business of the Company and its Subsidiaries are furnished “as is”, “where is” and subject to and except as otherwise provided in the representations and warranties contained in Article IV, with all faults and without any other representation or warranty of any nature whatsoever.

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Section 5.21. No Additional Representation or Warranties. Except as provided in this Article V, neither Acquiror nor Merger Sub nor any their respective Affiliates, nor any of their respective directors, managers, officers, employees, stockholders, partners, members or representatives has made, or is making, any representation or warranty whatsoever to the Company or its Affiliates and no such party shall be liable in respect of the accuracy or completeness of any information provided to the Company or its Affiliates. Without limiting the foregoing, the Company acknowledges that the Company and its advisors, have made their own investigation of Acquiror, Merger Sub and their respective Subsidiaries and, except as provided in this Article V, are not relying on any representation or warranty whatsoever as to the condition, merchantability, suitability or fitness for a particular purpose or trade as to any of the assets of Acquiror, Merger Sub or any of their respective Subsidiaries, the prospects (financial or otherwise) or the viability or likelihood of success of the business of Acquiror, Merger Sub and their respective Subsidiaries as conducted after the Closing, as contained in any materials provided by Acquiror, Merger Sub or any of their Affiliates or any of their respective directors, officers, employees, shareholders, partners, members or representatives or otherwise.

ARTICLE VI

COVENANTS OF THE COMPANY

Section 6.1. Conduct of Business. From the date of this Agreement through the earlier of the Closing or valid termination of this Agreement pursuant to Article X (the “Interim Period”), the Company shall, and shall cause its Subsidiaries to, except as contemplated by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements or required by Law or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), use reasonable best efforts to operate the business of the Company in the ordinary course consistent with past practice; provided, that Company or any of its Subsidiaries may take any action, including the establishment of any policy, procedure or protocol, in order to comply with any applicable COVID-19 Measures; provided, further, in each case, that (i) such actions are reasonably necessary, taken in good faith and taken to preserve the continuity of the business of the Company and its Subsidiaries and (ii) the Company shall, to the extent reasonably practicable, inform Acquiror of any such actions prior to the taking thereof and shall consider in good faith any suggestions or modifications from Acquiror with respect thereto. Without limiting the generality of the foregoing, except as set forth on Section 6.1 of the Company Disclosure Letter or as consented to by Acquiror in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied) the Company shall not, and the Company shall cause its Subsidiaries not to, except as contemplated by this Agreement (including the Pre-Closing Restructuring Plan) or the Ancillary Agreements or required by Law:

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(a)       change or amend the Governing Documents of the Company or any of the Company’s Subsidiaries or form or cause to be formed any new Subsidiary of the Company;

(b)       make or declare any dividend or distribution to the stockholders of the Company or make any other distributions in respect of any of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except dividends and distributions by a wholly-owned Subsidiary of the Company to the Company or another wholly-owned Subsidiary of the Company;

(c)       split, combine, reclassify, recapitalize or otherwise amend any terms of any shares or series of the Company’s or any of its Subsidiaries’ capital stock or equity interests, except for any such transaction by a wholly-owned Subsidiary of the Company that remains a wholly-owned Subsidiary of the Company after consummation of such transaction;

(d)       purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries, except for (i) the acquisition by the Company or any of its Subsidiaries of any shares of capital stock, membership interests or other equity interests of the Company or its Subsidiaries in connection with the forfeiture or cancellation of such interests, (ii) transactions between the Company and any wholly-owned Subsidiary of the Company or between wholly-owned Subsidiaries of the Company and (iii) purchases or redemptions pursuant to exercises of Options issued and outstanding as of the date hereof or the withholding of shares to satisfy net settlement or Tax obligations with respect to equity awards in accordance with the terms of such equity awards;

(e)       enter into, modify in any material respect or terminate (other than expiration in accordance with its terms) any Contract of a type required to be listed on Section 4.12 or Section 4.29 of the Company Disclosure Letter, or any Real Property Lease, in each case, other than entry into, or modification of, such agreements in the ordinary course of business consistent with past practice;

(f)       sell, assign, transfer, convey, lease or otherwise dispose of any material tangible assets or properties of the Company or its Subsidiaries, including the Leased Real Property, except for (i) dispositions of obsolete or worthless equipment in the ordinary course of business and (ii) transactions among the Company and its wholly owned Subsidiaries or among its wholly owned Subsidiaries;

(g)       acquire any ownership interest in any real property;

(h)       except as otherwise required by Law, existing Company Benefit Plans or the Contracts listed on Section 4.12 of the Company Disclosure Letter or as otherwise expressly disclosed on Section 6.1(h) of the Company Disclosure Letter, (i) grant any severance, retention, change in control or termination or similar pay, except in connection with the promotion, hiring or termination of employment of any non-officer employee in the ordinary course of business consistent with past practice, (ii) make any change in the key management structure of the Company or any of the Company’s Subsidiaries, or hire or terminate the employment of employees with an annual base salary of $250,000 or more, other than terminations for cause or due to death or disability, (iii) terminate, adopt, enter into or materially amend any Company Benefit Plan, (iv) increase the cash compensation or bonus opportunity of any employee, officer, director or other individual service provider, except in the ordinary course of business consistent with past practice, (v) establish any trust or take any other action to secure the payment of any compensation payable by the Company or any of the Company’s Subsidiaries or (vi) take any action to amend or waive any performance or vesting criteria or to accelerate the time of payment or vesting of any compensation or benefit payable by the Company or any of the Company’s Subsidiaries, except in the ordinary course of business consistent with past practice;

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(i)       acquire by merger or consolidation with, or merge or consolidate with, or purchase substantially all or a material portion of the assets of, any corporation, partnership, association, joint venture or other business organization or division thereof;

(j)       make any material loans or material advances to any Person, except for (i) advances to employees, officers or independent contractors of the Company or any of the Company’s Subsidiaries for indemnification, attorneys’ fees, travel and other expenses incurred in the ordinary course of business consistent with past practice, (ii) loans or advances among the Company and its wholly owned Subsidiaries or among the wholly-owned Subsidiaries and (iii) extended payment terms for customers in the ordinary course of business;

(k)       (i) make, change or revoke any material Tax election, (ii) amend, modify or otherwise change any filed Tax Return, (iii) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (iv) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority with respect to a material Tax, (v) settle any claim or assessment in respect of any material Taxes, (vi) knowingly surrender or allow to expire any right to claim a refund of any material Taxes or (vii) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of any material Taxes or in respect to any Tax attribute that would give rise to any claim or assessment of material Taxes;

(l)       take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(m)       (i) incur or assume any Indebtedness (including Company PPP Loan Indebtedness) or guarantee any Indebtedness of another Person (including any such Indebtedness pursuant to any PPP Loan), issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any Subsidiary of the Company or guaranty any debt securities of another Person, other than any Indebtedness or guarantee (x) incurred in the ordinary course of business and in an aggregate amount not to exceed $500,000 or (y) incurred between the Company and any of its wholly owned Subsidiaries or between any of such wholly-owned Subsidiaries; or (ii) discharge any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceed $500,000, except as otherwise contemplated by this Agreement or as such obligations become due;

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(n)       (i) except as set forth in Section 6.1(n)(i) of the Company Disclosure Letter, issue any additional shares of Company Capital Stock or securities exercisable for or convertible into Company Capital Stock, except for issuances of Company Common Shares pursuant to exercises of Options or conversion of Company Preferred Stock in accordance with the terms of such Company Preferred Stock or (ii) make commitments to grant any additional equity or equity-based compensation;

(o)       adopt a plan of, or otherwise enter into or effect a, complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization of the Company or its Subsidiaries (other than the Pre-Closing Restructuring and the Mergers);

(p)       waive, release, settle, compromise or otherwise resolve any inquiry, investigation, claim, Action, litigation or other Legal Proceedings, except where such waivers, releases, settlements or compromises involve only the payment of monetary damages in an amount less than $500,000 individually and less than $1,000,000 in the aggregate;

(q)       grant to, or agree to grant to, any Person rights to any Intellectual Property that is material to the Company and its Subsidiaries, or dispose of, abandon or permit to lapse any rights to any Intellectual Property that is material to the Company and its Subsidiaries except for the expiration of Company Registered Intellectual Property in accordance with the applicable statutory term (or in the case of domain names, applicable registration period) or in the reasonable exercise of the Company’s or any of its Subsidiaries’ business judgment as to the costs and benefits of maintaining the item;

(r)       disclose or agree to disclose to any Person (other than Acquiror or any of its representatives) any trade secret or any other material confidential or proprietary information, know-how or process of the Company or any of its Subsidiaries other than in the ordinary course of business consistent with past practice and pursuant to obligations to maintain the confidentiality thereof;

(s)       make or commit to make capital expenditures other than in an amount not in excess of the amount set forth on Section 6.1(s) of the Company Disclosure Letter, in the aggregate;

(t)       manage the Company’s and its Subsidiaries’ working capital (including paying amounts payable in a timely manner when due and payable) in a manner other than in the ordinary course of business consistent with past practice;

(u)       permit any of its material Intellectual Property to become subject to a Lien (other than a Permitted Lien) or sell, lease, license or otherwise dispose of any of its material Intellectual Property rights but excluding licenses to Intellectual Property granted by the Company or any of the Company’s Subsidiaries in the ordinary course of business consistent with past practice;

(v)       enter into, modify, amend, renew or extend any collective bargaining agreement or similar labor agreement, other than as required by applicable Law, or recognize or certify any labor union, labor organization, or group of employees of the Company or its Subsidiaries as the bargaining representative for any employees of the Company or its Subsidiaries;

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(w)       waive the restrictive covenant obligations of any current or former employee of the Company or any of the Company’s Subsidiaries;

(x)       (i) limit the right of the Company or any of the Company’s Subsidiaries to engage in any line of business or in any geographic area, to develop, market or sell products or services, or to compete with any Person or (ii) grant any exclusive or similar rights to any Person;

(y)       amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries, terminate, cancel, surrender, permit to lapse or fail to renew or use reasonable best efforts to maintain any material Governmental Authorization or material Permit required for the conduct of the business of the Company or any of the Company’s Subsidiaries or otherwise fail to use reasonable best efforts to maintain and preserve its relationships with any Governmental Authority, customers, suppliers, contractors and other Persons with which it has material business relations;

(z)       terminate or amend in a manner materially detrimental to the Company or any of the Company’s Subsidiaries any material insurance policy insuring the business of the Company or any of the Company’s Subsidiaries;

(aa) except as required by SAP or any Governmental Authority with jurisdiction over the business of any Company Insurance Subsidiary, make any material change in financial accounting methods, principles or practices used by such Company Insurance Subsidiary;

(bb) other than in the ordinary course of business consistent with past practice, terminate, suspend, abrogate, amend or modify (i) any certificate of authority to conduct business as an insurance company or health maintenance organization issued by the applicable insurance or health regulatory Governmental Authority or (ii) any other material Permit, in the case of each of the foregoing clauses (i) and (ii), in a manner material and adverse to any Company Insurance Subsidiary;

(cc) make any material change in investment, hedging, underwriting or claims administration principles or practices or in methodologies for estimating and providing for medical costs and other liabilities, except, to the extent applicable, for any such change required by a change in applicable Law or SAP; or

(dd) enter into any agreement to do any action prohibited under this Section 6.1.

Section 6.2. Inspection. Subject to confidentiality obligations (whether contractual, imposed by applicable Law or otherwise) that may be applicable to information furnished to the Company or any of the Company’s Subsidiaries by third parties that may be in the Company’s or any of its Subsidiaries’ possession from time to time, and except for any information that is subject to attorney-client privilege (provided that, to the extent reasonably possible, the parties shall cooperate in good faith to permit disclosure of such information in a manner that preserves such privilege or compliance with such confidentiality obligation), and to the extent permitted by applicable Law, (a) the Company shall, and shall cause its Subsidiaries to, afford to Acquiror and its accountants, counsel and other representatives reasonable access during the Interim Period (including for the purpose of coordinating transition planning for employees), during normal business hours and with reasonable advance notice, in such manner as to not materially interfere with the ordinary course of business of the Company and its Subsidiaries, to all of their respective properties, books, Contracts, commitments, Tax Returns, records and appropriate officers and employees of the Company and its Subsidiaries, and shall furnish such representatives with all financial and operating data and other information concerning the affairs of the Company and its Subsidiaries as such representatives may reasonably request; provided, that such access shall not include any unreasonably invasive or intrusive investigations or other testing, sampling or analysis of any properties, facilities or equipment of the Company or its Subsidiaries without the prior written consent of the Company, and (b) the Company shall, and shall cause its Subsidiaries to, provide to Acquiror and, if applicable, its accountants, counsel or other representatives, (x) such information and such other documents relating to any Legal Proceeding initiated, pending or threatened during the Interim Period, or to the compliance and risk management operations and activities of the Company and its Subsidiaries during the Interim Period, in each case, as Acquiror or such representative may reasonably request, (y) prompt written notice of any material status updates in connection with any such Legal Proceedings or otherwise relating to any compliance and risk management matters or decisions of the Company or its Subsidiaries, and (z) copies of any communications sent or received by the Company or its Subsidiaries, in connection with such Legal Proceedings, matters and decisions (and, if any such communications occurred orally, the Company shall, and shall cause its Subsidiaries to, memorialize such material communications in writing to Acquiror).

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Section 6.3. Preparation and Delivery of Additional Company Financial Statements.

(a)       As soon as reasonably practicable following the date hereof, the Company shall deliver to Acquiror the unaudited condensed consolidated balance sheets and statements of operations and comprehensive loss, stockholders’ deficit, and cash flow of the Company and its Subsidiaries as of and for the three- and nine-month period ended September 30, 2020 (the “Q3 Financial Statements”), which comply with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act applicable to a registrant; provided, that upon delivery of such Q3 Financial Statements, the representations and warranties set forth in Section 4.8 shall be deemed to apply to the Q3 Financial Statements with the same force and effect as if made as of the date of this Agreement; provided, further, that the Company shall use its reasonable best efforts to deliver the Q3 Financial Statements by November 15, 2020.

(b)       If the First Effective Time has not occurred prior to February 16, 2021, as soon as reasonably practicable following February 16, 2021, the Company shall deliver to Acquiror the audited consolidated balance sheets and statements of operations and comprehensive loss, cash flow and change in stockholders’ equity of the Company and its Subsidiaries as of and for the years ended December 31, 2020, together with the auditor’s reports thereon (the “2020 Audited Financial Statements”); provided that upon delivery of such 2020 Audited Financial Statements, the representation and warranties set forth in Section 4.8 shall be deemed to apply to the Audited Financial Statements in the same manner as the Audited Financial Statements, mutatis mutandis, with the same force and effect as if made as of the date of this Agreement.

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Section 6.4. Affiliate Agreements. Prior to the Closing, the Company shall terminate or settle, or cause to be terminated or settled, without further liability to Acquiror, the Company or any of the Company’s Subsidiaries, all Affiliate Agreements set forth on Section 6.4 of the Company Disclosure Letter, and obtain evidence reasonably satisfactory to Acquiror that such Affiliate Agreements have been terminated or settled, effective prior to the Closing.

Section 6.5. Pre-Closing Restructuring. In accordance with the steps set forth, and otherwise in the manner described, on Section 6.5 of the Company Disclosure Letter (the “Pre-Closing Restructuring Plan”), the Company shall:

(a)       prior to the First Effective Time, effect the conversion of all outstanding shares of Company Preferred Stock into shares of Company Existing Common Stock (the “Preferred Stock Conversion”);

(b)       prior to the First Effective Time, effect the exchange of all outstanding shares of Company Existing Common Stock held by NJ Healthcare Investments, LLC, Caesar Ventures, LLC and Titus Ventures, LLC for shares of Company Class Z Common Stock (the “Founder Share Exchange”);

(c)       prior to the First Effective Time, effect the conversion of all outstanding principal and accrued but unpaid yield due on the Company Convertible Securities as of such time into a number of shares of Company Class Z Common Stock on terms reasonably satisfactory to the parties hereto (the “Company Convertible Securities Conversion”);

(d)       prior to the First Effective Time, effect the conversion of all outstanding Company Warrants into shares of Company Existing Common Stock (the “Company Warrant Conversion”);

(e)        prior to the First Effective Time, effect the Charter Amendment (together with the Preferred Stock Conversion, Founder Share Exchange, the Company Convertible Securities Conversion and the Company Warrant Conversion, the “Pre-Closing Restructuring”) substantially in the form set forth on Section 6.5 of the Company Disclosure Letter; and

(f)       otherwise take all actions necessary such that the Pre-Closing Restructuring shall have been consummated prior to the Closing in accordance with the steps set forth, and otherwise in the manner described, in the Pre-Closing Restructuring Plan.

Section 6.6. Acquisition Proposals. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, the Company and its Subsidiaries shall not, and the Company shall instruct and use its reasonable best efforts to cause its representatives, acting on its and their behalf, not to (a) initiate any negotiations with any Person with respect to, or provide any non-public information or data concerning the Company or any of the Company’s Subsidiaries to any Person relating to, an Acquisition Proposal or afford to any Person access to the business, properties, assets or personnel of the Company or any of the Company’s Subsidiaries in connection with an Acquisition Proposal, (b) enter into any acquisition agreement, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to an Acquisition Proposal, (c) grant any waiver, amendment or release under any confidentiality agreement or the anti-takeover laws of any state, or (d) otherwise knowingly facilitate any such inquiries, proposals, discussions, or negotiations or any effort or attempt by any Person to make an Acquisition Proposal. Notwithstanding anything to the contrary in this Agreement, the Company and its Subsidiaries and their respective representatives shall not be restricted pursuant to the foregoing sentence with respect to any actions explicitly contemplated by the Pre-Closing Restructuring Plan or otherwise contemplated by this Agreement (including the Total PIPE Investment).

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ARTICLE VII

COVENANTS OF ACQUIROR

Section 7.1. Employee Matters.

(a)       Employee Matters. Acquiror shall take all necessary actions to cause each employee of the Company or any of its Subsidiaries immediately prior to the Closing to continue in employment with Acquiror and its Affiliates (including the Company or any of its Subsidiaries) immediately following the Closing (such employees, the “Continuing Employees”). Following the Closing, Acquiror shall honor and perform in accordance with their terms all Company Benefit Plans, including all employment, severance, bonus, transaction, incentive and other compensation arrangements.

(b)       Continuing Compensation / Benefits. Except where applicable Law or the provisions of a Contract in effect as of the date hereof require more favorable treatment, for the twelve (12) month period commencing on the Closing Date, Acquiror and its Affiliates shall provide, or shall cause the Company and its Subsidiaries to provide, to each Continuing Employee with (i) a base salary or regular hourly wage, as applicable, that is not less than the base salary or regular hourly wage, as applicable, provided to such Continuing Employee immediately prior to the Closing Date, (ii) annual cash target bonus opportunities that are no less favorable than the annual cash target bonus opportunities provided to such Continuing Employee immediately prior to the Closing Date, and (iii) employee benefits (excluding equity awards, defined benefit pension or retiree medical benefits, as applicable, except as required by applicable Law or the provisions of a Contract) that are substantially comparable in the aggregate as those provided to such Continuing Employee immediately prior to the Closing.

(c)       Service Credit, Etc. Effective as of the Closing and thereafter, Acquiror and its Affiliates shall recognize, or shall cause the Company and its Subsidiaries to recognize, each Continuing Employee’s employment or service with the Company or any of the Company’s Subsidiaries (including any current or former Affiliate thereof or any predecessor of the Company or any of its Subsidiaries) prior to the Closing for all purposes, including for purposes of determining, as applicable, eligibility for participation, vesting and entitlement of the Continuing Employee under all employee benefit plans maintained by the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, including vacation plans or arrangements, 401(k) or other retirement plans and any welfare plans (excluding equity incentive plans or benefit accruals under a defined benefit pension plan), except to the extent such recognition would result in a duplication of benefits. In addition, and without limiting the generality of the foregoing, effective as of the Closing and thereafter, Acquiror and its Affiliates shall, or shall cause the Company and its Subsidiaries to, (i) cause any pre-existing conditions or limitations, eligibility waiting periods, actively at work requirements, evidence of insurability requirements or required physical examinations under any health or similar plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror to be waived with respect to Continuing Employees and their eligible dependents (provided, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and Acquiror’s commercially reasonable efforts to obtain such consent), except to the extent that any waiting period, exclusions or requirements still applied to such Continuing Employee under the comparable Company Benefit Plan in which such Continuing Employee participated immediately before the Closing, and (ii) fully credit each Continuing Employee with all deductible payments, co-payments and other out-of-pocket expenses incurred by such Continuing Employee and his or her covered dependents under the medical, dental, pharmaceutical or vision benefit plans of the Company or any of the Company’s Subsidiaries prior to the Closing during the plan year in which the Closing occurs for the purpose of determining the extent to which such Continuing Employee has satisfied the deductible, co-payments, or maximum out-of-pocket requirements applicable to such Continuing Employee and his or her covered dependents for such plan year under any medical, dental, pharmaceutical or vision benefit plan of the Company, its Subsidiaries, Acquiror or an Affiliate of Acquiror, as if such amounts had been paid in accordance with such plan (provided, that, in the case of any insured arrangements, subject to the consent of the applicable insurer and Acquiror’s commercially reasonable efforts to obtain such consent).

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(d)       Equity Plans. Prior to the Closing Date, Acquiror shall approve and adopt an incentive equity plan in substantially the form attached hereto as Exhibit E (the “Incentive Equity Plan”), an Employee Stock Purchase Plan in substantially the form attached hereto as Exhibit F (the “ESPP”), and a Management Incentive Plan, the general terms and conditions of which have been approved by the Company’s Board of Directors and are set forth on Exhibit G (the “Management Incentive Plan”). Within two (2) Business Days following the expiration of the sixty (60) day period following the date Acquiror has filed current Form 10 information with the SEC reflecting its status as an entity that is not a shell company, Acquiror shall file an effective registration statement on Form S-8 (or other applicable form) with respect to the Acquiror Class A Common Stock issuable under the Incentive Equity Plan and the ESPP, and Acquiror shall use reasonable best efforts to maintain the effectiveness of such registration statement(s) (and maintain the current status of the prospectus or prospectuses contained therein) for so long as awards granted pursuant to the Incentive Equity Plan and the ESPP remain outstanding. Acquiror shall grant equity awards for shares of Acquiror Class B Common Stock to such persons and in the amounts and on the dates set forth on Exhibit G, pursuant to the Management Incentive Plan.

(e)       No Third-Party Beneficiaries. Notwithstanding anything herein to the contrary, each of the parties to this Agreement acknowledges and agrees that all provisions contained in this Section 7.1 are included for the sole benefit of Acquiror and the Company, and that nothing in this Agreement, whether express or implied, (i) shall be construed to establish, amend, or modify any employee benefit plan, program, agreement or arrangement, (ii) shall limit the right of Acquiror, the Company or their respective Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan, agreement or other arrangement following the Closing Date, or (iii) shall confer upon any Person who is not a party to this Agreement (including any equityholder, any current or former director, manager, officer, employee or independent contractor of the Company, or any participant in any Company Benefit Plan or other employee benefit plan, agreement or other arrangement (or any dependent or beneficiary thereof)), any right to continued or resumed employment or recall, any right to compensation or benefits, or any third-party beneficiary or other right of any kind or nature whatsoever.

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Section 7.2. Trust Account Proceeds and Related Available Equity.

(a)       If, (i) the amount of cash available in the Trust Account following the Acquiror Shareholders’ Meeting, after deducting the amount required to satisfy the Acquiror Share Redemption Amount (but prior to payment of (x) any deferred underwriting commissions being held in the Trust Account, and (y) any Transaction Expenses or transaction expenses of Acquiror or its Affiliates) (the “Trust Amount”), plus (ii) the Total PIPE Investment Amount actually received by Acquiror prior to or substantially concurrently with the Closing (the sum of clauses (i) and (ii), the “Available Acquiror Cash”), is equal to or greater than $700,000,000 (the “Minimum Available Acquiror Cash Amount”), then the condition set forth in Section 9.3(d) shall be satisfied; provided, that, in each case, the parties to this Agreement do not have any intention as of the Second Effective Time to use, or to cause to be used, any amount of such Available Acquiror Cash to effect any additional repurchase, redemption or other acquisition of outstanding shares of Acquiror Common Stock within the six (6)-month period after the Closing.

(b)       Upon satisfaction or waiver of the conditions set forth in Article IX and provision of notice thereof to the Trustee (which notice Acquiror shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with and pursuant to the Trust Agreement, at the Closing, Acquiror (A) shall cause any documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered and (B) shall use its reasonable best efforts to cause the Trustee to, and the Trustee shall thereupon be obligated to (1) pay as and when due all amounts payable to Acquiror Shareholders pursuant to the Acquiror Share Redemptions, and (2) immediately thereafter, pay all remaining amounts then available in the Trust Account to Acquiror for immediate use, subject to this Agreement and the Trust Agreement and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided therein.

Section 7.3. Listing. From the date hereof through the Second Effective Time, Acquiror shall ensure Acquiror remains listed as a public company on the NYSE, and shall prepare and submit to NYSE a listing application, if required under NYSE rules, covering the shares of Acquiror Class A Common Stock issuable in the Mergers and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of such shares of Acquiror Class A Common Stock on the NYSE and the Company shall reasonably cooperate with Acquiror with respect to such listing. Notwithstanding the foregoing, if mutually agreed by Acquiror and the Company at least three (3) Business Days prior to the initial filing of the Proxy Statement/Information Statement/Registration Statement with the SEC pursuant to Section 8.2(a), Acquiror will delist the Acquiror Class A Common Stock from the NYSE and instead prepare and submit to Nasdaq Capital Market (“Nasdaq”) a listing application covering the shares of Acquiror Class A Common Stock issuable in the Merger and the Domestication, and shall use reasonable best efforts to obtain approval for the listing of the Acquiror Class A Common Stock on Nasdaq from and after the Second Effective Time, and the Company shall reasonably cooperate with Acquiror with respect to such listing.

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Section 7.4. No Solicitation by Acquiror. From the date hereof until the Closing Date or, if earlier, the termination of this Agreement in accordance with Article X, Acquiror shall not, and shall cause its Subsidiaries not to, and Acquiror shall instruct its and their representatives acting on its and their behalf, not to, (a) make any proposal or offer that constitutes a Business Combination Proposal, (b) initiate any discussions or negotiations with any Person with respect to a Business Combination Proposal or (c) enter into any acquisition agreement, business combination, merger agreement or similar definitive agreement, or any letter of intent, memorandum of understanding or agreement in principle, or any other agreement relating to a Business Combination Proposal, in each case, other than to or with the Company and its respective representatives. From and after the date hereof, Acquiror shall, and shall instruct its officers and directors to, and Acquiror shall instruct and cause its representatives acting on its behalf, its Subsidiaries and their respective representatives (acting on their behalf) to, immediately cease and terminate all discussions and negotiations with any Persons that may be ongoing with respect to a Business Combination Proposal (other than the Company and its representatives).

Section 7.5. Acquiror Conduct of Business.

(a)       During the Interim Period, Acquiror shall, and shall cause Merger Sub to, except as contemplated by this Agreement (including as contemplated by the Total PIPE Investment), in connection with the Domestication or as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), operate its business in the ordinary course and consistent with past practice. Without limiting the generality of the foregoing, except as consented to by the Company in writing (which consent shall not be unreasonably conditioned, withheld, delayed or denied), Acquiror shall not, and Acquiror shall cause Merger Sub not to, except as otherwise contemplated by this Agreement (including as contemplated by the Total PIPE Investment or in connection with the Domestication) or the Ancillary Agreements or as required by Law:

(i)       seek any approval from the Acquiror Shareholders, or otherwise take any action, to change, modify or amend the Trust Agreement or the Governing Documents of Acquiror or Merger Sub, except as contemplated by the Transaction Proposals;

(ii)       except as contemplated by the Transaction Proposals, (A) make or declare any dividend or distribution to the shareholders of Acquiror or make any other distributions in respect of any of Acquiror’s or Merger Sub Capital Stock, share capital or equity interests, (B) split, combine, reclassify or otherwise amend any terms of any shares or series of Acquiror’s or Merger Sub Capital Stock or equity interests, or (C) purchase, repurchase, redeem or otherwise acquire any issued and outstanding share capital, outstanding shares of capital stock, share capital or membership interests, warrants or other equity interests of Acquiror or Merger Sub, other than a redemption of shares of Acquiror Class A Common Stock made as part of the Acquiror Share Redemptions;

(iii)       (A) make, change or revoke any material Tax election, (B) amend, modify or otherwise change any filed material Tax Return, (C) adopt or request permission of any taxing authority to change any accounting method for Tax purposes, (D) enter into any “closing agreement” as described in Section 7121 of the Code (or any similar provision of state, local or foreign Law) with any Governmental Authority, (E) settle any claim or assessment in respect of a material amount of Taxes, (F) knowingly surrender or allow to expire any right to claim a refund of a material amount of Taxes or (G) consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of a material amount of Taxes or in respect to any material Tax attribute that would give rise to any claim or assessment of Taxes;

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(iv)       take any action, or knowingly fail to take any action, where such action or failure to act could reasonably be expected to prevent the Mergers, taken together, from constituting an integrated transaction described in Rev. Rul. 2001-46, 2001-2 C.B. 321 that qualifies as a “reorganization” within the meaning of Section 368(a) of the Code and the Treasury Regulations;

(v)       enter into, renew or amend in any material respect, any transaction or Contract with an Affiliate of Acquiror or Merger Sub (including, for the avoidance of doubt, (A) the Sponsor or anyone related by blood, marriage or adoption to any Sponsor and (B) any Person in which the Sponsor has a direct or indirect legal, contractual or beneficial ownership interest of 5% or greater);

(vi)       incur or assume any Indebtedness or guarantee any Indebtedness of another Person, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of the Company’s Subsidiaries or guaranty any debt securities of another Person, other than any indebtedness for borrowed money or guarantee (A) incurred in the ordinary course of business consistent with past practice and in an aggregate amount not to exceed $100,000, (B) incurred between Acquiror and Merger Sub or (C) in respect of any Working Capital Loan in an aggregate amount not to exceed $2,500,000;

(vii)       incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness or otherwise knowingly and purposefully incur, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any other material liabilities, debts or obligations, other than fees and expenses for professional services incurred in support of the transactions contemplated by this Agreement and the Ancillary Agreements or in support of the ordinary course operations of Acquiror (which the parties agree shall include any Indebtedness in respect of any Working Capital Loan);

(viii)       waive, release, compromise, settle or satisfy any pending or threatened material claim (which shall include, but not be limited to, any pending or threatened Action);

(ix)       other than with respect to the Total PIPE Investment (A) issue any Acquiror Securities or securities exercisable for or convertible into Acquiror Securities, other than the issuance of the Stock Consideration, (B) grant any options, warrants or other equity-based awards with respect to Acquiror Securities not outstanding on the date hereof, or (C) amend, modify or waive any of the material terms or rights set forth in any Acquiror Warrant or the Warrant Agreement, including any amendment, modification or reduction of the warrant price set forth therein; or

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(x)       enter into any agreement to do any action prohibited under this Section 7.5.

(b)       During the Interim Period, Acquiror shall, and shall cause its Subsidiaries (including Merger Sub) to comply with, and continue performing under, as applicable, Acquiror’s Governing Documents, the Trust Agreement and all other agreements or Contracts to which Acquiror or its Subsidiaries may be a party.

Section 7.6. Post-Closing Directors and Officers of Acquiror. Subject to the terms of the Acquiror’s Governing Documents, Acquiror shall take all such action within its power as may be necessary or appropriate such that immediately following the First Effective Time:

(a)       the Board of Directors of Acquiror shall consist of nine (9) members, which shall initially include:

(i)       Vivek Garipalli, Andrew Toy, Chelsea Clinton, Benjamin Peretz and Nathaniel S. Turner; and

(ii)       four (4) “independent” director nominees for the purposes of NYSE or Nasdaq rules, as applicable, two (2) of whom shall be designated following the date of this Agreement;

(b)       the Board of Directors of Acquiror shall have six (6) “independent” directors for the purposes of NYSE or Nasdaq rules, as applicable, each of whom shall serve in such capacity in accordance with the terms of the Acquiror’s Governing Documents following the First Effective Time; and

(c)       the initial officers of Acquiror shall be as set forth on Section 2.6 of the Company Disclosure Letter, who shall serve in such capacity in accordance with the terms of Acquiror’s Governing Documents following the First Effective Time.

Section 7.7. Reserved.

Section 7.8. Domestication. Subject to receipt of the Acquiror Shareholder Approval, prior to the First Effective Time, Acquiror shall cause the Domestication to become effective, including by (a) filing with the Delaware Secretary of State a Certificate of Domestication with respect to the Domestication, in form and substance reasonably acceptable to Acquiror and the Company, together with the Certificate of Incorporation of Acquiror in substantially the form attached as Exhibit A to this Agreement, in each case, in accordance with the provisions thereof and applicable Law, (b) completing and making and procuring all those filings required to be made with the Cayman Registrar in connection with the Domestication, and (c) obtaining a certificate of de-registration from the Cayman Registrar. In accordance with applicable Law, the Domestication shall provide that at the effective time of the Domestication, by virtue of the Domestication, and without any action on the part of any Acquiror Shareholder, (i) each then issued and outstanding share of Acquiror Class A Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (ii) each then issued and outstanding share of Acquiror Class B Common Stock shall convert automatically, on a one-for-one basis, into a share of Domesticated Acquiror Class A Common Stock; (iii) each then issued and outstanding warrant of Acquiror shall convert automatically into a Domesticated Acquiror Warrant, pursuant to the Warrant Agreement; and (iv) each then issued and outstanding Cayman Acquiror Unit shall convert automatically into a Domesticated Acquiror Unit.

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Section 7.9. Indemnification and Insurance.

(a)       From and after the First Effective Time, Acquiror agrees that it shall indemnify and hold harmless each present and former director and officer of the (x) Company and each of its Subsidiaries (in each case, solely to the extent acting in their capacity as such and to the extent such activities are related to the business of the Company being acquired under this Agreement) (the “Company Indemnified Parties”) and (y) Acquiror and each of its Subsidiaries (together with the Company Indemnified Parties, the “D&O Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any Legal Proceeding, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring at or prior to the First Effective Time, whether asserted or claimed prior to, at or after the First Effective Time, to the fullest extent that the Company, Acquiror or their respective Subsidiaries, as the case may be, would have been permitted under applicable Law and its respective certificate of incorporation, certificate of formation, bylaws, limited liability company agreement or other organizational documents in effect on the date of this Agreement to indemnify such D&O Indemnified Parties (including the advancing of expenses as incurred to the fullest extent permitted under applicable Law). Without limiting the foregoing, Acquiror shall, and shall cause its Subsidiaries to (i) maintain for a period of not less than six (6) years from the Second Effective Time provisions in its Governing Documents concerning the indemnification and exoneration (including provisions relating to expense advancement) of Acquiror’s and its Subsidiaries’ former and current officers, directors, employees, and agents that are no less favorable to those Persons than the provisions of the Governing Documents of the Company, Acquiror or their respective Subsidiaries, as applicable, in each case, as of the date of this Agreement, and (ii) not amend, repeal or otherwise modify such provisions in any respect that would adversely affect the rights of those Persons thereunder, in each case, except as required by Law. Acquiror shall assume, and be liable for, each of the covenants in this Section 7.9.

(b)       For a period of six (6) years from the First Effective Time, Acquiror shall maintain in effect directors’ and officers’ liability insurance covering those Persons who are currently covered by Acquiror’s, the Company’s or their respective Subsidiaries’ directors’ and officers’ liability insurance policies (true, correct and complete copies of which have been heretofore made available to Acquiror or its agents or representatives) on terms no less favorable than the terms of such current insurance coverage, except that in no event shall Acquiror be required to pay an annual premium for such insurance in excess of three hundred percent (300%) of the aggregate annual premium payable by Acquiror or the Company, as applicable (whichever premium being higher), for such insurance policy for the year ended December 31, 2019; provided, however, that (i) Acquiror may cause coverage to be extended under the current directors’ and officers’ liability insurance by obtaining a six (6) year “tail” policy containing terms not materially less favorable than the terms of such current insurance coverage with respect to claims existing or occurring at or prior to the First Effective Time and (ii) if any claim is asserted or made within such six (6) year period, any insurance required to be maintained under this Section 7.9 shall be continued in respect of such claim until the final disposition thereof.

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(c)       Notwithstanding anything contained in this Agreement to the contrary, this Section 7.9 shall survive the consummation of the Mergers indefinitely and shall be binding, jointly and severally, on Acquiror and all successors and assigns of Acquiror. In the event that Acquiror or any of its successors or assigns consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Acquiror shall ensure that proper provision shall be made so that the successors and assigns of Acquiror shall succeed to the obligations set forth in this Section 7.9.

(d)       On the Closing Date, Acquiror shall enter into customary indemnification agreements reasonably satisfactory to each of the Company and Acquiror with the post-Closing directors and officers of Acquiror, which indemnification agreements shall continue to be effective following the Closing.

Section 7.10. Acquiror Public Filings. From the date hereof through the First Effective Time, Acquiror will keep current and timely file all reports required to be filed or furnished with the SEC and otherwise comply in all material respects with its reporting obligations under applicable Laws.

Section 7.11. PIPE Investment.

(a)       Unless otherwise approved in writing by the Company (which approval shall not be unreasonably withheld, conditioned or delayed), Acquiror shall not permit any amendment or modification to be made to, any waiver (in whole or in part) of, or provide consent to modify (including consent to termination), any provision or remedy under, or any replacements of, any of the Subscription Agreements, except for any such actions that would not increase conditionality or impose any new obligation on the Company or Acquiror, reduce the Minimum PIPE Investment Amount, reduce or impair the rights of Acquiror under any Subscription Agreement or otherwise adversely affect any rights of Acquiror or the Company under any Subscription Agreement and except for any assignment or transfer contemplated in or expressly permitted by any Subscription Agreement (without any further amendment, modification or waiver to such assignment or transfer provision). Subject to the immediately preceding sentence, Acquiror shall use its commercially reasonable efforts to take, or to cause to be taken, all actions required, necessary or that it otherwise deems to be proper or advisable to consummate the transactions contemplated by the Subscription Agreements in all material respects on the terms and conditions described therein, including using its commercially reasonable efforts to: (i) satisfy in all material respects on a timely basis all conditions and covenants applicable to Acquiror in the Subscription Agreements and otherwise comply in all material respects with its obligations thereunder; (ii) in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, consummate transactions contemplated by the Subscription Agreements at or prior to Closing; and (iii) enforce its rights under the Subscription Agreements, in the event that all conditions in the Subscription Agreements (other than conditions that Acquiror or any of its Affiliates control the satisfaction of and other than those conditions that by their nature are to be satisfied at the Closing) have been satisfied, to cause the applicable PIPE Investors to pay to (or as directed by) Acquiror the applicable portion of the PIPE Investment Amount, as applicable, set forth in the Subscription Agreements in accordance with their terms.

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(b)       Without limiting the generality of Section 7.11(a), Acquiror shall give the Company prompt written notice: (i) of any amendment to any Subscription Agreement (other than as a result of any assignments or transfers contemplated therein or otherwise permitted thereby) (ii) of any breach or default (or any event or circumstance that, with or without notice, lapse of time or both, would give rise to any breach or default) by any party to any Subscription Agreement known to Acquiror; (iii) of the receipt of any written notice or other written communication from any party to any Subscription Agreement with respect to any actual, potential, threatened or claimed expiration, lapse, withdrawal, breach, default, termination or repudiation by any party to any Subscription Agreement or any provisions of any Subscription Agreement; and (iv) if Acquiror does not expect to receive all or any portion of the Minimum PIPE Investment Amount pursuant to the Subscription Agreements.

ARTICLE VIII

JOINT COVENANTS

Section 8.1. HSR Act and Foreign Antitrust Approvals; Other Filings.

(a)       In connection with the transactions contemplated hereby, each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) (i) comply promptly but in no event later than ten (10) Business Days after the date hereof with the notification and reporting requirements of the HSR Act and use its reasonable best efforts to obtain early termination of the waiting period under the HSR Act and (ii) as soon as practicable, make such other filings with any foreign Governmental Authorities (including all Permits) as may be required under any applicable similar foreign Law. Each of the Company and Acquiror shall substantially comply with any Antitrust Information or Document Requests.

(b)       Each of the Company and Acquiror shall (and, to the extent required, shall cause its Affiliates to) request early termination of any waiting period under the HSR Act and exercise its reasonable best efforts to (i) obtain termination or expiration of the waiting period under the HSR Act and (ii) prevent the entry, in any Legal Proceeding brought by an Antitrust Authority or any other Person, of any Governmental Order which would prohibit, make unlawful or delay the consummation of the transactions contemplated hereby.

(c)       Acquiror shall cooperate in good faith with the Antitrust Authorities and undertake promptly any and all action required to complete lawfully the transactions contemplated hereby as soon as practicable (but in any event prior to the Agreement End Date) and any and all action necessary or advisable to avoid, prevent, eliminate or remove the actual or threatened commencement of any proceeding in any forum by or on behalf of any Antitrust Authority or the issuance of any Governmental Order that would delay, enjoin, prevent, restrain or otherwise prohibit the consummation of the Mergers, including, with the Company’s prior written consent (which consent shall not be unreasonably withheld, conditioned, delayed or denied), (i) proffering and consenting and/or agreeing to a Governmental Order or other agreement providing for (A) the sale, licensing or other disposition, or the holding separate, of particular assets, categories of assets or lines of business of the Company or Acquiror or (B) the termination, amendment or assignment of existing relationships and contractual rights and obligations of the Company or Acquiror and (ii) promptly effecting the disposition, licensing or holding separate of assets or lines of business or the termination, amendment or assignment of existing relationships and contractual rights, in each case, at such time as may be necessary to permit the lawful consummation of the transactions contemplated hereby on or prior to the Agreement End Date.

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(d)       With respect to each of the above filings, and any other requests, inquiries, Actions or other proceedings by or from Governmental Authorities, each of the Company and Acquiror shall (and, to the extent required, shall cause its controlled Affiliates to) (i) diligently and expeditiously defend and use reasonable best efforts to obtain any necessary clearance, approval, consent, or Governmental Authorization under Laws prescribed or enforceable by any Governmental Authority for the transactions contemplated by this Agreement and to resolve any objections as may be asserted by any Governmental Authority with respect to the transactions contemplated by this Agreement; and (ii) cooperate fully with each other in the defense of such matters. To the extent not prohibited by Law, the Company shall promptly furnish to Acquiror, and Acquiror shall promptly furnish to the Company, copies of any notices or written communications received by such party or any of its Affiliates from any third party or any Governmental Authority with respect to the transactions contemplated hereby, and each party shall permit counsel to the other parties an opportunity to review in advance, and each party shall consider in good faith the views of such counsel in connection with, any proposed written communications by such party and/or its Affiliates to any Governmental Authority concerning the transactions contemplated hereby (with the exception of the filings submitted under the HSR Act); provided, that none of the parties shall extend any waiting period or comparable period under the HSR Act or enter into any agreement with any Governmental Authority without the written consent of the other parties. To the extent not prohibited by Law, the Company agrees to provide Acquiror and its counsel, and Acquiror agrees to provide the Company and its counsel, the opportunity, on reasonable advance notice, to participate in any substantive meetings or discussions, either in person or by telephone, between such party and/or any of its Affiliates, agents or advisors, on the one hand, and any Governmental Authority, on the other hand, concerning or in connection with the transactions contemplated hereby. Each of the Company and Acquiror (and its controlled Affiliates) may, as they deem necessary, designate any sensitive materials to be exchanged in connection with this Section 8.1 as “counsel only.” Any such materials, as well as the information contained therein, shall be provided only to a receiving party’s outside and in-house counsel (and mutually-acknowledged outside consultants) and not disclosed by such counsel (or consultants) to any employees, officers, or directors of the receiving party without the advance written consent of the party supplying such materials or information.

(e)       Acquiror shall be responsible for and pay all filing fees payable to the Antitrust Authorities in connection with the transactions contemplated hereby; provided, however, that all such filing fees shall be transaction expenses of Acquiror and its Affiliates and be paid (or repaid, if applicable) in accordance with Section 2.4(c).

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Section 8.2. Preparation of Proxy Statement/Information Statement/Registration Statement; Shareholders’ Meeting and Approvals.

(a)       Registration Statement and Prospectus.

(i)       As promptly as practicable after the execution of this Agreement, (x) Acquiror and the Company shall jointly prepare and Acquiror shall file with the SEC, mutually acceptable materials which shall include the joint proxy statement/information statement to be filed with the SEC as part of the Registration Statement and sent to (A) the Acquiror Shareholders relating to the Acquiror Shareholders’ Meeting and (B) to the holders of Company Capital Stock with respect to the action to be taken by certain stockholders of the Company pursuant to the Company Stockholder Approvals (such proxy statement, together with any amendments or supplements thereto, the “Proxy Statement”) and (y) Acquiror shall prepare (with the Company’s reasonable cooperation (including causing its Subsidiaries and representatives to cooperate)) and file with the SEC the Registration Statement, in which the Proxy Statement will be included as a prospectus (the “Proxy Statement/Information Statement/Registration Statement”), in connection with the registration under the Securities Act of (A) the shares of Acquiror Class A Common Stock and Acquiror Warrants and units comprising such to be issued in exchange for the issued and outstanding shares of Acquiror Class A Common Stock and Acquiror Common Warrants and units comprising such, respectively, in the Domestication, (B) the shares of Acquiror Class B Common Stock that constitute the Stock Consideration and (C) the shares of Acquiror Class B Common Stock that are subject to Acquiror Options and Adjusted Restricted Stock Awards (collectively, the “Registration Statement Securities”). Each of Acquiror and the Company shall use its reasonable best efforts to cause the Proxy Statement/Information Statement/Registration Statement to comply with the rules and regulations promulgated by the SEC, to have the Registration Statement declared effective under the Securities Act as promptly as practicable after such filing and to keep the Registration Statement effective as long as is necessary to consummate the transactions contemplated hereby. Acquiror also agrees to use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” Permits required to carry out the transactions contemplated hereby, and the Company shall furnish all information concerning the Company, its Subsidiaries and any of their respective members or stockholders as may be reasonably requested in connection with any such action. Each of Acquiror and the Company agrees to furnish to the other party all information concerning itself, its Subsidiaries, officers, directors, managers, stockholders, and other equityholders and information regarding such other matters as may be reasonably necessary or advisable or as may be reasonably requested in connection with the Proxy Statement/Information Statement/Registration Statement, a Current Report on Form 8-K pursuant to the Exchange Act in connection with the transactions contemplated by this Agreement, or any other statement, filing, notice or application made by or on behalf of Acquiror, the Company or their respective Subsidiaries to any regulatory authority (including the NYSE or Nasdaq, as applicable) in connection with the Mergers and the other transactions contemplated hereby (the “Offer Documents”). Acquiror will cause the Proxy Statement/Information Statement/Registration Statement to be mailed to the Acquiror Shareholders in each case promptly after the Registration Statement is declared effective under the Securities Act.

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(ii)       To the extent not prohibited by Law, Acquiror will advise the Company, reasonably promptly after Acquiror receives notice thereof, of the time when the Proxy Statement/Information Statement/Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the Acquiror Class A Common Stock for offering or sale in any jurisdiction, of the initiation or written threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Proxy Statement/ Information Statement/Registration Statement or for additional information. To the extent not prohibited by Law, the Company and their counsel shall be given a reasonable opportunity to review and comment on the Proxy Statement/Information Statement/Registration Statement and any Offer Document each time before any such document is filed with the SEC, and Acquiror shall give reasonable and good faith consideration to any comments made by the Company and its counsel. To the extent not prohibited by Law, Acquiror shall provide the Company and their counsel with (A) any comments or other communications, whether written or oral, that Acquiror or its counsel may receive from time to time from the SEC or its staff with respect to the Proxy Statement/Information Statement/Registration Statement or Offer Documents promptly after receipt of those comments or other communications and (B) a reasonable opportunity to participate in the response of Acquiror to those comments and to provide comments on that response (to which reasonable and good faith consideration shall be given), including by participating with the Company or its counsel in any discussions or meetings with the SEC.

(iii)       Each of Acquiror and the Company shall ensure that none of the information supplied by or on its behalf for inclusion or incorporation by reference in (A) the Registration Statement will, at the time the Registration Statement is filed with the SEC, at each time at which it is amended and at the time it becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, not misleading or (B) the Proxy Statement will, at the date it is first mailed to the Acquiror Shareholders and at the time of the Acquiror Shareholders’ Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

(iv)       If at any time prior to the First Effective Time any information relating to the Company, Acquiror or any of their respective Subsidiaries, Affiliates, directors or officers is discovered by the Company or Acquiror, which is required to be set forth in an amendment or supplement to the Proxy Statement or the Registration Statement, so that neither of such documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, with respect to the Proxy Statement, in light of the circumstances under which they were made, not misleading, the party which discovers such information shall promptly notify the other parties and an appropriate amendment or supplement describing such information shall be promptly filed with the SEC and, to the extent required by Law, disseminated to the Acquiror Shareholders.

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(v)       At the Closing, the Company and Acquiror will permit Major Company Stockholders and Excluded Holders to become party to the Registration Rights Agreement as a “CHI Holder” (as defined in the Registration Rights Agreement) thereunder.

(b)       Acquiror Shareholder Approval. Acquiror shall (i) as promptly as practicable after the Registration Statement is declared effective under the Securities Act, (A) cause the Proxy Statement to be disseminated to Acquiror Shareholders in compliance with applicable Law, (B) solely with respect to the following clause (1), duly (1) give notice of and (2) convene and hold a meeting of its shareholders (the “Acquiror Shareholders’ Meeting”) in accordance with Acquiror’s Governing Documents and Section 710 of the NYSE Listing Rules or Nasdaq Listing Rule 5620(b), as applicable, for a date no later than thirty (30) Business Days following the date the Registration Statement is declared effective, and (C) solicit proxies from the holders of Acquiror Common Stock to vote in favor of each of the Transaction Proposals, and (ii) provide its shareholders with the opportunity to elect to effect an Acquiror Share Redemption. Acquiror shall, through its Board of Directors, recommend to its shareholders the (A) approval of the change in the jurisdiction of incorporation of Acquiror to the State of Delaware, (B) approval of the change of Acquiror’s name to “Clover Health Investments, Corp.”, (C) amendment and restatement of Acquiror’s Governing Documents, in substantially the form attached as Exhibits A and B to this Agreement (as may be subsequently amended by mutual written agreement of the Company and Acquiror at any time before the effectiveness of the Registration Statement) in connection with the Domestication, including any separate or unbundled proposals as are required to implement the foregoing, (D) the adoption and approval of this Agreement in accordance with applicable Law and exchange rules and regulations, (E) approval of the issuance of shares of Acquiror Common Stock in connection with the Mergers, (F) approval of the issuance of more than one percent (1%) of Acquiror’s outstanding common stock to a “related party” pursuant to the rules of the NYSE or Nasdaq, as applicable, as contemplated by the Total PIPE Subscription Agreements with the applicable investors, (G) approval of the adoption by Acquiror of the equity plans described in Section 7.1, (H) the election of directors effective as of the Closing as contemplated by Section 7.6, (I) adoption and approval of any other proposals as the SEC (or staff member thereof) may indicate are necessary in its comments to the Registration Statement or correspondence related thereto, (J) adoption and approval of any other proposals as reasonably agreed by Acquiror and the Company to be necessary or appropriate in connection with the transactions contemplated hereby, and (K) adjournment of the Acquiror Shareholders’ Meeting, if necessary, to permit further solicitation of proxies because there are not sufficient votes to approve and adopt any of the foregoing (such proposals in (A) through (K), together, the “Transaction Proposals”), and include such recommendation in the Proxy Statement. The Board of Directors of Acquiror shall not withdraw, amend, qualify or modify its recommendation to the shareholders of Acquiror that they vote in favor of the Transaction Proposals (together with any withdrawal, amendment, qualification or modification of its recommendation to the shareholders of Acquiror described in the Recitals hereto, a “Modification in Recommendation”). To the fullest extent permitted by applicable Law, (x) Acquiror’s obligations to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting shall not be affected by any Modification in Recommendation, (y) Acquiror agrees to establish a record date for, duly call, give notice of, convene and hold the Acquiror Shareholders’ Meeting and submit for approval the Transaction Proposals and (z) Acquiror agrees that if the Acquiror Shareholder Approval shall not have been obtained at any such Acquiror Shareholders’ Meeting, then Acquiror shall promptly continue to take all such necessary actions, including the actions required by this Section 8.2(b), and hold additional Acquiror Shareholders’ Meetings in order to obtain the Acquiror Shareholder Approval. Acquiror may only adjourn the Acquiror Shareholders’ Meeting (i) to solicit additional proxies for the purpose of obtaining the Acquiror Shareholder Approval, (ii) for the absence of a quorum and (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that Acquiror has determined in good faith after consultation with outside legal counsel is required under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by Acquiror Shareholders prior to the Acquiror Shareholders’ Meeting; provided, that the Acquiror Shareholders’ Meeting (x) may not be adjourned to a date that is more than fifteen (15) days after the date for which the Acquiror Shareholders’ Meeting was originally scheduled (excluding any adjournments required by applicable Law) and (y) shall not be held later than three (3) Business Days prior to the Agreement End Date. Acquiror agrees that it shall provide the holders of shares of Acquiror Class A Common Stock the opportunity to elect redemption of such shares of Acquiror Class A Common Stock in connection with the Acquiror Shareholders’ Meeting, as required by Acquiror’s Governing Documents.

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(c)       Company Stockholder Approvals. Company shall (i) obtain and deliver to Acquiror, the Company Stockholder Approvals, (A) in the form of a written consent executed by each of the Requisite Company Stockholders (pursuant to the Company Holders Support Agreement), as soon as reasonably practicable after the Registration Statement is declared effective under the Securities Act and delivered or otherwise made available to stockholders, and in any event within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders, and (B) in accordance with the terms and subject to the conditions of the Company’s Governing Documents, and (ii) take all other action necessary or advisable to secure the Company Stockholder Approvals and, if applicable, any additional consents or approvals of its stockholders related thereto.

Section 8.3. Support of Transaction. Without limiting any covenant contained in Article VI or Article VII, Acquiror and the Company shall each, and each shall cause its Subsidiaries to (a) use reasonable best efforts to obtain as soon as practicable all material consents and approvals of third parties (including any Governmental Authority) that any of Acquiror, or the Company or their respective Affiliates are required to obtain in order to consummate the Mergers, and (b) take such other action as soon as practicable as may be reasonably necessary or as another party hereto may reasonably request to satisfy the conditions of Article IX or otherwise to comply with this Agreement and to consummate the transactions contemplated hereby as soon as practicable and in accordance with all applicable Law. Notwithstanding anything to the contrary contained herein, no action taken by the Company under this Section 8.3 will constitute a breach of Section 6.1.

Section 8.4. Tax Matters. All transfer, documentary, sales, use, real property, stamp, registration and other similar Taxes, fees and costs (including any associated penalties and interest) (“Transfer Taxes”) incurred in connection with this Agreement shall constitute Transaction Expenses.

Section 8.5. Section 16 Matters. Prior to the First Effective Time, each of the Company and Acquiror shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any dispositions of shares of the Company Capital Stock or acquisitions of Acquiror Common Shares (including, in each case, securities deliverable upon exercise, vesting or settlement of any derivative securities) resulting from the transactions contemplated hereby by each individual who may become subject to the reporting requirements of Section 16(a) of the Exchange Act in connection with the transactions contemplated hereby to be exempt under Rule B-3 promulgated under the Exchange Act.

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Section 8.6. Financing. Prior to Closing, each of the Company and Acquiror shall, and each of them shall cause its respective Subsidiaries and Affiliates (as applicable) and its and their officers, directors, managers, employees, consultants, counsel, accounts, agents and other representatives to, reasonably cooperate in a timely manner in connection with any financing arrangement the parties seek in connection with the transactions contemplated by this Agreement (it being understood and agreed that the consummation of any such financing by the Company or Acquiror shall be subject to the parties’ mutual agreement), including (a) by providing such information and assistance as the other party may reasonably request (including the Company providing such financial statements and other financial data relating to the Company and its Subsidiaries as would be required if Acquiror were filing a general form for registration of securities under Form 10 following the consummation of the transactions contemplated hereby and a registration statement on Form S-1 for the resale of the securities issued in the Total PIPE Investment following the consummation of the transactions contemplated hereby), (b) granting such access to the other party and its representatives as may be reasonably necessary for their due diligence, and (c) participating in a reasonable number of meetings, presentations, road shows, drafting sessions, due diligence sessions with respect to such financing efforts (including direct contact between senior management and other representatives of the Company and its Subsidiaries at reasonable times and locations). All such cooperation, assistance and access shall be granted during normal business hours and shall be granted under conditions that shall not unreasonably interfere with the business and operations of the Company, Acquiror, or their respective auditors.

ARTICLE IX

CONDITIONS TO OBLIGATIONS

Section 9.1. Conditions to Obligations of Acquiror, Merger Sub, and the Company. The obligations of Acquiror, Merger Sub, and the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following conditions, any one or more of which may be waived in writing by all of such parties:

(a)       The Acquiror Shareholder Approval shall have been obtained;

(b)       The Company Stockholder Approvals shall have been obtained;

(c)       The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC and not withdrawn;

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(d)       The waiting period or periods under the HSR Act and any other required regulatory approvals applicable to the transactions contemplated by this Agreement and the Ancillary Agreements shall have obtained, expired or been terminated, as applicable;

(e)       There shall not be in force any Governmental Order, statute, rule or regulation enjoining or prohibiting the consummation of the Mergers; provided, that the Governmental Authority issuing such Governmental Order has jurisdiction over the parties hereto with respect to the transactions contemplated hereby;

(f)       Acquiror shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act);

(g)       The shares of Acquiror Class A Common Stock to be issued in connection with the Mergers shall have been approved for listing on the NYSE, or if mutually agreed by Acquiror and the Company pursuant to Section 7.3, Nasdaq; and

(h)       The sum of (x) the Trust Amount plus (y) the PIPE Investment Amount, is equal to or greater than $300,000,000.

Section 9.2. Conditions to Obligations of Acquiror and Merger Sub. The obligations of Acquiror and Merger Sub to consummate, or cause to be consummated, the Mergers are subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by Acquiror and Merger Sub:

(a)       (i) The representations and warranties of the Company contained in the first sentence of Section 4.6(a) shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements, (ii) the Company Fundamental Representations (other than the first sentence of Section 4.6(a)) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements and (iii) each of the representations and warranties of the Company contained in this Agreement other than the Company Fundamental Representations (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect and Company Material Adverse Effect or any similar qualification or exception) shall be true and correct as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct at and as of such date, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; provided, that, for purposes of this Section 9.2(a) only, the representations and warranties set forth in Section 4.8(c) and Section 4.9 shall be true and correct solely as of the date of this Agreement, except for, in each case, inaccuracies or omissions that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect;

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(b)       Each of the covenants of the Company to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.2(b), (i) a covenant of the Company shall only be deemed to have not been performed if the Company has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date) and (ii) no action that is contemplated by the Pre-Closing Restructuring Plan may be deemed to constitute nonperformance of such material covenant;

(c)       The Pre-Closing Restructuring shall have been completed prior to the Closing; and

(d)       There shall not have occurred a Company Material Adverse Effect after the date of this Agreement.

Section 9.3. Conditions to the Obligations of the Company. The obligation of the Company to consummate, or cause to be consummated, the Mergers is subject to the satisfaction of the following additional conditions, any one or more of which may be waived in writing by the Company:

(a)       (i) The representations and warranties of Acquiror contained in Section 5.12 shall be true and correct in all but de minimis respects as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all but de minimis respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement and (ii) each of the representations and warranties of Acquiror contained in this Agreement (other than Section 5.12) (disregarding any qualifications and exceptions contained therein relating to materiality, material adverse effect or any similar qualification or exception) shall be true and correct in all material respects, in each case as of the Closing Date, except with respect to such representations and warranties which speak as to an earlier date, which representations and warranties shall be true and correct in all material respects at and as of such date, except for changes after the date of this Agreement which are contemplated or expressly permitted by this Agreement or the Ancillary Agreements;

(b)       Each of the covenants of Acquiror to be performed as of or prior to the Closing shall have been performed in all material respects; provided, that for purposes of this Section 9.3(b), a covenant of Acquiror or Merger Sub, as applicable, shall only be deemed to have not been performed if Acquiror or Merger Sub, as applicable, has materially breached such material covenant and failed to cure within twenty (20) days after notice (or if earlier, the Agreement End Date);

(c)       The Domestication shall have been completed as provided in Section 7.8 and a time-stamped copy of the certificate issued by the Secretary of State of the State of Delaware in relation thereto shall have been delivered to the Company; and

(d)       The Available Acquiror Cash shall be no less than the Minimum Available Acquiror Cash Amount.

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ARTICLE X

TERMINATION/EFFECTIVENESS

Section 10.1. Termination. This Agreement may be terminated and the transactions contemplated hereby abandoned at any time prior to the Closing:

(a)       by written consent of the Company and Acquiror;

(b)       by the Company or Acquiror if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Governmental Order which has become final and nonappealable and has the effect of making consummation of the Mergers illegal or otherwise preventing or prohibiting consummation of the Mergers;

(c)       by the Company if the Acquiror Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote at the Acquiror Shareholders’ Meeting duly convened therefor or at any adjournment or postponement thereof;

(d)       by the Company if there has been a Modification in Recommendation;

(e)       by written notice to the Company from Acquiror if (i) there is any breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, such that the conditions specified in Section 9.2(a) or Section 9.2(b) would not be satisfied at the Closing (a “Terminating Company Breach”), except that, if such Terminating Company Breach is curable by the Company through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by the Company of notice from Acquiror of such breach, but only as long as the Company continues to use its respective reasonable best efforts to cure such Terminating Company Breach (the “Company Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Company Breach is not cured within the Company Cure Period, or (ii) the Closing has not occurred on or before February 10, 2021 (the “Agreement End Date”), unless Acquiror is in material breach hereof;

(f)       by Acquiror if the Company Stockholder Approvals shall not have been obtained within forty-eight (48) hours after the Registration Statement is declared effective and delivered or otherwise made available to stockholders; or

(g)       by written notice to Acquiror from the Company if (i) there is any breach of any representation, warranty, covenant or agreement on the part of Acquiror or Merger Sub set forth in this Agreement, such that the conditions specified in Section 9.3(a) and Section 9.3(b) would not be satisfied at the Closing (a “Terminating Acquiror Breach”), except that, if any such Terminating Acquiror Breach is curable by Acquiror through the exercise of its reasonable best efforts, then, for a period of up to thirty (30) days after receipt by Acquiror of notice from the Company of such breach, but only as long as Acquiror continues to exercise such reasonable best efforts to cure such Terminating Acquiror Breach (the “Acquiror Cure Period”), such termination shall not be effective, and such termination shall become effective only if the Terminating Acquiror Breach is not cured within the Acquiror Cure Period or (ii) the Closing has not occurred on or before the Agreement End Date, unless the Company is in material breach hereof.

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Section 10.2. Effect of Termination. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party hereto or its respective Affiliates, officers, directors or stockholders, other than liability of the Company, Acquiror or Merger Sub, as the case may be, for any willful and material breach of this Agreement occurring prior to such termination, except that the provisions of this Section 10.2 and Article XI and the Confidentiality Agreement shall survive any termination of this Agreement.

ARTICLE XI

MISCELLANEOUS

Section 11.1. Trust Account Waiver. The Company acknowledges that Acquiror is a blank check company with the powers and privileges to effect a Business Combination. The Company further acknowledges that, as described in the prospectus dated April 21, 2020 (the “Prospectus”) available at www.sec.gov, substantially all of Acquiror assets consist of the cash proceeds of Acquiror’s initial public offering and private placements of its securities and substantially all of those proceeds have been deposited in a the trust account for the benefit of Acquiror, certain of its public stockholders and the underwriters of Acquiror’s initial public offering (the “Trust Account”). The Company acknowledges that it has been advised by Acquiror that, except with respect to interest earned on the funds held in the Trust Account that may be released to Acquiror to pay its franchise Tax, income Tax and similar obligations, the Trust Agreement provides that cash in the Trust Account may be disbursed only (a) if Acquiror completes the transactions which constitute a Business Combination, then to those Persons and in such amounts as described in the Prospectus; (b) if Acquiror fails to complete a Business Combination within the allotted time period and liquidates, subject to the terms of the Trust Agreement, to Acquiror in limited amounts to permit Acquiror to pay the costs and expenses of its liquidation and dissolution, and then to Acquiror’s public stockholders; and (c) if Acquiror holds a shareholder vote to amend Acquiror’s amended and restated memorandum and articles of association to modify the substance or timing of the obligation to redeem 100% of Acquiror Common Shares if Acquiror fails to complete a Business Combination within the allotted time period, then for the redemption of any Acquiror Common Shares properly tendered in connection with such vote. For and in consideration of Acquiror entering into this Agreement, the receipt and sufficiency of which are hereby acknowledged, the Company hereby irrevocably waives any right, title, interest or claim of any kind they have or may have in the future in or to any monies in the Trust Account and agree not to seek recourse against the Trust Account or any funds distributed therefrom as a result of, or arising out of, this Agreement and any negotiations, Contracts or agreements with Acquiror; provided, that (x) nothing herein shall serve to limit or prohibit the Company’s right to pursue a claim against Acquiror for legal relief against monies or other assets held outside the Trust Account, for specific performance or other equitable relief in connection with the consummation of the transactions (including a claim for Acquiror to specifically perform its obligations under this Agreement and cause the disbursement of the balance of the cash remaining in the Trust Account (after giving effect to the Acquiror Share Redemptions) to the Company in accordance with the terms of this Agreement and the Trust Agreement) so long as such claim would not affect Acquiror’s ability to fulfill its obligation to effectuate the Acquiror Share Redemptions, or for fraud and (y) nothing herein shall serve to limit or prohibit any claims that the Company may have in the future against Acquiror’s assets or funds that are not held in the Trust Account (including any funds that have been released from the Trust Account and any assets that have been purchased or acquired with any such funds).

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Section 11.2. Waiver. Any party to this Agreement may, at any time prior to the Closing, by action taken by its Board of Directors, Board of Managers, Managing Member or other officers or Persons thereunto duly authorized, (a) extend the time for the performance of the obligations or acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties (of another party hereto) that are contained in this Agreement or (c) waive compliance by the other parties hereto with any of the agreements or conditions contained in this Agreement, but such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party granting such extension or waiver.

Section 11.3. Notices. All notices and other communications among the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (c) when delivered by FedEx or other nationally recognized overnight delivery service, or (d) when delivered by email (in each case in this clause (d), solely if receipt is confirmed, but excluding any automated reply, such as an out-of-office notification), addressed as follows:

(a)       If to Acquiror or Merger Sub prior to the Closing, or to the First-Step Surviving Corporation after the First Effective Time, to:

Social Capital Hedosophia Holdings Corp. III

317 University Avenue, Suite 200

Palo Alto, California 94301

Attention:	Steve Trieu, Chief Financial Officer
Email:	steve@socialcapital.com

with copies to (which shall not constitute notice):

Skadden, Arps, Slate, Meagher & Flom LLP
One Manhattan West
New York, New York 10001

Attention:	Howard L. Ellin Christopher M. Barlow
Email:	howard.ellin@skadden.com christopher.barlow@skadden.com

(b)       If to the Company prior to the Closing, or to the Surviving Corporation after the Second Effective Time, to:

Clover Health Investments, Corp.
725 Cool Springs Blvd
Suite 320
Franklin, TN 37067

Attention:	Gia Lee, General Counsel
Email:	gia.lee@cloverhealth.com

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with copies to (which shall not constitute notice):

Orrick, Herrington & Sutcliffe LLP
51 West 52nd Street

New York, NY 10019-6142

Attention:	Stephen Thau

Matthew Gemello
Justin Yi

Email:	sthau@orrick.com mgemello@orrick.com justin.yi@orrick.com

or to such other address or addresses as the parties may from time to time designate in writing. Copies delivered solely to outside counsel shall not constitute notice.

Section 11.4. Assignment. No party hereto shall assign this Agreement or any part hereof without the prior written consent of the other parties and any such transfer without prior written consent shall be void. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns.

Section 11.5. Rights of Third Parties. Nothing expressed or implied in this Agreement is intended or shall be construed to confer upon or give any Person, other than the parties hereto, any right or remedies under or by reason of this Agreement; provided, however, that the D&O Indemnified Parties and the past, present and future directors, managers, officers, employees, incorporators, members, partners, stockholders, Affiliates, agents, attorneys, advisors and representatives of the parties, and any Affiliate of any of the foregoing (and their successors, heirs and representatives), are intended third-party beneficiaries of, and may enforce, Section 11.16.

Section 11.6. Expenses. Except as otherwise set forth in this Agreement, each party hereto shall be responsible for and pay its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, including all fees of its legal counsel, financial advisers and accountants; provided, that if the Closing shall occur, Acquiror shall (x) pay or cause to be paid, the Unpaid Transaction Expenses, and (y) pay or cause to be paid, any transaction expenses of Acquiror or its Affiliates, in each of case (x) and (y), in accordance with Section 2.4(c). For the avoidance of doubt, any payments to be made (or to cause to be made) by Acquiror pursuant to this Section 11.6 shall be paid upon consummation of the Mergers and release of proceeds from the Trust Account.

Section 11.7. Governing Law. This Agreement, and all claims or causes of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby, shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

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Section 11.8. Headings; Counterparts. The headings in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Section 11.9. Company and Acquiror Disclosure Letters. The Company Disclosure Letter and the Acquiror Disclosure Letter (including, in each case, any section thereof) referenced herein are a part of this Agreement as if fully set forth herein. All references herein to the Company Disclosure Letter and/or the Acquiror Disclosure Letter (including, in each case, any section thereof) shall be deemed references to such parts of this Agreement, unless the context shall otherwise require. Any disclosure made by a party in the applicable Disclosure Letter, or any section thereof, with reference to any section of this Agreement or section of the applicable Disclosure Letter shall be deemed to be a disclosure with respect to such other applicable sections of this Agreement or sections of applicable Disclosure Letter if it is reasonably apparent on the face of such disclosure that such disclosure is responsive to such other section of this Agreement or section of the applicable Disclosure Letter. Certain information set forth in the Disclosure Letters is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement. The disclosure of any information shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made in this Agreement, nor shall such information be deemed to establish a standard of materiality.

Section 11.10. Entire Agreement. (a) This Agreement (together with the Company Disclosure Letter and the Acquiror Disclosure Letter), (b) the Sponsor Support Agreement and Company Holders Support Agreement, (c) the Confidentiality Agreement, dated as of June 11, 2020, between Acquiror and the Company or its Affiliate (the “Confidentiality Agreement” and, together with the Sponsor Support Agreement and Company Holders Support Agreement, the “Ancillary Agreements”) constitute the entire agreement among the parties to this Agreement relating to the transactions contemplated hereby and supersede any other agreements, whether written or oral, that may have been made or entered into by or among any of the parties hereto or any of their respective Subsidiaries relating to the transactions contemplated hereby. No representations, warranties, covenants, understandings, agreements, oral or otherwise, relating to the transactions contemplated hereby exist between such parties except as expressly set forth in this Agreement and the Ancillary Agreements.

Section 11.11. Amendments. This Agreement may be amended or modified in whole or in part, only by a duly authorized agreement in writing executed in the same manner as this Agreement and which makes reference to this Agreement.

Section 11.12. Publicity.

(a)       All press releases or other public communications relating to the transactions contemplated hereby, and the method of the release for publication thereof, shall prior to the Closing be subject to the prior mutual approval of Acquiror and the Company, which approval shall not be unreasonably withheld by any party.

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(b)       The restriction in Section 11.12(a) shall not apply to the extent the public announcement is required by applicable securities Law, any Governmental Authority or stock exchange rule; provided, however, that in such an event, the party making the announcement shall use its commercially reasonable efforts to consult with the other party in advance as to its form, content and timing. Disclosures resulting from the parties’ efforts to obtain approval or early termination under the HSR Act and to make any relating filing shall be deemed not to violate this Section 11.12.

Section 11.13. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. The parties further agree that if any provision contained herein is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Agreement, they shall take any actions necessary to render the remaining provisions of this Agreement valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Agreement to replace any provision contained herein that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the parties.

Section 11.14. Jurisdiction; Waiver of Jury Trial.

(a)       Any proceeding or Action based upon, arising out of or related to this Agreement or the transactions contemplated hereby must be brought in the Court of Chancery of the State of Delaware (or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, or the United States District Court for the District of Delaware), and each of the parties irrevocably and unconditionally (i) consents and submits to the exclusive jurisdiction of each such court in any such proceeding or Action, (ii) waives any objection it may now or hereafter have to personal jurisdiction, venue or to convenience of forum, (iii) agrees that all claims in respect of the proceeding or Action shall be heard and determined only in any such court, and (iv) agrees not to bring any proceeding or Action arising out of or relating to this Agreement or the transactions contemplated hereby in any other court. Nothing herein contained shall be deemed to affect the right of any party to serve process in any manner permitted by Law or to commence Legal Proceedings or otherwise proceed against any other party in any other jurisdiction, in each case, to enforce judgments obtained in any Action, suit or proceeding brought pursuant to this Section 11.14.

(b)       EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY, UNCONDITIONALLY AND VOLUNTARILY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY ACTION, SUIT OR PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.15. Enforcement. The parties hereto agree that irreparable damage could occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to specific enforcement of the terms and provisions of this Agreement, in addition to any other remedy to which any party is entitled at law or in equity. In the event that any Action shall be brought in equity to enforce the provisions of this Agreement, no party shall allege, and each party hereby waives the defense, that there is an adequate remedy at law, and each party agrees to waive any requirement for the securing or posting of any bond in connection therewith.

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Section 11.16. Non-Recourse. Except in the case of claims against a Person in respect of such Person’s actual fraud:

(a)       Solely with respect to the Company, Acquiror and Merger Sub, this Agreement may only be enforced against, and any claim or cause of action based upon, arising out of, or related to this Agreement or the transactions contemplated hereby may only be brought against, the Company, Acquiror and Merger Sub as named parties hereto; and

(b)       except to the extent a party hereto (and then only to the extent of the specific obligations undertaken by such party hereto), (i) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of the Company, Acquiror or Merger Sub and (ii) no past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney, advisor or representative or Affiliate of any of the foregoing shall have any liability (whether in Contract, tort, equity or otherwise) for any one or more of the representations, warranties, covenants, agreements or other obligations or liabilities of any one or more of the Company, Acquiror or Merger Sub under this Agreement for any claim based on, arising out of, or related to this Agreement or the transactions contemplated hereby.

Section 11.17. Non-Survival of Representations, Warranties and Covenants. Except (x) as otherwise contemplated by Section 10.2, or (y) in the case of claims against a Person in respect of such Person’s actual fraud, none of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and shall terminate and expire upon the occurrence of the Second Effective Time (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article XI.

Section 11.18. Legal Representation.

(a)       Acquiror hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Orrick Waiving Parties”), that Orrick, Herrington & Sutcliffe LLP (“Orrick”) may represent the stockholders or holders of other equity interests of the Company or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Orrick WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Company and its Subsidiaries or other Orrick Waiving Parties, and each of Acquiror and the Company on behalf of itself and the Orrick Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Orrick’s prior representation of the Company, its Subsidiaries or of the Orrick Waiving Parties. Acquiror and the Company, for itself and the Orrick Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Company and its Subsidiaries or any member of the Orrick WP Group and Orrick, made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Mergers, and instead survive, remain with and are controlled by the Orrick WP Group (the “Orrick Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Orrick Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Orrick Privileged Communications, by virtue of the Mergers.

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(b)       Each of Acquiror and the Company hereby agrees on behalf of its directors, members, partners, officers, employees and Affiliates and each of their respective successors and assigns (including after the Closing, the Surviving Corporation) (all such parties, the “Skadden Waiving Parties”), that Skadden, Arps, Slate, Meagher & Flom LLP (“Skadden”) may represent the stockholders or holders of other equity interests of the Sponsor or of Acquiror or any of their respective directors, members, partners, officers, employees or Affiliates (other than the Surviving Corporation) (collectively, the “Skadden WP Group”), in each case, solely in connection with any Action or obligation arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby, notwithstanding its prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Skadden Waiving Parties. Each of Acquiror and the Company, on behalf of itself and the Skadden Waiving Parties, hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest, breach of duty or any other objection arising from or relating to Skadden’s prior representation of the Sponsor, Acquiror and its Subsidiaries, or other Skadden Waiving Parties. Each of Acquiror and the Company, for itself and the Skadden Waiving Parties, hereby further irrevocably acknowledges and agrees that all privileged communications, written or oral, between the Sponsor, Acquiror, or its Subsidiaries, or any other member of the Skadden WP Group, on the one hand, and Skadden, on the other hand, made prior to the Closing, in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute or Action arising out of or relating to, this Agreement, any Ancillary Agreements or the transactions contemplated hereby or thereby, or any matter relating to any of the foregoing, are privileged communications that do not pass to the Surviving Corporation notwithstanding the Mergers, and instead survive, remain with and are controlled by the Skadden WP Group (the “Skadden Privileged Communications”), without any waiver thereof. Acquiror and the Company, together with any of their respective Affiliates, Subsidiaries, successors or assigns, agree that no Person may use or rely on any of the Skadden Privileged Communications, whether located in the records or email server of the Surviving Corporation and its Subsidiaries, in any Action against or involving any of the parties after the Closing, and Acquiror and the Company agree not to assert that any privilege has been waived as to the Skadden Privileged Communications, by virtue of the Mergers.

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IN WITNESS WHEREOF the parties have hereunto caused this Agreement to be duly executed as of the date first above written.

SOCIAL CAPITAL HEDOSOPHIA HOLDINGS CORP. III

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

ASCLEPIUS MERGER SUB INC.

By:	/s/ Chamath Palihapitiya
Name: Chamath Palihapitiya
Title: Chief Executive Officer

CLOVER HEALTH INVESTMENTS, CORP.

By:	/s/ Vivek Garipalli
Name: Vivek Garipalli
Title: Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

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